Exhibit 10.2

Execution Version

Transaction Support Agreement

by and among

Art Holding GmbH,

Aroosh Thillainathan,

and

Rumble Inc.

Dated as of November 10, 2025

i

Schedules and Exhibits

Schedule A	Definitions and Terms
Exhibit A	Tether Purchase Agreement
Exhibit B	Apeiron Purchase Agreement
Exhibit C	Peak Mining Purchase Agreement
Exhibit D	Business Combination Agreement
Exhibit E	Form of Written Consent

Disclosure Letters

Sellers’ Disclosure Letter
Purchaser’s Disclosure Letter

TRANSACTION SUPPORT AGREEMENT

This TRANSACTION SUPPORT AGREEMENT, dated as of November 10, 2025 (this “Agreement”), is made by and among, ART Holding GmbH, Switzerland (“ART Holding”), and Aroosh Thillainathan, the sole owner of ART Holding (“Thillainathan and, together with ART Holding, collectively, the “Sellers”), and Rumble Inc., a corporation incorporated under the laws of the State of Delaware (“Purchaser”).

RECITALS

WHEREAS, Northern Data AG is a German stock corporation (Aktiengesellschaft) with its registered seat at An der Welle 3, 60322 Frankfurt am Main, Germany, registered with the commercial register of the local court (Amtsgericht) of Frankfurt am Main, Germany, under HRB 106465 (“Parent”), and has an outstanding share capital of EUR 64,196,677.00 comprising 64,196,677 no par-value bearer shares, each with a nominal amount of EUR 1.00 (the “Shares”). The Shares are securitized in one or more permanent global certificate(s) (Dauerglobalurkunde(n)) held in collective safe custody (Girosammelverwahrung) at Clearstream Banking Aktiengesellschaft, Frankfurt am Main, Germany (“Clearstream”);

WHEREAS, as of the date hereof, the Sellers own 744,150 Shares. Sellers’ ownership of the Shares is recorded as co-ownership in fractions (Miteigentum nach Bruchteilen) in the permanent global share certificate(s);

WHEREAS, concurrent with the execution of this Agreement, Purchaser has entered into (i) that certain Transaction Support Agreement, dated as of the date hereof, by and between Tether Investments, S.A. de C.V., a Salvadoran Sociedad Anónima de Capital Variable (“Tether”), and Purchaser in the form attached hereto as Exhibit A (as may be amended in accordance with the terms thereof and hereof, the “Tether Purchase Agreement”), pursuant to which, subject to the terms and conditions set forth therein, at the closing of the transactions contemplated thereby, Purchaser will acquire 41,887,766 Shares from Tether in exchange for the consideration set forth therein and (ii) that certain Transaction Support Agreement, dated as of the date hereof, by and between Apeiron Investment Group Ltd., Malta (“Apeiron”), and Purchaser in the form attached hereto as Exhibit B (as may be amended in accordance with the terms thereof and hereof, the “Apeiron Purchase Agreement”), pursuant to which, subject to the terms and conditions set forth therein, at the closing of the transactions contemplated thereby, Purchaser will acquire 2,246,399 Shares from Apeiron in exchange for the consideration set forth therein;

WHEREAS, on November 3, 2025, Parent sold its Bitcoin mining business (the “Peak Mining Business”) pursuant to that certain merger and equity purchase agreement, dated as of November 3, 2025, by and among Highland Group Mining Inc., a British Virgin Islands business company (“Buyer Parent”), Appalachian Energy LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Buyer Parent (“Merger Sub”), 2750418 Alberta ULC, an Alberta unlimited liability corporation, (“CA Buyer”, and together with Buyer Parent, “Buyers”), Northern Data US, Inc., a Delaware corporation (“ND US”) and Parent, attached hereto as Exhibit C (the “Peak Mining Purchase Agreement”), pursuant to which (i) CA Buyer purchased certain Canadian subsidiaries of Parent and (ii) Merger Sub merged with and into ND US whereupon the separate corporate existence of Merger Sub ceased and ND US continued as the surviving corporation with US Buyer as the sole shareholder, as set forth in the Peak Mining Purchase Agreement in exchange for the consideration set forth therein;

WHEREAS, concurrent with the execution of this Agreement, Purchaser has entered into that certain Business Combination Agreement, dated as of the date hereof, by and between Parent and Purchaser in the form attached hereto as Exhibit D (as may be amended in accordance with the terms thereof and hereof, the “Business Combination Agreement”), pursuant to which, subject to the terms and conditions set forth therein, Purchaser will launch a tender offer to acquire all outstanding Shares (the “Tender Offer”) other than those Shares to be purchased pursuant to the terms of this Agreement, the Tether Purchase Agreement and the Apeiron Purchase Agreement and/or any other Shares that Purchaser may acquire from other shareholders outside the Tender Offer;

WHEREAS, on the terms and subject to the conditions set forth herein, the Sellers desire to sell to Purchaser, and Purchaser desires to purchase from the Sellers, all of the Shares owned by the Sellers as of immediately prior to the Closing, which, for the avoidance of doubt, shall include the 744,150 Shares owned by the Sellers as of the date hereof (collectively, the “Sold Shares”) and the Parties desire that such Shares shall be transferred at the Closing; and

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Article I.
DEFINITIONS AND TERMS

Section 1.1 Certain Definitions. Capitalized terms used in this Agreement shall have the meanings set forth on Schedule A.

Article II.
SALE AND PURCHASE OF THE SOLD SHARES

Section 2.1 Sale and Purchase of the Sold Shares.

(a) On the terms and subject to the conditions set forth herein, the Sellers hereby sell to Purchaser, and Purchaser hereby accepts such sale and purchases from the Sellers, the Sold Shares.

(b) The Sold Shares are sold to Purchaser with economic effect as of the Closing Date, with all rights and obligations pertaining thereto, including the right to receive dividends for any fiscal year of the Parent that is not yet completed on the Closing Date as well as for previous financial years of the Parent to the extent such dividends are not yet distributed prior to or on the date hereof. To the extent the Parent pays any dividends or makes any other distributions between the date hereof and Closing, the Sellers shall pass on such dividends to Purchaser for no additional compensation at the Closing.

Section 2.2 Transfer of the Sold Shares. At the Closing, the Sellers shall deliver the Sold Shares to Purchaser as set forth in Section 4.2.

Section 2.3 Consideration. The consideration payable by Purchaser for each Sold Share sold hereunder shall be a number of Purchaser Common Shares equal to the Offer Ratio (the total number of Purchaser Common Shares issued hereunder, being the “Rumble Share Consideration”); provided that Purchaser shall be entitled to withhold the entire Holdback Rumble Share Consideration from the Rumble Share Consideration issued to the Sellers on the Closing Date, as contemplated by Section 4.3.

Section 2.4 Rumble Share Consideration.

(a) By reason of a specific exemption from the registration provisions of the Securities Act, the Sellers understand that the Rumble Share Consideration has not been, and prior to the Closing will not be, registered under the Securities Act. The Sellers understand that the Rumble Share Consideration will consist of “restricted securities” under applicable U.S. federal and state securities Laws and that, pursuant to these Laws, the Sellers may dispose of the Rumble Share Consideration only pursuant to an effective registration statement with the Securities and Exchange Commission and in compliance with applicable requirements of state authorities, or an exemption from such registration and requirements. The Sellers acknowledge that Purchaser has no obligation to register or qualify the Rumble Share Consideration.

(b) Any certificate(s) representing the Rumble Share Consideration will be imprinted, and any Rumble Share Consideration issued in non-certificated book-entry form will have a notation in Purchaser’s stock ledger and other appropriate books and records, with a legend in substantially the following form (in the case of Rumble Share Consideration issued in non-certificated book-entry form, reflecting conforming changes consistent with the non-certificated book-entry form):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A PRIVATE PLACEMENT, WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER THE ACT COVERING SUCH SALE, ASSIGNMENT OR TRANSFER OR AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE ISSUER, THAT REGISTRATION UNDER THE ACT IS NOT REQUIRED.”

(c) Notwithstanding anything to the contrary set forth in this Agreement, if, between the date hereof and the earlier of the Closing and the termination of this Agreement in accordance with its terms, the issued and outstanding Purchaser Common Shares or securities convertible or exchangeable into or exercisable for Purchaser Common Shares, as applicable, shall have been changed into a different number of shares or a different class (including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or stock dividend thereon with a record date during such period or otherwise, then the Rumble Share Consideration shall be appropriately adjusted; provided, however, that nothing in this Section 2.4(c) shall be construed to permit Purchaser or any other Person to take any action to the extent such action is limited or prohibited by the terms and conditions of this Agreement.

Section 2.5 Cash Payment. If a Cash Consideration Amount (as defined in the Business Combination Agreement) is to be paid to shareholders of the Parent who have accepted the Tender Offer pursuant to Section 3.8 of the Business Combination Agreement, the Purchaser shall make a corresponding cash payment per Sold Share to the Seller. Such cash payment shall be due and payable at Closing.

Article III.
CONDITIONS TO CLOSING

Section 3.1 Conditions to Closing. The obligations of each of the Parties to consummate (vollziehen) the transactions contemplated by this Agreement are subject to the satisfaction (or valid written waiver) of each of the following conditions to Closing (Vollzugsbedingungen):

(a) No Prohibition. There shall be no Government Order or other Law in any jurisdiction in which either the Purchaser, the Sellers or Parent has material business operations in effect enjoining, restraining, or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement.

(b) Exchange Authorization. The Rumble Share Consideration to be issued pursuant to this Agreement shall be duly authorized for listing by NASDAQ, subject to official notice of issuance, to the extent required by the rules of NASDAQ.

(c) Tender Offer. All Offer Conditions shall have been satisfied or waived on the date the Acceptance Period expires.

(d) Written Consent. Purchaser shall have delivered to the Sellers a true and correct copy of the Written Consent in accordance with the terms of this Agreement.

(e) Ownership of Shares. The Sold Shares are owned of record and beneficially by the Sellers, free and clear of all Encumbrances (except for any restrictions on transfer arising under applicable securities Law, the applicable Constituent Documents and any restrictions arising pursuant to the Transaction Documents).

Section 3.2 Waiver of Conditions to Closing.

(a) The Sellers may in their sole discretion decide to waive the condition to Closing pursuant to Section 3.1(b) in writing in full or in part, and, as a result thereof, such conditions shall be waived.

(b) Purchaser may in its sole discretion decide to waive the condition to Closing pursuant to Section 3.1(e) in writing in full or in part, and, as a result thereof, such condition shall be waived.

(c) All other conditions to Closing may only be waived by mutual written agreement in full or in part.

Article IV.
CLOSING

Section 4.1 Closing Time. The transfer of the Sold Shares against provision of the Rumble Share Consideration contemplated hereby (the “Closing”) will take place electronically through the exchange of documents via e-mail or facsimile, at 9:00 a.m., New York City time, on the Business Day immediately preceding the anticipated closing date of the Tender Offer, provided that the last of the conditions set forth in Section 3.1 has been satisfied or waived prior to such date, or on such other date or at such other time and place as the Sellers and Purchaser may mutually agree in writing.

Section 4.2 Closing Actions.

(a) At the Closing, the Parties shall take the following actions (“Closing Actions”) in the order set forth below:

(i) The Sellers shall deliver to Purchaser a customary bring-down certificate, dated the Closing Date and signed by Thillainathan and a duly authorized officer of ART Holding, in which each Seller declares whether it has (after the date hereof) become aware of any breaches of the representations and warranties of the Sellers that are given as of the date hereof and the Closing Date, and without personal liability of the persons signing/delivering such certificate (the “Bring-Down Certificate”). Purchaser acknowledges and agrees that the Bring-Down Certificate will only be given to Knowledge of each Seller. To the extent any facts, matters or circumstances are disclosed in the Bring-Down Certificate, each Seller shall not be liable for any representations and warranties being untrue as a result of such disclosure of facts, matters or circumstances. This shall not affect each Seller’s liability for any breaches of representations and warranties given as of the date hereof;

(ii) Purchaser shall deliver to Thillainathan evidence of the issuance of Purchaser Common Shares equal to the Rumble Share Consideration (less the Holdback Rumble Share Consideration) in Direct Registration System (DRS) non-certificated book-entry form by Purchaser’s transfer agent and registered in the name of Thillainathan, in form and substance reasonably satisfactory;

(iii) Purchaser shall deliver to the Sellers a certificate, dated the Closing Date and duly executed by the Secretary of Purchaser (or a comparable officer of Purchaser), in form and substance reasonably satisfactory to the Sellers, as to: (A) the certificate of incorporation of Purchaser, certified as of a recent date by the Secretary of State of the State of Delaware, and that there have been no amendments to the certificate of incorporation of Purchaser since such certification; and (B) the bylaws of Purchaser in effect as of the Closing Date; and

(iv) The Sellers shall deliver to Purchaser copies of duly executed irrevocable instructions of the Sellers to the Seller Custodian Banks to transfer the Sold Shares to the securities account of Purchaser Custodian Bank via Clearstream.

(b) The Closing Actions may only be waived by mutual written agreement of the Parties.

(c) After all Closing Actions have been taken or duly waived, the Parties shall confirm in a written document that (i) if true, all conditions to Closing pursuant to Section 3.1 have been duly fulfilled or waived, (ii) all Closing Actions have been duly taken or waived, and (iii) Closing has occurred (“Closing Protocol”). The execution of the Closing Protocol shall not limit or prejudice the rights of a Party under this Agreement or Law.

Section 4.3 Holdback Rumble Share Consideration. Without limitation to the rights and remedies of Purchaser, Purchaser shall have the right, upon compliance with the procedures and other requirements set forth in this Article IV to satisfy the amount of any Damages that the Sellers are obligated to indemnify Purchaser for pursuant to Section 11.2 by deducting from the Holdback Rumble Share Consideration a number of Purchaser Common Shares equal in value (based on the Purchaser Common Stock Price) to such Damages; provided, however, that the Sellers may, at their sole discretion, elect to satisfy the amount of any Damages in cash rather than a deduction from the Holdback Rumble Share Consideration pursuant to this Section 4.3. In the event any Purchaser Common Shares have not been deducted from the Holdback Rumble Share Consideration (if any) on or prior to the later of (i) the Holdback Release Date and (ii) the resolution of all claims made by the Purchaser in accordance with the notice provisions of Section 11.6 prior to the Holdback Release Date that remain pending as of such date, then Purchaser shall promptly issue and release to the Sellers such remaining Holdback Rumble Share Consideration and deliver to the Sellers evidence of such issuance in DRS non-certificated book-entry form by Purchaser’s transfer agent and registered in the name of Thillainathan, in form and substance reasonably satisfactory to Thillainathan; provided, however, on the Holdback Release Date, Purchaser shall promptly issue and release to Thillainathan such portion of the Holdback Rumble Share Consideration that is not subject to any pending indemnification claim made on or prior to the Holdback Release Date.

Article V.
REPRESENTATIONS AND WARRANTIES OF the SELLERs WITH RESPECT TO the SELLERs

The Sellers hereby jointly and severally represent and warrant to Purchaser in the form of an independent guarantee (selbstständiges Garantieversprechen) pursuant to Section 311 para. 1 BGB and irrespective of fault that the following statements are true and correct as of the date hereof and as of the Closing Date (except to the extent any such representation and warranty is expressly made as of a specific date, in which case each Seller hereby makes to Purchaser such representation and warranty only as of such date), provided that for the avoidance of doubt, Parent and its Subsidiaries shall not be considered Affiliates of any Seller for purposes of this Agreement:

Section 5.1 Organization, Authorization, Enforceability, Non-Contravention.

(a) Organization. ART Holding is a limited liability company under Swiss law, in each case, such entities are duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and have all corporate powers and all Permits necessary to enable it to use its legal or other business name, to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as presently conducted.

(b) Authorization. The execution, delivery and performance by each Seller of this Agreement, and the execution, delivery and performance by each Seller and its Affiliates of each other Transaction Document to which a Seller or any of such Affiliates is a party, and the consummation by each Seller and such Affiliates of the transactions contemplated hereby and thereby, are within the corporate or other organizational powers of each of Seller and such Affiliates and have been duly and validly authorized by all necessary corporate action. This Agreement and each other Transaction Document to which a Seller or any such Affiliate is a party constitutes a valid and binding agreement of a Seller or such Affiliate, as applicable, enforceable against a Seller or such Affiliate in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(c) Non-Contravention. The execution, delivery and performance by each Seller of this Agreement, and the execution, delivery and performance by each Seller and its Affiliates of each other Transaction Document to which a Seller or any such Affiliate is a party, and the consummation by a Seller and such Affiliates of the transactions contemplated hereby and thereby, do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of a Seller or its Affiliates, (ii) contravene, conflict with or result in a violation or breach of any provision of any applicable Law, (iii) require any consent or other action by any Person under, constitute a default (or constitute an event that, with or without notice or lapse of time or both, would constitute a default) under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which a Seller or any of its Affiliates is entitled under any provision of any Contract binding upon, or any Permit of, a Seller or any of its Affiliates (or any Contract to which any of their respective assets is subject) or (iv) result in the creation or imposition of any Encumbrance on any asset of a Seller or any of its Affiliates (including the Sold Shares), with only such exceptions, in the case of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

(d) Not Fraudulent Conveyance. No Seller is entering into this Agreement or the other Transaction Documents to which it is a party or consummating the transactions contemplated hereby or thereby with the intent to hinder, delay or defraud any creditor. The consideration received by the Sellers in connection with the transactions contemplated by this Agreement and the other Transaction Documents to which they are a party constitutes reasonably equivalent value and fair consideration for the securities or other assets being transferred. The Sellers transferring securities pursuant to this Agreement or the other Transaction Documents are Solvent as of the Closing Date and will not be rendered insolvent as a result of the transactions contemplated by this Agreement or the other Transaction Documents. No transfer of securities or other assets pursuant to this Agreement or any of the other Transaction Documents to which a Seller is a party is or may be subject to avoidance under any applicable Laws relating to fraudulent transfers, fraudulent conveyance and similar doctrines, whether under state or federal Law.

Section 5.2 Governmental Authorization. Except as set forth on Section 6.7 of Sellers’ Disclosure Letter, the execution, delivery and performance by the Sellers of this Agreement, and the execution, delivery and performance by the Sellers and their Affiliates (except, for the avoidance of doubt, Parent) of each other Transaction Document to which a Seller or any of such Affiliates (except, for the avoidance of doubt, Parent) is a party, and the consummation by a Seller and such Affiliates of the transactions contemplated hereby and thereby, require no action by or in respect of, or filing with, any Government Authority, other than (i) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other U.S. state or federal securities Laws or AktG, any (ii) such actions and filings specifically contemplated under this Agreement or any other Transaction Document, and (iii) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

Section 5.3 Title to Sold Shares. As of the date hereof, the Sellers own and have good and valid title to 744,150 Shares, in each case, free and clear of any Encumbrances (except for any restrictions on transfer arising under applicable securities Law, the applicable Constituent Documents and any restrictions arising pursuant to the Transaction Documents). As of the Closing, the Sellers will own and have good and valid title to all the Sold Shares, in each case, free and clear of any Encumbrances (except for any restrictions on transfer arising under applicable securities Law, the applicable Constituent Documents and any restrictions arising pursuant to the Transaction Documents). Upon the consummation of the transactions contemplated hereby, good and valid title to all the Sold Shares will pass to Purchaser free and clear of any Encumbrances (except for any restrictions on transfer arising under applicable securities Law, the applicable Constituent Documents and any restrictions arising pursuant to the Transaction Documents). There are no outstanding options, warrants, rights of conversion, pledges, exchange or purchase or any similar rights under which a Seller is or may become obligated to sell, or giving any Person a right to acquire, or in any way dispose of, the Sold Shares.

Section 5.4 Litigation or Government Order. There is no Action pending or threatened in writing against any Seller, any of their Affiliates or Subsidiaries, any of their respective assets or properties, any of their respective present or former officers, directors or employees in their capacities as such, or any Person for whom a Seller or any of their respective Affiliates or Subsidiaries may be liable before (or, in the case of threatened Actions, would be before) or by any Government Authority or arbitrator that, assuming such Actions were determined or resolved adversely in accordance with the opposing party’s demands, would reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect. No Seller is a party to or subject to the provisions of any Government Order that has or would reasonably be expected to, individually or in the aggregate, (i) materially and adversely affect the legality, validity or enforceability of this Agreement or any other Transaction Document to which a Seller is a party, (ii) prevent or materially impair the ability of a Seller to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which a Seller is a party or (iii) have a Seller Material Adverse Effect.

Section 5.5 Securities Law Compliance. Each Seller is financially sophisticated and is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act. Each Seller understands that the Rumble Share Consideration has not been registered under the securities laws of any jurisdiction, including the Securities Act, and may only be transferred pursuant to registration or an applicable exemption under all applicable Laws. Pursuant to this Agreement, each Seller is acquiring the Rumble Share Consideration for its own account, for the purpose of investment only and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable Law. No Seller has, directly or indirectly, offered the Rumble Share Consideration to anyone or solicited any offer to buy the Rumble Share Consideration from anyone, in each case that would have the effect of bringing to such offer and sale of the Rumble Share Consideration by a Seller within the registration requirements of the Securities Act or the securities Laws of any other jurisdiction.

Section 5.6 Stock Ownership. As of the date hereof, no Seller owns, beneficially or legally, any Purchaser Common Shares (or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, any Purchaser Common Shares).

Section 5.7 Independent Investment Decision. Each Seller has independently evaluated the merits of its decision to acquire the Rumble Share Consideration pursuant hereto. Each Seller understands that nothing in this Agreement or any other materials presented by or on behalf of Purchaser to the Sellers in connection with the acquisition of the Rumble Share Consideration constitutes legal, tax or investment advice. Each Seller has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its acquisition of the Rumble Share Consideration.

Section 5.8 AML. Since the January 1, 2022, no Seller or its Representatives (acting in their capacities as such) have violated or taken any act in furtherance of violating Anti Money Laundering Laws. No Seller or any of its Representatives (acting in their capacities as such) is involved in any Action, or have since January 1, 2022 received a written request for information or any other form of communication from any Government Authority, had any judgments imposed (or threatened to be imposed) upon a Seller by or before a Government Authority, or made a voluntary or involuntary disclosure to a Government Authority in connection with any actual or alleged violation of any Anti-Money Laundering Laws. Each Seller is in compliance with all applicable Anti-Money Laundering Laws and maintains policies and procedures reasonably designed to ensure compliance therewith.

Article VI.
REPRESENTATIONS AND WARRANTIES OF Each SELLER WITH RESPECT TO PARENT

Each Seller hereby jointly and severally represents and warrants to Purchaser in the form of an independent guarantee (selbstständiges Garantieversprechen) pursuant to Section 311 para. 1 BGB and irrespective of fault that except as set forth in Sellers’ Disclosure Letter, the following statements are true and correct, as of the date hereof and as of the Closing Date (except to the extent any such representation and warranty is expressly made as of a specific date, in which case the Sellers hereby make to Purchaser such representation and warranty only as of such date):

Section 6.1 Organization, Authorization, Enforceability, Non-Contravention.

(a) Organization. Parent is a German stock corporation (Aktiengesellschaft) duly incorporated, and validly under the Laws of Germany and has the requisite corporate power and authority to conduct its business as presently conducted. Each Transferred Subsidiary is duly incorporated or formed, and validly existing, and in good standing under the Laws of the state or country of incorporation to the extent such concept exists in the relevant jurisdiction, and has the requisite corporate power and authority to conduct its business as presently conducted. Section 6.1(a) of Sellers’ Disclosure Letter, as of the date hereof, sets forth for Parent and each Transferred Subsidiary the jurisdiction of incorporation. True and complete copies of the Constituent Documents of Parent and all Transferred Subsidiaries have been made available in the Virtual Data Room. Neither Parent nor any of the Transferred Subsidiaries has taken any action that is inconsistent in any material respect with any resolution adopted by its respective equityholders, supervisory board, management board (or other similar governing body) or any committee of its supervisory board (or other similar governing body).

(b) Management. Section 6.1(b) of Sellers’ Disclosure Letter, as of the date hereof, sets forth a true and complete list of all members of the management board (Vorstand) and supervisory board (Aufsichtsrat) of Parent. All members of the management board or supervisory board or managing directors (Geschäftsführer) (or equivalents thereof) of Parent and the Transferred Subsidiaries have been duly elected or appointed and since January 1, 2022, all former members of the management board or supervisory board or managing directors (Geschäftsführer) (or equivalent thereof) of each of Parent and the Transferred Subsidiaries have been duly dismissed or removed, except as would not reasonably be expected to have a Parent Material Adverse Effect.

(c) Corporate Authorization. Parent and each of the Transferred Subsidiaries have the requisite corporate or other organizational power and authority to execute and deliver the Transaction Documents to which they are a party and each certificate and other instrument required to be executed and delivered by Parent or each such Transferred Subsidiary pursuant thereto and to perform their obligations thereunder, and to consummate the transactions contemplated thereby. The execution, delivery and performance of the Transaction Documents to which they are a party, and the consummation of the transactions contemplated thereby, by Parent and each Transferred Subsidiary have been duly and validly authorized by all necessary corporate action on the part of Parent and the Transferred Subsidiaries.

(d) Binding Effect. The Transaction Documents to which they are a party have been duly executed and delivered by Parent and each Transferred Subsidiary. Each Transaction Document to which they are a party is a legal, valid and binding obligation of Parent and each Transferred Subsidiary enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(e) Non-Contravention. The execution, delivery and performance of the Transaction Documents to which Parent and the Transferred Subsidiaries are a party, and the consummation of the transactions contemplated thereby, do not (i) violate or conflict with any provision of the Constituent Documents of Parent and the Transferred Subsidiaries, (ii) violate or conflict with any Law, Government Order or Permit applicable to Parent or any of the Transferred Subsidiaries or by which any property or asset of Parent or such Subsidiary is bound, except in case of clause (ii) of this Section 6.1(e), for any such conflicts, violations, breaches, defaults, terminations, modifications, losses, diminutions of rights, accelerations, cancellations or creations that would not reasonably be expected to have a Parent Material Adverse Effect.

(f) Insolvency. No insolvency or similar proceedings have been, or have been threatened to be, opened or applied for regarding the assets of Parent, and there are no circumstances which would require the opening of or application for such proceedings. Parent is neither illiquid (zahlungsunfähig) nor over-indebted (überschuldet).

Section 6.2 Capital Structure; Subsidiaries.

(a) As of the date hereof, the outstanding share capital of Parent amounts to EUR 64,196,677.00 and is divided into 64,196,677 no-par value bearer shares, each with a nominal amount of EUR 1.00. Other than such outstanding shares and the Options pursuant to Section 6.2(e), there are no shares or other equity securities of Parent or securities convertible or exchangeable into such shares issued, reserved for issuance or outstanding. The Sold Shares have been duly authorized and validly issued, are fully paid and non-assessable and were not issued in violation of any preemptive or other similar rights.

(b) Other than the Options, (i) Parent has not granted any preemptive rights or authorized, issued or outstanding options, warrants, rights of conversion, exchange or purchase, stock appreciation rights or other rights, obligations, agreements, arrangements or commitments of any kind relating to, obligating Parent to issue or to sell, convertible or exchangeable into or exercisable for, valued by reference to or giving any Person a right to subscribe for or acquire any Equity Interests of Parent or other securities of Parent, (ii) there are no contractual obligations of Parent to repurchase, redeem or otherwise acquire any Equity Interests of Parent and (iii) there are no Contracts (except for the Business Combination Agreement) to which the Parent is a party or by which Parent is bound with respect to the issuance, voting, sale or transfer of its Equity Interests. There are no accrued and unpaid dividends or distributions with respect to any Equity Interests of Parent.

(c) Section 6.2(c) of Sellers’ Disclosure Letter sets forth the jurisdiction of organization and issued and outstanding Equity Interests of the Transferred Subsidiaries. Parent directly or indirectly owns and has good and valid title to all the issued and outstanding Equity Interests of the Transferred Subsidiaries, free and clear of any Encumbrances (except for any restrictions on transfer arising under applicable securities Law, the applicable Constituent Documents and any restrictions arising pursuant to the Transaction Documents). The issued and outstanding Equity Interests of the Transferred Subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable and were not issued in violation of any preemptive or other similar right. There are no preemptive rights or authorized, issued or outstanding options, warrants, rights of conversion, exchange or purchase, profits interests or other rights, obligations, agreements, arrangements or commitments of any kind relating to, obligating the Transferred Subsidiaries to issue or to sell, convertible or exchangeable into or exercisable for, valued by reference to or giving any Person a right to subscribe for or acquire any Equity Interests of the Transferred Subsidiaries. There are no contractual obligations of the Transferred Subsidiaries to repurchase, redeem or otherwise acquire any Equity Interests of the Transferred Subsidiaries. Parent is not party to any Contracts relating to the Equity Interests of the Transferred Subsidiaries (except for this Agreement), including with respect to the issuance, voting, sale or transfer of the Equity Interests of the Transferred Subsidiaries.

(d) Except as set forth on Section 6.2(d) of Sellers’ Disclosure Letter, there are no Equity Interests or joint venture interests in any Person (other than the Transferred Subsidiaries) owned, directly or indirectly, by Parent or the Transferred Subsidiaries. There are no contractual obligations of Parent or the Transferred Subsidiaries to provide funds to, or make any investment in, any other Person.

(e) Section 6.2(e) of Sellers’ Disclosure Letter sets forth a correct and complete list of each holder of an outstanding Option as of the date hereof, which schedule shows for each such Option, the date such Option was granted, the number of Shares to be issued per Option, the relevant exercise price, the applicable vesting schedule, the current or former employer entity within the Parent Group (if any) of each Option holder and the applicable Equity Plan under which such Option was granted. With respect to each Option, (i) each such grant was duly authorized by all necessary corporate action, (ii) each such grant was made in compliance in all material respects with all applicable Laws (including all applicable securities Laws) and all of the material terms and conditions of the applicable Equity Plan, (iii) no material modifications have been made to any Option following the grant date except for the repricing of certain Options, the effects of which are already reflected in Sellers’ Disclosure Letter, and (iv) each Option has an exercise price that is equal to or greater than the fair market value of the underlying Share on the applicable grant date, or, with respect to any Options that were repriced, on the applicable repricing date. All Options are evidenced by award agreements in a form materially consistent with forms made available in the Virtual Data Room. Except for the Equity Plans, there are no commitments in any offer letter, Contract, Employee Benefit Plan or otherwise that contemplate a grant of, or right to purchase or receive share options, restricted share units, phantom units or other equity of Parent.

Section 6.3 Financial Statements; Controls.

(a) Section 6.3(a) of Sellers’ Disclosure Letter sets forth a true and complete copy of the audited consolidated financial statements of Parent as of and for the fiscal year ended December 31, 2024, together with the notes thereto (the “Audited Financial Statements”). The Audited Financial Statements in all material respects (i) have been prepared in accordance with IFRS applied on a consistent basis (except as indicated therein or in the notes thereto) and (ii) provide, based on IFRS, a true and fair view of the assets and liabilities (Vermögenslage), financial position (Finanzlage), and results of operations (Ertragslage) for Parent and the other entities consolidated therein as of the dates and for the periods to which they relate.

(b) Section 6.3(b) of Sellers’ Disclosure Letter sets forth a true and complete copy of the unaudited consolidated financial statements of Parent (for the avoidance of doubt, such unaudited consolidated financial statements comprise only the four primary statements — statement of financial position, statement of comprehensive income, statement of changes in equity, and statement of cash flows — and do not include notes or other disclosures required by IFRS for a complete set of financial statements) as of and for the six-month period ended June 30, 2025 (the “Latest Balance Sheet Date”) (such financial statements the “Interim Financial Statements”, and the Interim Financial Statements together with the Audited Financial Statements, the “Parent Financial Statements”). The Interim Financial Statements (i) have in all material respects been prepared in accordance with IFRS, and (ii) have been prepared in good faith and do in all material respects not misstate the assets and liabilities (Vermögenslage), financial position (Finanzlage), or results of operations (Ertragslage) for Parent and the other entities consolidated therein as of the dates and for the periods to which they relate.

(c) The Parent Financial Statements have been derived from the accounting systems of Parent and the other entities consolidated therein, and such accounting systems, since the Applicable Date, have been maintained in all material respects in accordance with applicable Law. Since the Applicable Date, Parent and the Transferred Subsidiaries have maintained internal accounting controls that are reasonably necessary to provide reasonable assurance that, in all material respects, (i) transactions are executed in accordance with management’s general or specific authorization, and (ii) transactions are recorded as reasonably necessary to permit preparation of financial statements in conformity with IFRS and to maintain accountability for assets. Since the Applicable Date, there has been no change in any material respect with respect to the accounting policies, principles, methods or practices of Parent and the Transferred Subsidiaries, except as set forth in the Parent Financial Statements and/or required under IFRS.

(d) The books and records of Parent and the Transferred Subsidiaries (i) are true, complete and correct in all material respects, (ii) have been maintained in all material respects in accordance with applicable Law and (iii) in all material respects accurately present and reflect all of the Parent transactions and actions related thereto.

(e) None of the statements pursuant to this Section 6.3 shall be construed or interpreted as an objective guarantee (objektive Bilanzgarantie), and where reference is made to a specific accounting standard, only such accounting standard shall be relevant to determine whether or not and how any facts objectively existing as of the relevant reference date are to be reflected therein, including as regards the question as to whether and as of which time the subjective knowledge of such facts by a relevant person is decisive, and the question whose knowledge is relevant shall also solely be determined by the relevant accounting standard used in the preparation of the Parent Financial Statements.

Section 6.4 No Undisclosed Liabilities; Indebtedness.

(a) Except (i) as set forth on Section 6.4(a) of Sellers’ Disclosure Letter, (ii) as reflected or reserved against in the Parent Financial Statements or disclosed in the notes thereto, (iii) for Liabilities incurred by Parent or the Transferred Subsidiaries since the Latest Balance Sheet Date in the ordinary course of their respective businesses (none of which arises out of, relates to, or results from any breach of contract, tort, violation of Law or infringement), (iv) for SLA Credits due by Parent or the Transferred Subsidiaries as a result of any breach of data centers SLAs in instances where Parent or the Transferred Subsidiaries are providers of data center services to their customers, and (v) for Liabilities expressly contemplated by the Transaction Documents, there are no other Liabilities of Parent or any of the Transferred Subsidiaries.

(b) Except as expressly reflected or expressly reserved against in the Parent Financial Statements or expressly disclosed in the notes thereto, Section 6.4(b) of Sellers’ Disclosure Letter sets forth a true and complete list of each item of Parent Indebtedness with a value exceeding EUR 500,000.00 as of the date hereof. None of Parent or any of the Transferred Subsidiaries has received notice of a default or payments past due with respect to any such Parent Indebtedness, in each case, in any material respect.

Section 6.5 Absence of Changes. Except as (A) contemplated by the Transaction Documents, (B) disclosed in the Parent Financial Statements, or (C) disclosed in Section 6.5 of Sellers’ Disclosure Letter, since the Applicable Date, (i) Parent and the Transferred Subsidiaries have conducted and operated their businesses in the ordinary course in all material respects, (ii) there has not been any change, effect, development, condition, matter, event, fact, circumstance or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and (iii) neither Parent nor any of the Transferred Subsidiaries has:

(a) amended or waived any rights under any provision of its Constituent Documents in any manner;

(b) split, combined or reclassified any Equity Interests;

(c) declared, set aside or paid any dividend, or otherwise made any distribution to the Sellers or any of their respective Affiliates, with respect to any Equity Interests;

(d) issued, sold, pledged, transferred or disposed of, or agreed to issue, sell pledge, transfer or dispose of, any Equity Interests or issued any Equity Interests of any class or issued or become a party to any subscriptions, warrants, rights, options, convertible securities or other agreements or commitments of any character relating to the issued or unissued equity interests of Parent or any of the Transferred Subsidiaries, or granted any stock appreciation or similar rights;

(e) redeemed, purchased or otherwise acquired any outstanding Equity Interests or declared or paid any non-cash dividend or made any other non cash distribution of assets to any Person;

(f) made any material change in its policies with respect to the payment of accounts payable or accrued expenses or the collection of the accounts receivable or other receivables, including any acceleration or deferral of the payment or collection thereof, as applicable, in each case, other than in the ordinary course of business;

(g) made any change in any method of accounting or auditing practice, including any working capital procedures or practices, other than changes required as a result of changes in IFRS or applicable Law;

(h) except in any case as may be required by applicable Law, (A) prepared or filed any income or other material Tax Return inconsistent with past practice, (B) made or changed any Tax election (except in the ordinary course of business), (C) adopted or changed any accounting method relating to Taxes, (D) entered into any closing agreement or requested any ruling or similar guidance relating to Taxes, (E) settled any claim for any material amount of Taxes or assessments relating to Taxes, (F) surrendered any right to claim a refund of any material amount of Taxes paid, (G) consented to any extension or waiver of the limitation period applicable to any claim for any material amount of Taxes or assessments relating to any material amount of Taxes (other than automatic extensions or extensions in the ordinary course of business), or (H) amended any income or other material Tax Return, in each case, if such Tax Return, change, adoption, agreement, settlement, surrender, consent or amendment would reasonably be expected to bind, materially adversely affect or materially increase the liability of Purchaser, Parent, the Transferred Subsidiaries or any of their respective Affiliates;

(i) other than in the ordinary course of business or as required by an Employee Benefit Plan or any obligation under applicable Law or due to an amendment of collective bargaining agreement, works council agreement or other similar labor Contract or as explicitly contemplated hereunder, (A) materially increased the compensation or benefits of any employee or other Parent Service Provider, (B) accelerated the vesting or payment of any compensation or benefits of any Parent Service Provider, (C) entered into, amended or terminated any material Employee Benefit Plan (or any plan, program, agreement or arrangement that would be an Employee Benefit Plan if in effect on the date hereof), (D) made any loan to any present or former Parent Service Provider (other than advancement of expenses in the ordinary course of business consistent with past practices), (E) entered, amended or terminated into any collective bargaining agreement or other agreement with a labor union or labor organization, or (F) commenced any collective redundancy process;

(j) (A) adopted, established, entered into, amended, modified or terminated any collective bargaining agreement, works council agreement or other similar labor Contract, (B) recognized any union, works council, labor organization or other workers’ group as the bargaining representative of any employees, or (C) been the subject of any "relevant transfer" (as defined in the Transfer of Undertakings) Protection of Employment) Regulations 2006 (as amended));

(k) (i) received any written claim of unfair labor practices involving Parent or any Transferred Subsidiary or (ii) given or received any written resignation, termination, or removal of, or commenced disciplinary proceedings in respect of, any managing director (Geschäftsführer) (or equivalent thereof) or other employee with an annual fixed compensation exceeding EUR 300,000.00 of Parent or any Transferred Subsidiary or made any material change in the terms and conditions of the employment of any such Person;

(l) received any written notice of an investigation or other proceeding by a Government Authority directed against Parent or any Transferring Subsidiary (and which is pending as of the date hereof);

(m) sold, licensed, leased, transferred, assigned, abandoned or otherwise disposed of any assets with a value exceeding EUR 100,000.00 (or any portion thereof) or mortgaged, pledged, permitted or imposed any Encumbrance (other than Permitted Encumbrances) upon any such assets (or any portion thereof), in each case, other than in the ordinary course of business;

(n) incurred, assumed or guaranteed any Parent Indebtedness with a value exceeding EUR 500,000.00;

(o) deferred any capital expenditures with a value exceeding EUR 250,000.00;

(p) made any investment or acquisition either by purchase of stock or securities, contributions to capital, property transfers, merger or purchase of all or substantially all of the property or assets of any Person, in each case with a value exceeding EUR 50,000.00;

(q) materially changed the manner in which Parent generally extends discounts or credits to customers, other than in the ordinary course of business;

(r) suffered any extraordinary casualty loss, except for any such casualty loss covered by insurance;

(s) accelerated, terminated, modified or cancelled any Specified Contract;

(t) with the exception of Permitted Encumbrances, committed to or entered into any contract, agreement, or other understanding to sell, transfer, lease, sublease, license, or otherwise dispose of any Owned Real Property;

(u) with the exception of Permitted Encumbrances, committed to or entered into any contract, agreement, or other understanding to amend, cancel, terminate, or modify any Real Property Lease;

(v) with the exception of Permitted Encumbrances, sold, assigned, transferred, granted, pledged, allowed to lapse, abandoned, dedicated to the public domain or otherwise encumbered or disposed of any Intellectual Property;

(w) entered into, amended, modified, waived, released, extended, transferred or terminated any Related Party Contract; or

(x) agreed in writing to do any of the foregoing.

Section 6.6 No Litigation or Government Orders.

(a) Except as set for on Section 6.6 of Sellers’ Disclosure Letter, since the Applicable Date, there has been no Action pending or, to the Knowledge of the Sellers, threatened in writing against Parent or any of the Transferred Subsidiaries with a value in dispute exceeding EUR 150,000.00. There is no Action pending or, to the Knowledge of the Sellers, threatened in writing against Parent or any of the Transferred Subsidiaries or against or applicable to any of the Target Assets that (a) if adversely determined, would reasonably be expected to materially and adversely affect the legality, validity or enforceability of this Agreement or the other Transaction Documents, (b) if adversely determined, would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement or the other Transaction Documents, or (c) if adversely determined, would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) Since the Applicable Date, there have been no unsatisfied or outstanding material Government Orders against or applicable to Parent or any of the Transferred Subsidiaries or against or applicable to any of the Target Assets. None of Parent or the Transferred Subsidiaries is a party to or subject to any Government Order that would, individually or in the aggregate, reasonably be expected to (i) materially and adversely affect the legality, validity or enforceability of this Agreement or the other Transaction Documents or (ii) prevent, materially delay or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement or the other Transaction Documents.

Section 6.7 Governmental and Third-Party Approvals, Consents and Notices. Assuming the truth and accuracy of the representations and warranties of Purchaser set forth in Article VIII, other than with respect to the matters disclosed in Section 6.7 of Sellers’ Disclosure Letter, Parent is not required to (a) obtain any authorization, waiver, consent or approval of, (b) make any filing, report or registration with or (c) give any notice to any Government Authority in connection with or as a condition to the execution, delivery and performance of any of the Transaction Documents or the consummation of the transactions contemplated thereby, except as would not reasonably be expected to have a Parent Material Adverse Effect, or prevent or materially impair the ability of Parent to consummate the transactions contemplated hereby.

Section 6.8 Taxes.

(a) Except as set forth in Section 6.8(a) of Sellers’ Disclosure Letter, all income and other material Tax Returns that are required to be filed under applicable Laws on or before the Closing (taking into account any timely filed automatic extensions of time in which to file) by Parent or the Transferred Subsidiaries have been or will be timely filed on or before the Closing Date, and all such Tax Returns are complete and accurate in all material respects.

(b) Since the Applicable Date, each of Parent and the Transferred Subsidiaries has timely paid all income and other material Taxes.

(c) Except as set forth in Section 6.8(c) of Sellers’ Disclosure Letter, there is no audit, examination, investigation, action, proceeding or assessment pending or proposed or threatened in writing by a Government Authority with respect to material Taxes for which Parent or the Transferred Subsidiaries would be liable.

(d) Since the Applicable Date, all material Taxes which Parent or the Transferred Subsidiaries are required by Law to withhold or to collect for payment have been duly withheld and collected and have been timely paid to the appropriate Government Authority.

(e) Since the Applicable Date, all material deficiencies asserted or assessments made in writing by a Government Authority of Parent or the Transferred Subsidiaries as a result of any audit, examination, investigation, action, proceeding or assessment have been paid in full or otherwise finally resolved.

(f) No agreement, consent or waiver of any statute of limitations or extension of time is in effect with respect to any material Taxes of Parent or the Transferred Subsidiaries (other than automatic extensions of the due date for filing any Tax Return obtained in the ordinary course of business), and no written request covering any such matter is outstanding.

(g) Parent and the Transferred Subsidiaries have not received or requested any Tax rulings from any Government Authority that would apply for any taxable period ending after the Closing Date.

(h) None of Parent or the Transferred Subsidiaries will be required to include or accelerate the recognition of any material item in income, or exclude or defer any material deduction, in each case in any taxable period (or portion thereof) after the Closing, as a result of any change in method of accounting, closing agreement, intercompany transaction, or installment sale, in each case prior to the Closing.

(i) Since the Applicable Date, none of Parent or the Transferred Subsidiaries has been informed in writing by any Government Authority that such Government Authority believes that such Person was required to file any material Tax Return that was not filed, which claim has not been resolved.

(j) Since the Applicable Date, none of Parent nor any of the Transferred Subsidiaries (i) has been a member of any Parent Group other than each Parent Group of which it is presently a member or (ii) has any Liability for Taxes of any Person (other than Parent or the Transferred Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of Tax Law), as a transferee or successor or by Contract (other than commercial agreements that do not primarily relate to Taxes).

(k) There are no Encumbrances for material Taxes (other than Permitted Encumbrances) on any of the Target Assets.

(l) None of Parent or any of the Transferred Subsidiaries has been, in the last two (2) years, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(m) Since the Applicable Date, none of Parent or any of the Transferred Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

Section 6.9 Employee Benefit Plans.

(a) Section 6.9(a) of Sellers’ Disclosure Letter sets forth an accurate and complete list of each material Employee Benefit Plan in effect as of the date hereof. With respect to each such Employee Benefit Plan, Parent has made available in the Virtual Data Room, to the extent applicable, accurate and complete copies of (1) the plan document, including any amendments thereto, (2) a written description of such Employee Benefit Plan if it is not set forth in a written document, (3) the most recent annual reports on IRS Form 5500 (including all schedules and attachments thereto) filed with the U.S. Department of Labor, (4) the most recently prepared financial statements or actuarial report, (5) the most recent summary plan description together with any summaries of all material modifications thereto, (6) the most recent IRS determination or opinion letter, (7) the most recent written results of all required compliance testing, and (8) copies of any material non-routine correspondence with the IRS, U.S. Department of Labor or other Government Authority within the preceding three (3) years. Notwithstanding the foregoing, Section 6.9(a) of Sellers’ Disclosure Letter need not identify any employment or consulting agreement or offer letter that is on substantially the same form as the Company’s standard template(s) made available to Parent in the Virtual Data Room, or which relates to an individual whose base salary or annual consulting fee does not exceed $200,000, or can be terminated at-will upon one hundred and eighty (180) days’ notice or less without cost or liabilities in excess of such notice period, and does not provide for any change of control, retention, or other transaction bonus. Since the Applicable Date, there has been no announcement by Parent or any of the Transferred Subsidiaries relating to any Employee Benefit Plan which would increase materially the expense of maintaining such Employee Benefit Plan above the level of the expense incurred therefore for the most recent fiscal year.

(b) Since the Applicable Date (i) each Employee Benefit Plan has been established, administered and maintained in all material respects in accordance with its terms and is in compliance in all material respects with all applicable Laws, and (ii) none of Parent or any of the Transferred Subsidiaries, or Parent or the Transferred Subsidiaries has engaged in a transaction with respect to any Employee Benefit Plan that would reasonably be expected to subject Parent or the Transferred Subsidiaries to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which could be material. There are no complaints, investigations, claims or disputes in progress, pending or, to the Knowledge of the Sellers, threatened relating to any Employee Benefit Plan, its related assets or trusts, or any fiduciary, administrator or sponsor thereof (other than routine claims for benefits). Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be qualified under Section 401(a) of the Code and nothing has occurred that would adversely affect the qualification or tax exemption of any such Employee Benefit Plan. No stock or other securities issued by Parent or any of the Transferred Subsidiaries forms or has formed any part of the assets of any Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code. No Employee Benefit Plan is presently under audit or examination (nor has written notice been received of a potential audit or examination) by any Government Authority. All material payments required to be made by Parent or any of the Transferred Subsidiaries under, or with respect to, any Employee Benefit Plan (including all contributions, distributions, reimbursements, or premium payments) with respect to all periods prior to the Closing Date have been made on or before their respective due dates or, for any such payments that are not yet due, accrued and reflected in the most recent consolidated balance sheet prior to the date hereof, in each case in accordance with the provisions of each of the Employee Benefit Plans, applicable Law and IFRS. There is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to an Employee Benefit Plan or the imposition of any lien under ERISA or the Code.

(c) No Employee Benefit Plan is, and none of Parent or any of the Transferred Subsidiaries, nor any ERISA Affiliate thereof or any of their respective predecessors, has since January 1, 2024 established, maintained, sponsored, contributed to, or had an obligation to contribute to or any other Liability (whether on account of an ERISA Affiliate or otherwise), or has since January 1, 2024, maintained, sponsored, contributed to, or had an obligation to contribute to or any other Liability, under or with respect to: (i) a plan that is subject to Section 412 or 430 of the Code or Section 302 or Title IV of ERISA or a “defined benefit” plan within the meaning of Section 3(35) of ERISA; (ii) a Multiemployer Plan; (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 210(a) of ERISA; (iv) a multiple employer welfare arrangement (as defined in Section 3(40)(A) of ERISA); or (v) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code. None of Parent, any of the Transferred Subsidiaries or any ERISA Affiliate thereof has withdrawn since January 1, 2024 from any Multiemployer Plan, or incurred any withdrawal liability which remains unsatisfied.

(d) Except as required by Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any other applicable Law, no Employee Benefit Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Parent Service Provider. None of Parent or any of the Transferred Subsidiaries has incurred (whether or not assessed), or is reasonably expected to incur or to be subject to, any Tax or other penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code. None of Parent or any of the Transferred Subsidiaries has any Liability on account of a material violation of the Affordable Care Act.

(e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement either alone or together with another event, will (i) entitle any Parent Service Provider to severance pay, any other payment or benefit, any cancellation of indebtedness or any increase in compensation or benefits (other than as required by Law), (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual, or (iii) result in an obligation to fund or otherwise set aside assets to secure to any extent any of the obligations under any Employee Benefit Plan. No Person is entitled to any gross-up, make-whole, or other additional payment by Parent or any of the Transferred Subsidiaries in respect of any Tax or interest or penalty related thereto under Section 409A of the Code, Section 4999 of the Code, or otherwise.

(f) No amount or benefit paid or payable (whether in cash, in property or in the form of benefits) by Parent or any of the Transferred Subsidiaries in connection with any of the transactions contemplated by this Agreement (either alone or together with another event) will result in, an “excess parachute payment” within the meaning of Section 280G of the Code.

(g) All Employee Benefit Plans subject to the Laws of any jurisdiction outside of the United States or that covers any Parent Service Provider residing or working outside of the United States (each, a “Foreign Benefit Plan”) (i) if they are intended to qualify for special tax treatment, meet all requirements for such treatment and there are no existing circumstances or events that have occurred that would reasonably be expected to affect adversely the special tax treatment with respect to such Foreign Benefit Plan, (ii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, and (iii) if intended or required to be qualified, approved or registered with a Government Authority, is and has been so qualified, approved or registered.

(h) No Foreign Benefit Plan in the UK is a defined benefit pension plan, and none of the Transferred Subsidiaries in the UK has at any time employed a member of, or been associated or connected (as defined in Section 51(3) of the UK Pensions Act 2004) with an employer which employed a member of, an occupational defined benefit pension plan.

(i) No Foreign Benefit Plan of each of the Transferred Subsidiaries in the UK provides retirement benefits which are not “money purchase benefits” as defined in Section 181 of the UK Pension Schemes Act 1993 and each of the Transferred Subsidiaries in the UK: (i) has at all times complied with its auto-enrolment obligations under the UK Pensions Act 2008; (ii) has not at any time employed an employee whose contract of employment transferred to it from another employer under the UK Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006, where this employee has a right to benefits which are not benefits on old age invalidity or death.

Section 6.10 Labor Matters.

(a) Section 6.10(a) of Sellers’ Disclosure Letter sets out an anonymized list of all Parent Service Providers with particulars of the date of commencement of employment, employing entity, location, fixed annual salary, type of contract and all material benefits provided, in each case as of the date hereof.

(b) The Virtual Data Room contains a representative sample of standard terms and conditions of employment used for each grade of employee of Parent and staff handbooks and material employment policies which apply to Parent Service Providers.

(c) Section 6.10(c) of Sellers’ Disclosure Letter contains details of any consultants, workers, independent contractors, freelancers, outworkers, agency workers or persons treated as self-employed or contracted labor as of the date hereof, providing services to Parent for a compensation exceeding EUR 100,000.00 p.a. Copies of their agreements or particulars of their engagement have been placed in the Virtual Data Room.

(d) Since the Applicable Date, none of Parent or the Transferred Subsidiaries is or has been a party to, is or has been bound by, is or has been negotiating or, to the Knowledge of the Sellers, has been asked to negotiate, any labor agreements, works council agreements, union Contracts or collective bargaining agreements. There is not currently, nor has there been since the Applicable Date, any organized effort by any labor union to organize any Parent Service Provider into one or more collective bargaining unions.

(e) None of Parent or the Transferred Subsidiaries is, or since January 1, 2024 has been, a party to any dispute or controversy with a labor union or with respect to unionization or collective bargaining involving any of their current or former Parent Service Provider, including any actual or threatened in writing, strike, lockout, walkout, work stoppage, slowdown, picketing, boycott, or other dispute involving union or other labor organization or with respect to unionization or collective bargaining. Additionally, Parent and the Transferred Subsidiaries have not received a written notice informing them that (i) there are unfair labor practice charges or complaints pending against Parent or any Transferred Subsidiary before any applicable Government Authority relating to any Parent Service Provider; (ii) there are material representation claims or petitions pending before any applicable Government Authority; or (iii) there are material charges with respect to or relating to Parent or any of the Transferred Subsidiaries pending before any applicable Government Authority responsible for the prevention of unlawful employment practices.

(f) Each of Parent and the Transferred Subsidiaries is and has since the Applicable Date been in material compliance with all applicable Laws which relate to labor, employment and employment practices, terms and conditions of employment, wages, hours, overtime, wage payment, payment of holiday pay, classification of employees and other service providers (including independent contractors), record keeping, fair employment practices, workers’ compensation, withholding of Taxes, discrimination in employment, harassment, disability rights or benefits, immigration (including applicable Form I-9 Laws and prevention of illegal working Laws), reasonable accommodations, employee leave issues, unemployment insurance, and occupational safety and health, except as would not be expected to have a Parent Material Adverse Effect.

(g) There is no pending or, to the Knowledge of the Sellers, threatened in writing material claim or litigation against Parent or the Transferred Subsidiaries with respect to allegations of sexual harassment, sexual misconduct or a hostile work environment, and, since January 1, 2024, (i) there have been no reported internal or external complaints accusing any Parent Service Provider of sexual harassment, sexual misconduct or creating a hostile work environment, and since the Applicable Date (ii) there has been no settlement of, or payment arising out of or related to, any litigation with respect to sexual harassment, sexual misconduct or a hostile work environment against Parent or the Transferred Subsidiaries.

(i) Each sponsor license held in the UK which is utilized to sponsor UK employees of Parent or the Transferred Subsidiaries is valid, subsisting and A-rated. In relation to any UK employee who requires a certificate of sponsorship in order to remain and work in the UK, the relevant sponsoring entity has at all relevant times been a licensed sponsor.

Section 6.11 No Violation of Law; Regulatory Matters; Required Licenses and Permits.

(a) Since the Applicable Date, each of Parent or its Subsidiaries has been in compliance in all material respects with (i) all applicable Laws and (ii) all Government Orders against Parent or any of the Transferred Subsidiaries or the Target Assets or their respective businesses, and none of Parent or any of the Transferred Subsidiaries, has received any written notice alleging that Parent or any of the Transferred Subsidiaries is not in compliance in any material respect with any Law or Government Order, in each case except as would not be expected to have a Parent Material Adverse Effect.

(b) Since the Applicable Date, none of Parent or the Transferred Subsidiaries or any of their respective Representatives (acting in their capacities as such) has violated the Anti-Money Laundering Laws in any material respect.

(c) None of Parent or the Transferred Subsidiaries is subject to regulation as a “public utility,” “utility,” “electric utility,” “retail electric provider” or “transmission and distribution utility”.

(d) Other than as set forth in Section 6.11(d) of Sellers’ Disclosure Letter, (i) Parent and the Transferred Subsidiaries and each of their respective Representatives (acting in their capacities as such) are, and have been, since January 1, 2022, in compliance with the Export and Sanctions Regulations in all material respects; (ii) none of Parent or the Transferred Subsidiaries or any of their respective Representatives (acting in their capacities as such) has been, since January 1, 2022 and continuing to the present (A) organized in, operating from or resident in a Sanctioned Country or (B) directly engaged in any dealings or transactions in a Sanctioned Country in violation of applicable Export and Sanctions Regulations, or (C) a Sanctioned Person; (iii) none of Parent or the Transferred Subsidiaries or any of their respective Representatives is or has been a Sanctioned Person; (iv) none of Parent or the Transferred Subsidiaries or any of their respective Representatives (acting in their capacities as such) is involved in any Action, or has since January 1, 2022, received a written request for information or any other form of communication from any Government Authority, or has since January 1, 2022, had any judgments imposed (or threatened to be imposed) upon Parent or any of the Transferred Subsidiaries by or before a Government Authority, in each case in connection with any actual or alleged material violation of any Export and Sanctions Regulations; and (v) the Parent and any of the Transferred Subsidiaries maintain policies and procedures reasonably designed to ensure compliance with and to prevent violations of Export and Sanctions Regulations.

(e) Since January 1, 2022, (i) none of Parent or any of the Transferred Subsidiaries or any of their respective Representatives (acting in their capacities as such) has taken any action, or engaged in any activity, practice or conduct, that would violate the FCPA, the U.K. Bribery Act, or any other applicable Law regarding anti-corruption, (ii) none of Parent or any of the Transferred Subsidiaries or any of their respective Representatives (acting in their capacities as such) has (A) used any corporate funds of Parent or any of the Transferred Subsidiaries for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) authorized, offered, promised or made any unlawful payment to any foreign or domestic governmental officials or (C) paid any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for Parent or any of the Transferred Subsidiaries, in the case of the foregoing clauses (A), (B) and (C) which would or would reasonably be expected to result in a material violation of the FCPA, the U.K. Bribery Act, or any other applicable Laws regarding anti-corruption, (iii) there are no pending or, to the Knowledge of the Sellers, threatened in writing Actions against Parent or any of the Transferred Subsidiaries with respect to the FCPA, the U.K. Bribery Act, or any other applicable Law regarding anti-corruption, nor has Parent nor any of the Transferred Subsidiaries received any written notice, request, or citation of any allegation with regards to a violation or potential violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-corruption Laws, and (iv) Parent and the Transferred Subsidiaries maintain policies and procedures reasonably designed to ensure compliance with and to prevent breaches of the FCPA, the U.K. Bribery Act, and other applicable anti-corruption Laws.

(f) Since the Applicable Date, Parent and the Transferred Subsidiaries have owned, held or possessed all Permits necessary for the conduct of Parent’s and the Transferred Subsidiaries’ businesses as currently conducted and Parent and the Transferred Subsidiaries’ businesses have been conducted in compliance in all material respects with such Permits, except as would not be expected to have a Parent Material Adverse Effect. Since the Applicable Date none of Parent or the Transferred Subsidiaries has received any written notice alleging that Parent or any of the Transferred Subsidiaries are not in compliance in any material respect with any terms or requirements of any Permit or regarding the potential revocation, withdrawal, suspension, cancellation, termination or modification of any Permit.

(g) Parent is and has since January 1, 2024 been in compliance with the Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse (market abuse regulation), as amended, and Parent has not received any written notice alleging that Parent or any of the members of its management board or supervisory board is not in compliance in any material respect therewith.

Section 6.12 Real Property.

(a) Section 6.12(a) of Sellers’ Disclosure Letter, as of the date hereof, sets forth a true and complete list of all real property owned by Parent or the Transferred Subsidiaries (the “Owned Real Property”), all of which are owned by Parent or any of the Transferred Subsidiaries or are expected to be owned by them as of the Closing. The title in the Owned Real Property of Parent and each of the Transferred Subsidiaries is good and valid and free and clear of any Encumbrances, except for Permitted Encumbrances. There are no leases, subleases, licenses, occupancy agreements or other agreements by, through or under Parent or any of the Transferred Subsidiaries granting to any other Person the right of use or occupancy of any Owned Real Property or any portion thereof other than the Data Center Leases. There are no tax reduction proceedings pending (rechtshängig) with respect to all or any portion of the Owned Real Property. No Person other than Parent and the Transferred Subsidiaries is currently in possession of any portion of the US Owned Real Property.

(b) (i) there is no existing material breach or material default by any party under any easements or restrictive covenants affecting any Owned Real Property which material breach or material default has not yet been cured, (ii) neither Parent nor any of the Transferred Subsidiaries has received written notice of any material default under any easements or restrictive covenants affecting the Owned Real Property which material default has not yet been cured, and (iii) there does not exist any condition or event that with the lapse of time or the giving of notice, or both, would constitute such a material breach or material default under any easements or restrictive covenants affecting any Owned Real Property. There are no existing unrecorded (but recordable) deeds, land contracts, leases, rights of first offer, rights of first refusal, options to purchase, mortgages, agreements or other instruments, in each case adversely affecting title to the Owned Real Property or any portion thereof or interests therein, which are not reflected in the public records of the jurisdiction where the Owned Real Property is located.

(c) Section 6.12(c) of Sellers’ Disclosure Letter, as of the date hereof, sets forth a true and complete list of all real property in which Parent or the Transferred Subsidiaries holds a leasehold, subleasehold or license interest (the “Leased Real Property”), or for which Parent or the Transferred Subsidiaries have entered into a binding agreement to hold a leasehold, subleasehold or license interest as of the Closing. None of the Real Property Leases have been modified by Parent or any of the Transferred Subsidiaries, other than pursuant to a written agreement. Since the Applicable Date, no rights or claims have been asserted in writing under any Encumbrance (other than Permitted Encumbrances) against Parent or the Transferred Subsidiaries that would reasonably be expected to materially and adversely interfere with the use, occupancy or operation of any Leased Real Property (other than the Data Center Leases) as currently used, occupied or operated. There are no uncured material disputes with respect to the Real Property Leases that would entitle the holder thereof to materially interfere with or materially disturb the tenant’s use and enjoyment of the Leased Real Property or the exercise of the tenant’s rights thereunder so long as the tenant is not in default under the applicable Real Property Lease. There is no pledge or security interest granted in any of the Real Property Leases (other than Permitted Encumbrances), and, except as disclosed in the public records of the jurisdiction wherein the Leased Real Property is located, no Real Property Lease is subject to any ground lease, mortgage, deed of trust or other superior Encumbrance or interests (including, for the avoidance of doubt, any present or future right to occupy any portion of the Leased Real Property) that would entitle the holder thereof to materially interfere with or materially disturb tenant’s use and enjoyment of the Leased Real Property or the exercise of the tenant’s rights thereunder so long as the tenant is not in default under the applicable Real Property Lease. Except as set forth in Sellers’ Disclosure Letter, there are no leases, subleases, licenses, occupancy agreements or other agreements (other than the Real Property Leases) by, through or under Parent or any of the Transferred Subsidiaries granting to any other Person the right of use or occupancy of any Leased Real Property (other than the Data Center Leases). No material obligations of any landlord, sublandlord or licensor thereunder are delinquent. As of the date hereof, neither Parent nor any of the Transferred Subsidiaries has received written notice of any material default that would constitute a material default pursuant to a Real Property Lease other than defaults that have been cured or waived in writing.

(d) The Real Property constitutes all of the real property used by Parent and the Transferred Subsidiaries for their current operations. There is currently no ongoing material construction work in, on, or about any Real Property (other than the Data Centers) other than routine maintenance and repairs as well as tenant-fit outs being performed in the ordinary course of business. There are no leasing commissions due from Parent or any of the Transferred Subsidiaries with respect to any Real Property (other than the Data Centers) that remain outstanding or unpaid. Other than the Data Centers, the buildings, structures and facilities on the Owned Real Property are in good operating condition and repair (ordinary wear and tear excepted), are suitable for the purposes for which they are currently being used and for the current operations of Parent and the Transferred Subsidiaries. No Government Authority having jurisdiction over any Real Property (other than the Data Centers) has issued towards Parent or the Transferred Subsidiaries any written notice, Government Order or Action that would reasonably be expected to materially and adversely impair the use, occupancy or operation of any Real Property as currently used, occupied or operated.

(e) There is no condemnation or eminent domain proceeding that would materially impair the use, occupancy or operation of any Real Property or any part thereof as currently used, occupied or operated.

(f) Neither Parent nor any of the Transferred Subsidiaries owns or holds, or is obligated under or party to, any option, right of first offer, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any Real Property or any portion thereof.

Section 6.13 Intellectual Property.

(a) Section 6.13(a) of Sellers’ Disclosure Letter contains a true, accurate and complete list, as of the date hereof, of all (A) Registered Intellectual Property used by Parent and the Transferred Subsidiaries, indicating for each item of such Registered Intellectual Property the (i) applicable owner, (ii) registration, patent or application number, (iii) date of registration, issuance or application and (iv) applicable filing jurisdiction and (B) all Software included in the Owned Intellectual Property (as defined below (such Software, “Business Software”). The Registered Intellectual Property is enforceable subsisting and all registered or issued Registered Intellectual Property is valid. Parent and the Transferred Subsidiaries, as applicable, exclusively own all Owned Intellectual Property, free and clear of any Encumbrance (other than Permitted Encumbrances). Parent and the Transferred Subsidiaries exclusively owns or have a valid right to use in the manner currently used in all material aspects all Intellectual Property used in or held for use in or necessary for the conduct of Parent’s and the Transferred Subsidiaries’ businesses as presently conducted (collectively, the “Business Intellectual Property”).

(b) The execution, delivery and performance of this Agreement and each of the other Transaction Documents to which it is a party by Parent and each Transferred Subsidiary, and the consummation by Parent and each Transferred Subsidiary of the transactions contemplated hereby and thereby, will not result in the loss, termination or impairment of any rights of Parent or the Transferred Subsidiaries to own or use any material Business Intellectual Property. Except as set forth in Disclosure Letter, no material Owned Intellectual Property is subject to any proceeding or outstanding order, Contract or stipulation restricting the use, transfer or licensing thereof by Parent or any Transferred Subsidiary.

(c) Except as set for on Section 6.13(c) of Sellers’ Disclosure Letter, neither Parent nor any of the Transferred Subsidiaries have, since the Applicable Date, infringed, misappropriated, diluted or otherwise violated the Intellectual Property of any third party and Parent’s and the Transferred Subsidiaries’ operations as currently conducted or as previously conducted since the Applicable Date do not infringe, misappropriate, dilute or otherwise violate (or have infringed, misappropriated, diluted or otherwise violated the Intellectual Property rights of any third party. Except as set forth in Sellers’ Disclosure Letter, no Person has, since the Applicable Date, asserted in writing received by Parent or any of the Transferred Subsidiaries that Parent or any of the Transferred Subsidiaries have infringed, misappropriated or otherwise violated the Intellectual Property of any third party. No third party has, since the Applicable Date, infringed, diluted, violated or misappropriated any material Owned Intellectual Property. There is no Action threatened in writing or pending (i) alleging that Parent or any of the Transferred Subsidiaries have infringed, diluted, misappropriated or otherwise violated the Intellectual Property rights of any third party (including an assertion of an ownership interest in any Intellectual Property rights, any invitation to license or request or demand to refrain from using any Intellectual Property rights of any Person) in any material respect; or (ii) challenging the validity, enforceability, or ownership of any material Owned Intellectual Property.

(d) Since the Applicable Date, Parent and the Transferred Subsidiaries take and have taken commercially reasonable measures to protect the Intellectual Property rights, including to protect confidential nature of any of the Trade Secrets owned or used by Parent or the Transferred Subsidiaries. All Persons granted access to such Trade Secrets are subject to contractual, legal, or enforceable ethical obligations that require such Persons to protect the confidentiality of such Trade Secret. No Person having access to Trade Secrets and material confidential information has misappropriated any material Trade Secret or other material confidential information in the course of his or her duties.

(e) To the extent that any material third-party owned Intellectual Property is incorporated into, integrated or bundled with, or used by any Parent or any Transferred Subsidiary in the development, manufacture, compilation, use, or other exploitation of any Business Intellectual Property, such Parent or Transferred Subsidiary has all necessary rights to use or exploit all such material third-party owned Intellectual Property, subject to the terms of any applicable license agreement.

(f) No funding, facilities, personnel or other resources of any Government Authority or any academic institution were used by Parent and the Transferred Subsidiaries to develop or create any material Owned Intellectual Property.

(g) All Parent Service Providers who have contributed to the conception, authorship, or development of any material Intellectual Property rights that are purported to be owned by Parent or any of the Transferred Subsidiaries or in connection with his, her or its employment by Parent or any of the Transferred Subsidiaries have executed and delivered to Parent or any of the Transferred Subsidiaries, or Parent or any of the Transferred Subsidiaries, as applicable, a written agreement sufficient to vest Parent and the Transferred Subsidiaries with full ownership of such Intellectual Property to the extent Parent or any of the Transferred Subsidiaries did not acquire ownership of such Intellectual Property rights by operation of Law. To the extent a full assignment of ownership is not possible for reasons of applicable copyright law, the term “ownership” shall mean that each Parent Service Provider has granted to Parent or any of the Transferred Subsidiaries the exclusive, worldwide, perpetual, unrestricted, royalty-free, transferable and sublicensable rights which allow for the unrestricted economic exploitation of the Intellectual Property rights. With respect to the software, the term “ownership” shall mean that the Parent or any of the Transferred Subsidiaries holds rights in accordance with Section 69b of the Germany Copyright Act (Urheberrechtsgesetz) or any comparable provision in any other jurisdiction, if applicable. Parent and the Transferring Subsidiaries have since the Applicable Date duly complied with the provisions of the German Act on Employee Inventions (Arbeitnehmererfindungsgesetz) or any comparable provision in any other jurisdiction, if applicable. Except as would not be expected to have Parent Material Adverse Effect, Parent and the Transferring Subsidiaries have exclusive and unrestrictive rights to all inventions and developments which were made by the Parent Service Providers on behalf of Parent and the Transferring Subsidiaries in connection with a job at or the work performed for them.

(h) Neither Parent nor any of the Transferred Subsidiaries has disclosed, delivered, licensed or made available to any escrow agent or other Person any Business Source Code or Business Software, except for disclosures to employees, consultants, agents and independent contractors for Parent or one of the Transferred Subsidiaries that are subject to confidentiality obligations to maintain the confidentiality of such Business Source Code and who have had such access in connection with their employment or engagement by Parent or any of the Transferred Subsidiaries, as applicable. Neither Parent nor any Transferred Subsidiary has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available any Business Source Code or Business Software to any escrow agent or other Person who is the beneficiary of any escrow agreement pursuant to which any Business Source Code or Business Software has been deposited.

(i) Except as would not be material and adverse to Parent or the Transferred Subsidiaries, Parent and the Transferred Subsidiaries, as applicable maintain machine readable copies of all material Business Software owned by Parent or the Transferred Subsidiaries that is incorporated in or distributed as part of any product sold, distributed or made commercially available by Parent or any of the Transferred Subsidiaries to a customer (including Business Source Code and system specifications, but expressly excluding any shrink wrap, click-wrap or commercial off the shelf software licenses).

(j) The manner in which any Open Source Software is incorporated into, used in, linked to or called by, or otherwise combined or distributed with Business Software does not, according to the terms of the license applicable to such Open Source Software, obligate Parent or any of the Transferred Subsidiaries to: (A) disclose, make available, offer or deliver all or any portion of any source code of any such Business Software to any third party, other than the applicable Open Source Software, or (B) create obligations for Parent or its Transferred Subsidiaries, as applicable, to grant to any third party any rights or immunities under any Intellectual Property (including any agreement not to assert patents), or impose any limitations or restrictions on Parent’s or any of the Transferred Subsidiaries’ use, distribution or exploitation thereof, other than with respect to the applicable Open Source Software itself.

(k) The Parent IT Systems (including the Business Software), (i) operate and perform in all material respects as required by Parent and the Transferred Subsidiaries; (ii) are sufficient in all material respects for the conduct of the business of Parent and the Transferred Subsidiaries being transferred pursuant to this Agreement as presently conducted; and (iii) have not malfunctioned or failed in any material respect since the Applicable Date, except for failures or defects of individual systems in the ordinary course of business. Since the Applicable Date, none of Parent or any of the Transferred Subsidiaries have been subjected to a license audit of any kind in connection with any Contract pursuant to which they use any material third-party Parent IT System, nor received any notice of intent to conduct any such audit. Except as would not be material and adverse to Parent and the Transferred Subsidiaries, Parent and the Transferred Subsidiaries possess sufficient seat licenses to use the Parent IT Systems for its businesses as currently conducted.

Section 6.14 Information Security; Data Privacy.

(a) Since the Applicable Date, Parent and the Transferred Subsidiaries have established, implemented and maintained an Information Security Program that is appropriate to the nature of the Personal Data Processed by Parent or the Transferred Subsidiaries and, has included assessment and testing, and remediation of all material risks and vulnerabilities identified by such assessments and/or tests. The Information Security Program is compliant with Privacy Requirements in all material respects. The Parent IT Systems (including the Business Software) are in good working condition, do not contain any known Malicious Code or significant defect, and in all material respects operate and perform as necessary for the conduct of Parent’s and the Transferred Subsidiaries’ business.

(b) Neither the execution, delivery nor performance of this Agreement or any other Transaction Document violate any Privacy Requirement, except as would not be reasonably be expected to be material to any Parent or the Transferred Subsidiaries.

(c) Parent and the Transferred Subsidiaries comply and have since the Applicable Date processed Personal Data in compliance with all Privacy Requirements in all material respects, including with respect to any contracts, terms of service, or similar agreements, Parent or Transferred Subsidiaries have in place with processor or service providers (as those and similar terms are defined in the Privacy Requirements). To the extent required by Privacy Requirements, Personal Data is securely deleted or destroyed. Parent and Transferred Subsidiaries do not sell, and have not sold (as defined in the California Consumer Privacy Act, as amended by the California Privacy Rights Act, and its implementing regulations, or, in reference to any Privacy Requirement, in a comparable definition embodied in that particular Privacy Requirement with comparable exceptions) any Personal Data. Any International Transfers by Parent or any of the Transferred Subsidiaries in all material aspects comply with Privacy Requirements.

(d) Except as set forth in Section 6.14(d)(i) of Sellers’ Disclosure Letter, none of Parent or the Transferred Subsidiaries or third parties processing Personal Data on their behalf have, since the Applicable Date, suffered a Security Incident. Except as set forth in Section 6.14(d)(ii) Sellers’ Disclosure Letter, none of Parent or the Transferred Subsidiaries has received a written notice, letter, or complaint from a Government Authority or any Person alleging noncompliance or potential noncompliance with any Privacy Requirements and has not been subject to any Action relating to noncompliance or potential noncompliance with Privacy Requirements or Parent’s or any Transferred Subsidiaries’ Processing of Personal Data.

Section 6.15 Specified Contracts.

(a) Except for purchase orders, other than the purchase orders listed in Section 6.15(a)(xvi), and invoices, Employee Benefit Plans and Parent Insurance Policies, Section 6.15(a) of Sellers’ Disclosure Letter lists, as of the date hereof, the following Contracts to which Parent or a Transferred Subsidiary is a party (other than the Transaction Documents, collectively, the “Specified Contracts” and references to the “Parent Party” below refer to Parent or any Transferred Subsidiaries party to the Contract):

(i) Top Ten Customers. Contracts with the top ten (10) largest customers of Parent (measured by revenue received) during the fiscal year ended December 31, 2024 (the “Top Ten Customers”);

(ii) Top Fifteen Suppliers. Contracts with the top fifteen (15) largest suppliers of Parent (measured by aggregate dollars spent) during the fiscal year ended December 31, 2024;

(iii) Future Payment Obligations. Any Contract (or group of related Contracts or group of Contracts with the same counterparty or related counterparties), except Real Property Leases, involving the payment by the Parent Party of more than EUR 250,000.00 and which are not cancelable (without penalty, cost or other Liability) upon notice of ninety (90) days or less;

(iv) Energy. Any Contract involving annual payments in excess of EUR 250,000.00, providing for or relating to the purchase, sale, transmission, distribution or management of power or energy, including any retail and wholesale supply, offtake, and demand response agreements, interconnection, transmission service, distribution facility extension and shared facility agreements and management, consulting, advisory and brokerage agreements;

(v) Capital Expenditures. Any Contract (or group of Contracts relating to the same project or subject matter) providing for or requiring any capital expenditure by the Parent Party in excess of EUR 1,500,000.00;

(vi) Government Authorities. Any Contract with any Government Authority;

(vii) Restrictive Covenants. Any Contract containing covenants materially limiting the freedom of any Parent Party to compete or engage in any line of business or operate in any geographical area;

(viii) Exclusivity. Any Contract pursuant to which any Parent Party has agreed to purchase or sell goods or services exclusively from or to any Person (or group of Persons) or granted “most favored nation” pricing provisions;

(ix) Licenses. Any Contract containing (A) any inbound licenses of material Intellectual Property to the Parent Party (except for (1) shrink-wrap, click-wrap or commercial off-the-shelf software licenses, or (2) any other non-exclusive licenses of software that is commercially available to the public generally for which the aggregate fees payable by the Parent Party in any 12-month period do not exceed EUR 250,000) and (B) any outbound licenses of material Owned Intellectual Property (except for agreements with customers, suppliers or third-party contractors entered into in the ordinary course of business);

(x) Indebtedness. Any Contract (A) for or relating to any Parent Indebtedness having an outstanding principal amount in excess of EUR 250,000.00, (B) under which any Parent Party has made advances or loans to any Person that is not a Parent or Transferred Subsidiary having an outstanding principal amount in excess of EUR 250,000.00; (C) for a capital lease determined in accordance with IFRS or a sale-and-leaseback transaction or (D) containing any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement;

(xi) Acquisitions and Dispositions. Any Contract contemplating or relating to the acquisition or disposition (whether by merger or sale of stock) of any Person or Equity Interests;

(xii) Joint Ventures. Any partnership, strategic alliance or joint venture agreement with a third party (in each case, other than with respect to wholly owned Subsidiaries of Parent);

(xiii) Real Property Leases. Any leases (including any Data Center Lease), subleases, licenses, concessions, occupancy agreements and other Contracts, in each case (A) granting the Parent Party the right of use or occupancy of the Leased Real Property (together with all amendments, guarantees and modifications thereto, collectively, the “Real Property Leases”) and (B) involves annual payments in excess of EUR 250,000.00;

(xiv) Related Party Contract. Any Contract between (A) on the one hand, Parent or any of its Subsidiaries and (B) on the other hand, any Affiliates (other than Subsidiaries) of Parent or any member of the management board (Vorstand) or supervisory board (Aufsichtsrat) of Parent (collectively, the “Related Party Contracts”);

(xv) Purchase Orders. Any outstanding purchase order of Parent involving the purchase of (A) inventory, materials, supplies, equipment, services or other items from third parties, which involves payments or performance by a Parent Party in excess of EUR 250,000.00 and (B) GPUs (including, for the avoidance of doubt, equipment incorporating GPUs); and

(xvi) Intellectual Property. Any Contract entered into outside the ordinary course of business containing a covenant not to use, sue or assert, escrow, co-existence, or settlement agreements with respect to any Intellectual Property granted by or to Parent or any Transferred Subsidiary.

(b) Except as set for on Section 6.15(b) of Sellers’ Disclosure Letter, as of the date hereof, each Specified Contract is (i) in full force and effect, and (ii) a legal, valid and binding obligation of, and is an enforceable obligation against, the applicable Parent Party, subject to the Remedies Exception. No Parent Party or any other party to a Specified Contract is in breach of a Specified Contract in any material respect, save, for the avoidance of doubt, in respect of any SLA breach. As of the date hereof, neither Parent nor any of the Transferred Subsidiaries has received or given notice in writing of an intent to terminate, or accelerate the performance of material obligations, modify, amend or otherwise materially and adversely alter the terms and conditions of any Specified Contract or has received any claim in writing of material breach or default under any Specified Contract save, for the avoidance of doubt, in respect of any breach under a service level agreement (a “SLA”).

(c) True and complete copies of the Specified Contracts have been made available in the Virtual Data Room.

(d) The execution, delivery and performance of the Transaction Documents to which Parent and the Transferred Subsidiaries are a party, and the consummation of the transactions contemplated thereby, do not (i) conflict with, constitute a violation of or breach or default under or give any third party any rights of termination, modification, loss, diminution of rights, acceleration or cancellation of or under any Specified Contract or (ii) result in the creation of any Encumbrance (other than Permitted Encumbrances) under any Specified Contract or upon any of the Target Assets, except for any such conflicts, violations, breaches, defaults, terminations, modifications, losses, diminutions of rights, accelerations, cancellations or creations that would not reasonably be expected to have a Parent Material Adverse Effect.

Section 6.16 Assets.

(a) Parent or the Transferred Subsidiaries hold good and valid title to, or a valid leaseholder or license interest in all material Target Assets, including all GPUs, free and clear of all Encumbrances other than Permitted Encumbrances.

(b) The material equipment included in the Target Assets, which includes all GPUs, is in all material respects in good operating condition and repair (except for wear and tear in the ordinary course), and is useable for the purposes to which it is being put, and none of such equipment is in need of maintenance or repair other than ordinary, routine maintenance or repair conducted in the ordinary course of business, in each case except as would not be expected to have a Parent Material Adverse Effect.

(c) Parent or any of the Transferred Subsidiaries owns all right, title and interest in and to 20,320 H100 GPUs and 2,032 H200 GPUs, free and clear of all Encumbrances (other than Permitted Encumbrances).

Section 6.17 Insurance. Section 6.17 of Sellers’ Disclosure Letter, as of the date hereof, sets forth a true and complete list of the Parent Insurance Policies, specifying the insurer and type of insurance. All of the Parent Insurance Policies are in full force and effect as of the date hereof, and since the Applicable Date, all insurance premiums due thereon have been paid, except as would not be material to Parent. Since the Applicable Date, none of Parent or any of the Transferred Subsidiaries has received in writing any notice of a material premium increase with respect to any such Parent Insurance Policy, or notice in writing of denial of coverage with respect to any such policy, except to the extent such policy has expired. There are no outstanding claims related to Parent exceeding an amount of EUR 250,000.00 under any Parent Insurance Policy.

Section 6.18 Environmental Matters.

(a) Parent and the Transferred Subsidiaries are, and since the Applicable Date have been, in compliance in all material respects with Environmental Laws.

(b) Parent and the Transferred Subsidiaries hold all Environmental Permits that are necessary to own, lease or operate the Target Assets and to conduct their business in all material respects as presently operated, and Parent and the Transferred Subsidiaries are, and since the Applicable Date have been, in compliance in all material respects with all such Environmental Permits.

(c) Since the Applicable Date or as is otherwise unresolved, none of Parent or any of the Transferred Subsidiaries has received any written notice, demand, request for information, order or claim that alleges that Parent or any of the Transferred Subsidiaries is not or was not in material compliance with any Environmental Law or is or was subject to material liability under any Environmental Law.

(d) There are no Actions pending or, to the Knowledge of the Sellers, threatened in writing against Parent or any of the Transferred Subsidiaries relating to compliance with or any material liability or obligation under any Environmental Law or to the investigation, remediation or cleanup of or exposure of any Person to any Hazardous Substance that could form the basis of any Actions, orders or claims against Parent or any of the Transferred Subsidiaries.

(e) Hazardous Substances are not present, and since the Applicable Date there has been no Release or exposure of any Person to any Hazardous Substance on, at, under, upon, to or from any property currently or formerly owned or leased by Parent or any of the Transferred Subsidiaries which could reasonably be expected to have a Parent Material Adverse Effect.

(f) True and complete copies of all material studies, audits, assessments, memoranda, soil, air, groundwater or similar sampling data or other material written information in the possession or reasonable control of Parent or any of the Transferred Subsidiaries that relate to Parent, any of the Transferred Subsidiaries, or the Target Assets, or any property currently or formerly owned or leased by Parent or any of the Transferred Subsidiaries related to compliance with or liability under Environmental Laws have been made available in the Virtual Data Room.

Section 6.19 Data Centers.

(a) Operational Data Centers.

(i) Section 6.19(a)(i) of Sellers’ Disclosure Letter, as of November 1, 2025, sets forth a list of (A) all Operational Data Centers, (B) all Interconnected Carriers present and available to customers at the Operational Data Centers, (C) the current Capacity built at the Operational Data Centers, (D) the amount of Capacity committed to or reserved to each customer, and (E) the amount of any additional colocation space at the Data Centers subject to rights of first refusal granted in favor of existing customers.

(ii) SLAs in effect with those of the Top Ten Customers present at the Operational Data Centers are set forth in the Data Center Leases. Except as disclosed in Section 6.19(a)(ii) of Sellers’ Disclosure Letter, since the Applicable Date, neither Parent nor any of the Transferred Subsidiaries have (A) experienced any material service outage with those of the Top Ten Customers present at the Operational Data Centers that has triggered SLA Credit representing an aggregate annual amount per service order of more than EUR 250,000.00, or (B) experienced any material security breaches triggering SLA Credits at any of the Operational Data Centers.

(iii) Part I of Section 6.19(a)(iii) of Sellers’ Disclosure Letter sets forth each SLA that is in effect at such Operational Data Center. At all times during operation since the Applicable Date, the entire Capacity of the Operational Data Center has been operated pursuant to a SLA. Except as disclosed in Part II of Section 6.19(a)(iii) of Sellers’ Disclosure Letter, since the Applicable Date, neither Parent nor any of the Transferred Subsidiaries have (A) experienced any material interruption in the transmission of Capacity to any of the Operational Data Centers that has triggered SLA Credits representing an aggregate annual amount per service order of more than EUR 50,000.00, or (B) experienced any material security breaches at any of the Operational Data Centers.

(iv) The Virtual Data Room contains a true and complete copy of all service performance and service incidents logs or records reflecting all high priority or critical service outage events affecting any data hall since the Applicable Date.

(v) Subject to disclosures made under Section 6.19(a)(v) of Sellers’ Disclosure Letter, neither Parent nor any of the Transferred Subsidiaries have made contractual commitments to customers on an aggregate basis per data hall in excess of the power deployed and available to such Person at such data hall, including the utilities, uninterruptible power supply, backup generators and mechanical systems. The electrical utility entrance facility, power system and cooling system capacity and utilization levels disclosed on Section 6.19(a)(v) of Sellers’ Disclosure Letter on a per data hall basis are true and accurate as of the date hereof.

(b) Pre-Operational Data Centers.

(i) Section 6.19(b)(i) of Sellers’ Disclosure Letter, as of the date hereof, sets forth a true, correct and complete list of all Pre-Operational Data Centers together (A) with their projected power capacity and (B) the indicative date on which such Pre-Operational Data Center is reasonably expected to achieve commercial operation for the full projected power capacity. Except as would not reasonably be expected to have a Parent Material Adverse Effect, each Pre-Operational Data Center is projected to be constructed or developed with (i) a fire suppression system to the extent required by Law; (ii) functioning equipment and facilities, adequate for such Pre-Operational Data Center to receive electric energy from the applicable utility up to the applicable peak contractual demand of such Pre-Operational Data Center; (iii) an executed Contract for the purchase of electric energy from a utility or third-party supplier, up to the applicable peak demand, but excluding any onsite power generation or any other emergency sources of power listed in paragraph (iv); (iv) functioning sources of emergency power, sufficient to permit such Pre-Operational Data Center to maintain substantially normal operations in the event of short-term utility power interruptions; and (v) functioning cooling, power, humidity, network and security facilities and equipment to the extent required by Law and as required to fulfill the requirements of the applicable Contract.

(ii) Section 6.19(b)(ii) of Sellers’ Disclosure Letter, as of the date hereof, sets forth the approved specifications for the Physical Network.

(iii) Section 6.19(b)(iii) of Sellers’ Disclosure Letter, as of the date hereof, sets forth the power availability to be made available to each Pre-Operational Data Center under the applicable power agreements.

(iv) Section 6.19(b)(iv) of Sellers’ Disclosure Letter contains a true and correct list, as of the date hereof, of all Data Center Leases, along with the amount of power leased or licensed, or anticipated to be leased or licensed, pursuant to each such Data Center Lease as of the date hereof.

(v) Parent and the Transferred Subsidiaries have obtained all Permits required under applicable Law for the construction and development that is ongoing at the applicable Pre-Operational Data Center, and such Permits and entitlements are in full force and effect, subject to any pending appeal, except where the failure to obtain such Permits or entitlements would not reasonably be expected to have a Parent Material Adverse Effect.

Section 6.20 Purchase Orders and Commitments.

(a) Section 6.20(a) of Sellers’ Disclosure Letter sets forth a true, complete and accurate list, as of the date hereof, of all outstanding purchase orders, contracts, and other written commitments of Parent other than the Data Center Leases (collectively, “Commitments”) involving the purchase of inventory, materials, supplies, equipment (including GPUs), services or other items from third parties, which (i) individually require future payments or performance by Parent in excess of EUR 1,000,000.00 or (ii) in the aggregate with other similar commitments with the same counterparty exceed EUR 2,500,000.00, and includes for each such Commitment the name of the counterparty, the amount committed (including both paid and unpaid amounts), a description of the goods or services ordered, the dates on which payment is due (or performance is required), whether such Commitment is cancellable or non-cancellable, and whether any disputes exist with respect to such Commitment. Copies of the agreements relating to the Commitments have been made available in the Virtual Data Room.

(b) There are no material defaults by Parent or by any other party to any such Commitment, nor has any written notice of termination or intent to cancel any such Commitment been received or delivered by Parent.

Section 6.21 Relationships with Related Persons. Except (i) for the Transaction Documents, (ii) as contemplated under the Transaction Documents, or (iii) as set forth in Sellers’ Disclosure Letter, as of the date hereof, none of Parent or any of the Transferred Subsidiaries are bound by any Related Party Contract.

Section 6.22 Peak Mining Purchase Agreement; Legacy Liabilities. The Peak Mining Purchase Agreement is a legal, valid and binding obligation of the parties thereto, enforceable in accordance with its terms and is in full force and effect, subject to the Remedies Exception. No party to the Peak Mining Purchase Agreement is in breach or default thereunder. Parent has not received any written notice of any intention by any party to terminate, rescind, or materially amend the Peak Mining Purchase Agreement.

Section 6.23 Finder’s Fees; Brokerage. Except as disclosed in Sellers’ Disclosure Letter, none of Parent or any of the Transferred Subsidiaries has employed or has any understanding with any broker, finder or investment bank, has incurred or will incur any obligation or Liability for any brokerage fees, commissions or finders fees, or has provided, promised or will provide or promise, any payment or other incentive to any Person, in each case in connection with any of the Transaction Documents or the transactions contemplated thereby.

Section 6.24 No Other Representations or Warranties. Except for the representations and warranties contained in Article V and this Article VI (as qualified by the applicable items disclosed in Sellers’ Disclosure Letter and the Bring-Down Certificate), and the other Transaction Documents, and any certificate delivered hereto or thereto, none of Parent, the Sellers, any of their respective Affiliates or Representatives or any other Person makes any express or implied representation or warranty on behalf of Parent, the Sellers or their respective Affiliates, and Parent and the Sellers hereby disclaim any other representations or warranties, with respect to the subject matter of this Agreement. Furthermore, without limiting the foregoing sentence, except for the representations and warranties contained in Article V and this Article VI (as qualified by Sellers’ Disclosure Letter and the Bring-Down Certificate), any of the other Transaction Documents, and any certificate delivered hereto or thereto, Parent and the Sellers do not give or make any warranty or representation as to (and shall have no indemnification obligation or, in the absence of deceit (arglistige Täuschung) or willful misconduct (Vorsatz), other liabilities in respect of) the accuracy or reasonableness of any forecasts, estimates, projections, statements of intent or statements of opinion provided to Purchaser, any of its Affiliates, or any of their respective Representatives on or prior to the date of this Agreement in connection with this Agreement, including in any “Confidential Information Presentation” relating to Parent or the Sellers, any management presentations, and any other information made available in the Virtual Data Room. Purchaser acknowledges and agrees that, except for the representations and warranties contained in Article V and this Article VI (as qualified by Sellers’ Disclosure Letter and the Bring-Down Certificate), the other Transaction Documents, and any certificate delivered hereto or thereto, none of Parent, the Sellers or any of their respective Affiliates is making any representation or warranty regarding any documents, projections, forecasts, statement or other information made, communicated or furnished (orally, in writing, in the Virtual Data Room, in management presentations (including any questions posed and answers given and any related discussions, whether formal or informal) or otherwise) to Purchaser, any of its Affiliates, or any of their respective Representatives (including any opinion, information, projection or advice that may have been or may be provided to such Person by any Representatives of Parent, the Sellers or any of their respective Affiliates), in connection with this Agreement.

Article VII.
LIMITATIONS OF LIABILITY

Section 7.1 Limited Scope of Representations.

(a) Prior to the date hereof, each Seller and Parent made available to Purchaser detailed information with regard to the commercial, technical, financial and legal (including tax) circumstances of Parent Group and its business. Furthermore, Purchaser had the opportunity to review material information concerning Parent Group in the Virtual Data Room. In addition, Purchaser had the opportunity to visit and inspect the business operations of Parent Group with its Representatives and was given the opportunity to discuss any issues in detail with Parent. Against this background Purchaser explicitly acknowledges and agrees:

(ii) to purchase and acquire the Sold Shares based upon its own inspection, examination and determination of all circumstances with respect to the Sold Shares, Parent Group and its business, and to undertake the transactions contemplated in the Transaction Documents based upon Purchaser’s own inspection, examination and determination without reliance upon any express or implied representations, warranties of any nature made by each Seller, except for the representations and warranties explicitly made by each Seller under Article V and Article VI;

(iii) that each Seller does not make any representations or warranties as to the future development of Parent Group or as to budgets, business plans or other forward-looking statements or other projections of a financial, technical or business nature relating to the business of Parent Group;

(iv) that each Seller and its Representatives have not and shall not be under any obligation to make any independent examinations or verifications of whatever nature (such as a review of any of the books or other records of any of Parent Group or any research with any publicly available register or enquiry of Representatives of Parent Group; and

(v) that the lack of any independent examination or verification by each Seller and its Representatives shall in no event be regarded as acting in a fraudulent manner (keine Arglist aufgrund von Angaben “ins Blaue hinein”) as Purchaser is fully aware of and accepts these circumstances.

(b) Each Seller’s liability for breaches of any of the representations and warranties of Sellers contained in Article VI shall be limited to EUR 1.00, provided that this shall not apply in case of deceit (arglistige Täuschung) or willful misconduct (Vorsatz) by each Seller and except as in relation to any breach of 6.6, 6.8 or 6.11 in relation to which each Seller’s liability shall be limited to the value of the Rumble Share Consideration (based on the Purchaser Common Stock Price) actually received by the Sellers.

Section 7.2 RWI Policy.

(a) Purchaser has entered into a binder agreement with the RWI Provider with respect to the RWI Policy covering certain of the representations and warranties of the Sellers contained in Article VI. The Parties agree that the representations and warranties of the Sellers contained in Article VI are made on the grounds (Geschäftsgrundlage) that (i) they solely serve for risk allocation purposes in accordance with the rights and remedies of the Purchaser for any incorrectness of representations and warranties of a representation of the Sellers contained in Article V and Article VI (other than the Sellers’ Fundamental Representations and Parent Fundamental Representations), and (ii) for the purpose of giving these representations, neither the Sellers nor any of Seller’s Representatives has independently examined or verified the underlying facts, matters, circumstances or statements made in these representations or Seller’s Disclosure Schedule as prepared by Parent Group.

(b) True and complete copies of the binder agreement with the RWI Provider and the RWI Policy have been made available to the Sellers. Purchaser guarantees to the Sellers that the provisions of the RWI Policy include terms to the effect that the RWI Provider waives any right of subrogation against Seller in connection with this Agreement and the transactions contemplated hereby, except in case of deceit (arglistige Täuschung) or willful misconduct (Vorsatz) by the Sellers. The RWI Policy is or will be agreed on a non-recourse basis and, therefore, Purchaser shall ensure that under the RWI Policy and under applicable Law the RWI Provider shall only be able to raise claims against Seller in the event of any payments by the RWI Provider to Purchaser in connection with the RWI Policy in case of a deceit (arglistige Täuschung) or willful misconduct (Vorsatz) by Seller.

(c) Purchaser and its Affiliates will not, directly or indirectly, (i) terminate, cancel, amend, waive or modify the RWI Policy in a manner adverse to the Sellers during its policy term, or (ii) assign or to be obliged to assign any claim Purchaser might have against Seller to the RWI Provider, in each case without prior written consent of the Sellers. Purchaser and its Affiliates shall refrain from any actions or omissions that could adversely affect Purchaser’s coverage position under, or the continuation of, the RWI Policy.

(d) The cost of the premiums, together with all Taxes and application, underwriting or similar fees or expenses, in connection with the RWI Policy shall be paid 100% by Purchaser.

(e) To the extent legally permissible, Purchaser hereby bindingly waives (i) any and all claims against the Sellers in respect of and in connection with breaches of representations and warranties made by the Sellers under Article V and Article VI, in each case save for any claims of Purchaser arising in case of deceit (arglistige Täuschung) or willful misconduct (Vorsatz) by Seller, and provided that this shall not affect Purchaser’s claims vis-à-vis the RWI Provider.

(f) Save for any claims of Purchaser arising in case of deceit (arglistige Täuschung) or willful misconduct (Vorsatz) by the Sellers, it is expressively agreed between the Parties and acknowledged by Purchaser that even in the event that the RWI Policy should actually not have been validly concluded or the RWI Provider is not willing to grant coverage or rejects payment for all or specific claims in respect of breaches of representations and warranties made by the Sellers under Article V and Article VI, or claims can for any other reason not be enforced or collected under the RWI Policy, this shall have no impact on the exclusion or limitations of liability provided for in this Agreement and any event leading to the RWI Provider not being willing or able to pay shall not be considered as a reason for rescission or a cessation of the basis of such limitations (Wegfall der Geschäftsgrundlage) or for any other claim. Purchaser expressly acknowledges, and the Parties agree, that the risk to successfully claim and/or recover from the RWI Provider any losses of Purchaser under or in connection with the Transaction Documents and the transactions contemplated thereunder shall solely and irrevocably rest with Purchaser.

(g) From the date of this Agreement until the Closing, the Sellers shall use reasonable efforts to fully cooperate with Purchaser and its Representatives in connection with Purchaser’s efforts to remove any “exclusions” under the RWI Policy based on incomplete information provided to the RWI Provider as of the date of the RWI Policy. Such cooperation shall include, without limitation, providing access to and participation in due diligence sessions, reconsenting fully and accurately to information and document requests, making relevant personnel reasonably available for interviews and meeting (including with the underwriters and their advisors), and executing and delivering such customary authorizations, certificates, or consents as may be required by the underwriters of such insurance.

Section 7.3 Exclusion of other Remedies.

(a) The Parties agree that the warranties and remedies explicitly provided for by this Agreement shall be the exclusive warranties and remedies available to Purchaser against Sellers or their Affiliates in respect of any circumstances relating to the status and condition of the Parent Group and its assets, liabilities and business. Unless explicitly otherwise provided for in this Agreement, any further claims and remedies for Purchaser against Sellers or their Affiliates relating to the status and condition of the Parent Group and its assets, liabilities and business, irrespective of which nature, amount or legal basis, are hereby expressly waived and excluded, in particular, without limitation (i) any right of Purchaser to rescind (zurücktreten) from this Agreement or any other Transaction Document or to require the unwinding of the transactions contemplated therein (e.g., by way of damages instead of performance (Schadensersatz statt der Leistung), (ii) any claims arising from statutory warranty provisions (gesetzliche Gewährleistungsbestimmungen), for example pursuant to Sections 437 thorough 441 BGB, (iii) any claim for breach of pre-contractual obligations (culpa in contrahendo) pursuant to Sections 241 para. 2, 311 paras. 2 and 3 BGB), (iv) any claim for frustration of contract pursuant to Section 313 BGB (Störung der Geschäftsgrundlage), (v) any claims of Purchaser arising from the rescission of this Agreement (Rücktritt vom Vertrag), (vi) any rights to reduce the Rumble Share Consideration or any parts thereof (Kaufpreis mindern) or to appeal (anfechten) this Agreement, and (vii) any other rights of Purchaser to cause the termination, invalidity or unwinding (Rückabwicklung) of this Agreement or any other Transaction Document, a change of their content or a reimbursement or reduction of the Rumble Share Consideration or any parts thereof shall be excluded, save for any remedies of Purchaser based on deceit (arglistige Täuschung) or willful misconduct (Vorsatz).

(b) The Parties agree that the warranties and remedies explicitly provided for by this Agreement shall be the exclusive warranties and remedies available to the Sellers in respect of any circumstances relating to the status and condition of Purchaser and its Subsidiaries and their respective assets, liabilities and business. Unless explicitly otherwise provided for in this Agreement, any further claims and remedies for the Sellers relating to the status and condition of Purchaser and its Subsidiaries and their respective assets, liabilities and business, irrespective of which nature, amount or legal basis, are hereby expressly waived and excluded, in particular, without limitation (i) any right of the Sellers to rescind (zurücktreten) from this Agreement or any other Transaction Document or to require the unwinding of the transactions contemplated therein (e.g., by way of damages instead of performance (Schadensersatz statt der Leistung), (ii) any claims arising from statutory warranty provisions (gesetzliche Gewährleistungsbestimmungen), for example pursuant to Sections 437 thorough 441 BGB, (iii) any claim for breach of pre-contractual obligations (culpa in contrahendo) pursuant to Sections 241 para. 2, 311 paras. 2 and 3 BGB), (iv) any claim for frustration of contract pursuant to Section 313 BGB (Störung der Geschäftsgrundlage), (v) any claims of the Sellers arising from the rescission of this Agreement (Rücktritt vom Vertrag), and (vi) any other rights of the Sellers to cause the termination, invalidity or unwinding (Rückabwicklung) of this Agreement or any other Transaction Document, a change of their content, save for any remedies of the Sellers based on deceit (arglistige Täuschung) or willful misconduct (Vorsatz).

Article VIII.
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Sellers in the form of an independent guarantee (selbstständiges Garantieversprechen) pursuant to Section 311 para. 1 BGB and irrespective of fault that except as set forth in Purchaser’s Disclosure Letter, the following statements are true and correct, as of the date hereof and as of the Closing Date (except to the extent any such representation and warranty is expressly made as of a specific date, in which case Purchaser hereby makes to the Sellers such representation and warranty only as of such date):

Section 8.1 Organization, Authorization, Enforceability, Non-Contravention.

(a) Organization. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate or other organizational power to own, lease or operate the properties and assets owned, operated or leased by it and to conduct its business as presently conducted. Purchaser is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character or location of its owned, operated or leased properties and assets makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(b) Corporate Authorization. Purchaser has full corporate power and authority to execute and deliver each of the Transaction Documents and each certificate and other instrument required to be executed and delivered by Purchaser pursuant hereto and to perform its obligations under, and consummate the transactions contemplated by, each such Transaction Document and each such certificate or other instrument required to be executed and delivered by Purchaser pursuant hereto. Purchaser is required by NASDAQ rules to obtain the affirmative vote (in person or by written consent, including by obtaining the Written Consent) of holders of a majority of the votes cast in favor of approving and adopting this Agreement. In lieu of calling a meeting of shareholders, Purchaser submitted to, and immediately after the execution of this Agreement obtained from, Chris Pavlovski, in his capacity as the record and beneficial owner of at least a majority of the voting power of the outstanding Class A Common Stock, Class C Common Stock and Class D Common Stock, a duly executed written consent to approve and adopt this Agreement, which is attached hereto as Exhibit E (the “Written Consent”). The Written Consent satisfies all of Purchaser’s obligations relating to obtaining shareholder approval of this Agreement and the transactions contemplated hereunder under the NASDAQ rules and it is the only vote of shareholders of Purchaser necessary in connection with the consummation of the transactions contemplated by this Agreement or by the other Transaction Documents. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby (including the issuance of the Rumble Share Consideration), by Purchaser have been duly and validly authorized by all necessary corporate action on the part of Purchaser. The execution, delivery and performance of the other Transaction Documents to which it is a party and each certificate and other instrument required to be executed and delivered by Purchaser pursuant hereto, and the consummation of the transactions contemplated thereby, have been, or prior to the Closing will have been, duly and validly authorized by all necessary corporate or other action on the part of Purchaser. None of the execution, delivery and performance of the Transaction Documents and each certificate and other instrument required to be executed and delivered by Purchaser pursuant to this Agreement, and the consummation of the transactions contemplated thereby, by Purchaser requires any authorization, vote or other approval of the shareholders of Purchaser (other than the Written Consent) pursuant to the Constituent Documents of Purchaser or applicable Law.

(c) Issuance of Securities. The issuance of all Purchaser Common Shares that may be issued pursuant to the Transaction Documents (including the Rumble Share Consideration) has been duly authorized and, upon issuance in accordance with the terms of the Transaction Documents, will be validly issued, fully paid and non-assessable and in each case, free and clear of any Encumbrances (except for any restrictions on transfer arising under applicable securities Law, the applicable Constituent Documents and any restrictions arising pursuant to the Transaction Documents). As of the Closing, Purchaser shall have reserved from its duly authorized capital stock not less than the sum of the number of Purchaser Common Shares equal to the Offer Ratio multiplied by the number of Shares to be transferred pursuant to this Agreement, the Tether Purchase Agreement, the Apeiron Purchase Agreement and the Tender Offer. Upon issuance in accordance with the terms of the Transaction Documents, the Sellers will have good and marketable title to the Rumble Share Consideration.

(d) Binding Effect. This Agreement has been, and the other Transaction Documents to which it is a party, will at the Closing be, duly executed and delivered by Purchaser. This Agreement is a legal, valid and binding obligation of Purchaser enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The other Transaction Documents to which Purchaser is a party, when executed and delivered by Purchaser, will be a legal, valid and binding obligation of Purchaser enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(e) Non-Contravention. Assuming satisfaction of the other requirements set forth in Section 8.4, the execution, delivery and performance of the Transaction Documents by Purchaser, and the consummation by Purchaser of the transactions contemplated thereby, do not and will not (with or without notice or passage of time or both) (i) violate or conflict with any provision of the Constituent Documents of Purchaser, (ii) violate or conflict with any Law, Government Order or Permit applicable to Purchaser or by which any property or asset of Purchaser is bound, (iii) conflict with, constitute a violation of or breach or default under or give any third-party any rights of termination, modification, loss, diminution of rights, acceleration or cancellation of or under any material Contract to which Purchaser is a party or by which Purchaser is bound or (iv) result in the creation of any Encumbrance (other than Permitted Encumbrances) on any of the assets or properties of Purchaser, except in the case of clauses (ii) through (iv) of this Section 8.1(e), for any such conflicts, violations, breaches, defaults, terminations, modifications, losses, diminutions of rights, accelerations, cancellations or creations that would not and would not reasonably be expected to, individually or in the aggregate, have a Purchaser Material Adverse Effect.

(f) Management; Books and Records. All senior officers, senior managers and directors (or equivalents thereof) of Purchaser have been duly elected or appointed and all former senior officers, senior managers or directors (or equivalent thereof) of Purchaser have been duly dismissed or removed, in each case in accordance with its Constituent Documents and applicable Law, except as would not reasonably be expected to, individually or in the aggregate, have a Purchaser Material Adverse Effect.

Section 8.2 Capitalization.

(a) As of the date hereof, the authorized capital stock of Purchaser consists of 700,000,000 shares of Class A Common Stock par value $0.0001 per share (“Class A Common Stock”), 170,000,000 shares of Class C Common Stock, par value $0.0001 per share (“Class C Common Stock”), 110,000,000 shares of Class D Common Stock, par value $0.0001 per share (“Class D Common Stock”), and 20,000,000 shares of preferred stock, par value $0.0001 per share. As of November 5, 2025, there were outstanding (i) 215,380,826 shares of Class A Common Stock (20,800,886 of which are held in escrow subject to earn-out conditions and 1,963,750 of which are held by the former SPAC sponsor subject to forfeiture, in each case as further described in the Purchaser Reports), (ii) 123,690,477 shares of Class C Common Stock, (iii) 95,791,120 shares of Class D Common Stock and (iv) no shares of preferred stock. Each share of Class C Common Stock is issued “in tandem” with an exchangeable share of 1000045728 Ontario Inc. (“ExchangeCo Shares”), a corporation formed under the laws of the Province of Ontario, Canada, and an indirect, wholly owned subsidiary of Purchaser. As of the date hereof, there were 123,690,477 ExchangeCo Shares outstanding (55,611,718 of which are held in escrow subject to earn-out conditions as described in the Purchaser Reports). As of the date hereof, there were 89,105,079 shares of Class A Common Stock reserved and available for future issuance under the Purchaser Equity Plans, and there were 1,795,823 shares of Class A Common Stock reserved and available for future issuance under the Purchaser ESPP. All outstanding shares of capital stock of Purchaser have been, and all Purchaser Common Shares issued hereunder will be, when issued at the Closing in accordance with Article II, duly authorized and validly issued, fully paid and nonassessable, free and clear of any Encumbrances and free of any preemptive or similar rights.

(b) As of the date hereof, there were (i) 44,147,954 shares of Class A Common Stock issuable under Purchaser Options outstanding, (ii) an additional 28,587,400 shares of Class A Common Stock issuable under Purchaser Options that are subject to earn-out conditions as described in the Purchaser Reports, (iii) 2,461,784 shares of Class A Common Stock issuable upon settlement of Purchaser RSUs outstanding, and (iv) no other Purchaser Equity Award outstanding. Section 8.2(b) of the Purchaser’s Disclosure Letter contains a complete and accurate list of each outstanding Purchaser Equity Award as of the date hereof, including, for each such award: (A) the name of the holder of such award, (B) the date each such award was granted, (C) the number of shares of Class A Common Stock subject to each such award, (D) with respect to any award of Purchaser Options, the price at which such Purchaser Option may be exercised, and (E) a description of the vesting conditions relating to such award, including any time-based vesting schedule and a description of any terms under any Purchaser Equity Plan or award agreement thereunder which provide for accelerated vesting with respect to such award as a result of the consummation of the transactions contemplated by this Agreement. Other than the Purchaser Options and Purchaser RSUs listed in Section 8.2(b) of the Purchaser’s Disclosure Letter or that may be issued after the date hereof, there are no equity or equity-based awards outstanding under any Purchaser Equity Plans. The exercise price of each Purchaser Option is not less than the fair market value of a share of Class A Common Stock on the date of grant of such Purchaser Option.

(c) As of November 5, 2025, there were 8,046,032 shares of Class A Common Stock issuable under the Purchaser Warrants outstanding.

(d) There are no outstanding bonds, debentures, notes or other indebtedness of Purchaser having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Purchaser may vote. Except as set forth in this Section 8.2 and for changes since November 5, 2025 resulting from the exercise of Purchaser Options, ExchangeCo Shares, Purchaser Warrants or settlement of Purchaser RSUs outstanding on such date, or the issuance of equity awards after the date hereof, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in Purchaser, (ii) securities of Purchaser convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of or ownership interests in Purchaser, (iii) warrants, calls, options or other rights to acquire from Purchaser, or other obligation of Purchaser to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable or exercisable for capital stock or other voting securities or ownership interests in Purchaser or (iv) restricted shares, restricted stock units, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based on, directly or indirectly, the value or price of, any capital stock or voting securities of Purchaser (the items in clauses (i) through (iv) being referred to collectively as the “Purchaser Securities”). There are no outstanding obligations of Purchaser or any of its subsidiaries to repurchase, redeem or otherwise acquire any of the Purchaser Securities. As of the date hereof, neither Purchaser nor any of its subsidiaries is a party to any voting agreement with respect to the voting of any Purchaser Securities. There are no Purchaser Securities or instruments containing anti-dilution, adjustments, modifications or similar provisions that will be triggered by the transactions contemplated by this Agreement. The Purchaser Reports contain true, correct and complete descriptions of the terms of all Purchaser Securities convertible into, or exercisable or exchangeable for, shares of Class A Common Stock and the material rights of the holders thereof.

Section 8.3 Available Funds. Purchaser has immediately available funds sufficient to pay all fees and expenses to be paid by Purchaser in connection with this Agreement and the other Transaction Documents to which it is a party, and the transactions contemplated hereby and thereby, and to satisfy all other payment obligations of Purchaser contemplated by this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby on the terms and subject to the conditions hereof and thereof.

Section 8.4 Governmental and Third-Party Approvals, Consents and Notices. Other than in connection with (a) the requirements of the federal securities Laws or any U.S. state securities or “blue sky” Laws and (b) the notification and listing authorization requirements under the rules of NASDAQ, neither Purchaser nor any of its Affiliates is required to (i) obtain any authorization, waiver, consent or approval of, (ii) make any filing, report or registration with or (iii) give any notice to any Government Authority or any other Person in connection with or as a condition to the execution, delivery and performance of any of the Transaction Documents or the consummation of the transactions contemplated thereby, other than any authorization, waiver, consent, approval, filing, report, registration or notice the failure of which to obtain, make or give has not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 8.5 No Litigation or Governmental Orders. Since January 1, 2022, there has been no material Action pending or, to Purchaser’s Knowledge, threatened against, by or on behalf of Purchaser or its Subsidiaries. There is no Action pending or, to Purchaser’s Knowledge, threatened against Purchaser or any of its Affiliates that (a) if adversely determined, would reasonably be expected to materially and adversely affect the legality, validity or enforceability of this Agreement or any other Transaction Document, (b) if adversely determined, would reasonably be expected to, individually or in the aggregate, prevent or materially impair the ability of Purchaser to consummate the transactions contemplated by the Transaction Documents or (c) if adversely determined, would reasonably be expected to, individually or in the aggregate, have a Purchaser Material Adverse Effect. Since January 1, 2022, there have been no unsatisfied or outstanding material Government Orders against or applicable to Purchaser or any of its Subsidiaries or against or applicable to any of the properties, assets or businesses of Purchaser and its Subsidiaries. Purchaser and its Affiliates are not a party to or subject to the provisions of any Government Order that have or would reasonably be expected to, individually or in the aggregate, (i) materially and adversely affect the legality, validity or enforceability of this Agreement or any other Transaction Document or (ii) prevent or materially impair the ability of Purchaser to consummate the transactions contemplated by the Transaction Documents.

Section 8.6 Purchaser Reports; Financial Statements.

(a) Except as set forth in Section 8.6(a) of Purchaser’s Disclosure Letter, Purchaser has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since January 1, 2022 (the forms, statements, reports and documents filed or furnished since January 1, 2022 (including notes, exhibits and schedules thereto and all other information incorporated by reference therein and any amendments and supplements thereto) and, unless otherwise expressly stated in this Agreement, those filed or furnished subsequent to the date hereof, the “Purchaser Reports”).

(b) Each of the Purchaser Reports filed prior to the date hereof, at the time of its filing or being furnished (or, if amended prior to the date hereof, as of the date of such last amendment) complied, or if to be filed or furnished subsequent to the date hereof and prior to the Closing, will comply, in all material respects with the applicable requirements of NASDAQ, the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Purchaser Reports, each as in effect on the date so filed or furnished (or amended). As of their respective dates (or, if amended prior to the date hereof, as of the date of such last amendment), and except to the extent that information in any Purchaser Report has been revised or superseded by another Purchaser Report, the Purchaser Reports did not, and any of the Purchaser Reports filed or furnished with the SEC prior to the Closing will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The Purchaser Common Shares are registered pursuant to Section 12(b) of the Exchange Act and listed on the NASDAQ and the Purchaser has taken no action designed to, or which to the Knowledge of Purchaser is reasonably likely to have the effect of, terminating the registration of the Purchaser Common Shares under the Exchange Act or delisting the Purchaser Common Shares from the NASDAQ, nor has the Purchaser received any notification that the SEC or the NASDAQ is contemplating terminating such registration or listing. The Purchaser is, and will be as a result of the closing of the transactions contemplated by this Agreement and the Transaction Documents, in compliance in all material respects with applicable continued listing requirements of NASDAQ.

(c) Except as set forth in Section 8.6(c) of Purchaser’s Disclosure Letter, there are no outstanding or unresolved comments in any comment letters received from the SEC staff with respect to any Purchaser Report and, to Purchaser’s Knowledge, none of the Purchaser Reports is the subject of ongoing SEC review. There are no internal investigations and Purchaser has not received written notice of any SEC inquiries or investigations or other inquiries or investigations conducted by a Government Authority pending or, to Purchaser’s Knowledge, threatened, in each case, regarding any accounting practices of Purchaser.

(d) None of the Subsidiaries of Purchaser is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(e) Purchaser’s audited consolidated financial statements and unaudited interim financial statements (including, in each case, any notes thereto) contained in the Purchaser Reports were prepared and between the date hereof and the Closing Date, will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited or interim consolidated financial statements, where information and footnotes contained in such financial statements are not required to be in compliance with GAAP), were prepared and, between the date hereof and the Closing Date, will be prepared from and in accordance with the books and records of Purchaser and its Subsidiaries, and in each case such consolidated financial statements fairly presented and, between the date hereof and the Closing Date, will fairly present in all material respects, the consolidated financial position, results of operations, changes in stockholders’ equity and cash flows of Purchaser and the consolidated Subsidiaries of Purchaser as of the respective dates thereof and for the respective periods covered thereby, as applicable (subject, in the case of unaudited statements, to normal year-end adjustments).

Section 8.7 Controls.

(a) Purchaser maintains disclosure controls and procedures and internal control over financial reporting required and as defined by Rule 13a-15 and 15d-15, as applicable, under the Exchange Act, and reasonably necessary to provide reasonable assurance that, in all material respects, (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as reasonably necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Purchaser’s disclosure controls and procedures are designed to ensure that all information required to be disclosed by Purchaser or any of its Subsidiaries in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Purchaser’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Purchaser’s management has completed an assessment of the effectiveness of Purchaser’s internal control over financial reporting in compliance with the requirements of Section 404(a) of the Sarbanes-Oxley Act, and the conclusions of the most recent such assessment are disclosed in the applicable Purchaser Report. Since the date of such assessment, there have been no changes in Purchaser’s internal control over financial reporting that, individually or in the aggregate, have materially and adversely affected or would reasonably be expected to materially and adversely affect Purchaser’s internal control over financial reporting.

(b) Purchaser has disclosed, since January 1, 2022, to Purchaser’s outside auditors and audit committee (i) any identified significant deficiencies and material weaknesses in the design or operation of internal controls that would be reasonably expected to adversely affect Purchaser’s ability to record, process, summarize and report financial information for inclusion in the applicable consolidated financial statements and (ii) any identified fraud, whether or not material, that involves management or any other current or former employees who have (or had) a significant role in Purchaser’s internal controls over financial reporting.

(c) Since January 1, 2022, (i) neither Purchaser nor any of its Subsidiaries, nor, to Purchaser’s Knowledge, any Representative of Purchaser or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Purchaser or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Purchaser or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Purchaser or any of its Subsidiaries, whether or not employed by Purchaser or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Purchaser or any of its officers, directors, employees or agents to the board of directors of Purchaser or any committee thereof or to any director or officer of Purchaser.

Section 8.8 No Violation of Law; Regulatory Matters; Required Licenses and Permits.

(a) Since January 1, 2022, Purchaser and each of its Subsidiaries (i) have been in compliance with all applicable Laws (including Laws related to activities in connection with cryptocurrency and digital assets) and (ii) are not party or subject to any Government Order with any Government Authority with jurisdiction over Purchaser or any of its Subsidiaries, as applicable, which imposes any restrictions on the business of Purchaser or its Subsidiaries, except in each case of the foregoing clauses (i) and (ii) as has not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. Purchaser and its Subsidiaries, since January 1, 2022, have owned, held or possessed, and, currently, own, hold, or possess, all Permits necessary for the conduct of their respective businesses and the business of Purchaser and its Subsidiaries is being conducted in compliance with all such Permits, except in each case as has not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, since January 1, 2022, neither Purchaser nor any of its Subsidiaries nor any of their respective Representatives (acting in their capacities as such) has violated or taken any material act in furtherance of violating the Anti-Money Laundering Laws.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect: (i) Purchaser and each of its Subsidiaries and each of their respective Representatives (acting in their capacities as such) are, and since January 1, 2022 have been, in compliance with the Export and Sanctions Regulations; (ii) since January 1, 2022, neither Purchaser nor any of its Subsidiaries nor any of their respective Representatives (acting in their capacities as such) has (A) been organized, operated or resided in or (B) engaged, directly or indirectly, in any dealings or transactions in a Sanctioned Country (or with any Sanctioned Persons); and (iii) neither Purchaser nor any of its Subsidiaries nor any of their respective Representatives (acting in their capacities as such) is involved in any Action, or since January 1, 2022 has received a written request for information or any other form of communication from any Government Authority, or has had any judgments imposed (or threatened to be imposed) upon Purchaser or any of its Subsidiaries by or before a Government Authority, in each case in connection with any actual or alleged material violation of any Export and Sanctions Regulations.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect: (i) since January 1, 2022, none of Purchaser or any of its Subsidiaries or any of their respective Representatives (acting in their capacities as such) has taken any action, or engaged in any activity, practice or conduct, that would violate the FCPA, the U.K. Bribery Act, or any other applicable Law regarding anti-corruption; (ii) none of Purchaser, any of its Subsidiaries or any of their respective Representatives (acting in their capacities as such) has (A) used any corporate funds of Purchaser or any of its Subsidiaries for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) authorized, offered, promised or made any unlawful payment to any foreign or domestic governmental officials, or (C) paid any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for Purchaser or any of its Subsidiaries, in the case of the foregoing clauses (A), (B) and (C) which would or would reasonably be expected to result in a material violation of the FCPA, the U.K. Bribery Act, or any other applicable Laws regarding anti-corruption; (iii) there are no pending or, to Purchaser’s Knowledge, threatened in writing Actions against Purchaser or any of its Subsidiaries with respect to the FCPA, the U.K. Bribery Act, or any other applicable Law regarding anti-corruption.

Section 8.9 Securities Law Compliance. Purchaser is financially sophisticated and is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act. Purchaser understands that the Sold Shares have not been registered under the Securities Act and may only be transferred pursuant to registration or an applicable exemption under all applicable Laws. Pursuant to this Agreement, Purchaser is acquiring the Sold Shares for its own account, for the purpose of investment only and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable Law. Purchaser has not, directly or indirectly, offered the Sold Shares to anyone or solicited any offer to buy the Sold Shares from anyone, in each case that would have the effect of bringing to such offer and sale of the Sold Shares by Purchaser within the registration requirements of the Securities Act or the securities Laws of any other jurisdiction.

Section 8.10 Due Diligence by Purchaser. Purchaser acknowledges that it has, as of the Closing, conducted an independent investigation of Parent and the operations, assets, Liabilities and financial condition of Parent and the Transferred Subsidiaries in making the determination to proceed with the transactions contemplated by the Transaction Documents and has relied solely on the results of its own independent investigation and the representations and warranties in Article V and Article VI in connection with Parent and the Transferred Subsidiaries and the subject matter of this Agreement. Purchaser and its Representatives, collectively, have, among other things, had access to the Virtual Data Room and Purchaser has received Sellers’ Disclosure Letter.

Section 8.11 Solvency. Assuming the accuracy of the representations and warranties contained in Article V and Article VI and assuming that immediately prior to the Closing Parent and the Transferred Subsidiaries are Solvent, after giving effect to the payment of all amounts required to be paid pursuant to the terms of this Agreement in connection with the consummation of the transactions contemplated by this Agreement, Purchaser will be Solvent as of and immediately following the Closing.

Section 8.12 Absence of Changes. Except as contemplated by the Transaction Documents, since January 1, 2022 through the date hereof, (a) there has not been any change, effect, development, condition, matter, event, fact, circumstance or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect and (b) neither Purchaser nor any of its Subsidiaries has taken any action that would have been prohibited or restricted under Article IX had such action been taken between the date hereof and the earlier of the Closing and the termination of this Agreement in accordance with its terms.

Section 8.13 Taxes.

(a) All income and other material Tax Returns that are required to be filed under applicable Laws during the Applicable Purchaser Period (taking into account any timely filed automatic extensions of time in which to file) by Purchaser and its Subsidiaries have been or will be timely filed on or before the Closing, and all such Tax Returns are complete and accurate in all material respects.

(b) Each of Purchaser and its Subsidiaries has timely paid all income and other material Taxes of Purchaser or relevant Subsidiary, as applicable, at all times during the Applicable Purchaser Period.

(c) All material Taxes which Purchaser or any of its Subsidiaries is required by Law to withhold or to collect for payment have been duly withheld and collected and have been timely paid to the appropriate Government Authority during the Applicable Purchaser Period.

(d) There is no audit, examination, investigation, action, proceeding or assessment pending or proposed or threatened in writing with respect to material Taxes for which Purchaser or its Subsidiaries may be liable. All material deficiencies asserted or assessments made in writing of Purchaser or its Subsidiaries as a result of any audit, examination, investigation, action, proceeding or assessment have been paid in full or otherwise finally resolved.

(e) No agreements, consents or waivers of any statute of limitations or extension of time is in effect with respect to any material Taxes of Purchaser or any of its Subsidiaries (other than automatic extensions of the due date for filing any Tax Return of Purchaser or any of its Subsidiaries obtained in the ordinary course of Purchaser’s or its Subsidiaries’ business), and no written request covering any such matter is outstanding.

(f) There are no Encumbrances for material Taxes (other than Permitted Encumbrances) on any of the assets of Purchaser or any of its Subsidiaries.

(g) Neither Purchaser nor any of its Subsidiaries has been, in the last two (2) years, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(h) At any time during the Applicable Purchaser Period, neither Purchaser nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(i) Purchaser is not a “United States real property holding corporation” within the meaning of Section 897(e)(2) of the Code and the Treasury Regulations thereunder, and does not expect to become a “United States real property holding corporation” in the foreseeable future.

(j) At any time during the Applicable Purchaser Period, neither Purchaser nor any of its Subsidiaries was, or will be, a member of any Tax group with a corporation filing Tax Returns on a combined, consolidated, unitary or similar basis (except with respect to a Tax group which Purchaser is a common parent), and neither Purchaser nor any of its Subsidiaries has any Liability for Taxes of any other Person (other than Purchaser and its Subsidiaries) as a transferee or successor, or by Contract (other than commercial agreements that do not primarily relate to Taxes).

Section 8.14 Investment Company. As of the date hereof, neither Purchaser nor any of its Subsidiaries is an “investment company” as such term is defined in the U.S. Investment Company Act of 1940.

Section 8.15 Properties. Except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, Purchaser and its Subsidiaries have in all material respects good title to, or valid leasehold interests in, all property and assets reflected on the Purchaser Balance Sheet, or acquired or leased after the Purchaser Balance Sheet Date, except as have been disposed of since the Purchaser Balance Sheet Date in the ordinary course of business consistent with past practice.

Section 8.16 Form S-3. As of the date of this Agreement, Purchaser satisfies the eligibility requirements for, and complies with the conditions for, the use of Form S-3 under the Securities Act and other securities Laws.

Section 8.17 Finder’s Fees; Brokerage. Except as set forth in Section 8.17 of Purchaser’s Disclosure Letter, neither Purchaser nor any of its Affiliates has employed or has any understanding with any broker, finder or investment bank, has incurred or will incur any obligation or Liability for any brokerage fees, commissions or finders fees, or has provided, promised or will provide or promise any payment or other incentive to any Person, in each case in connection with any of the Transaction Documents or the transactions contemplated thereby.

Section 8.18 Intellectual Property. Except as set forth in Section 8.18 of Purchaser’s Disclosure Letter and except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect: (i) Purchaser and each of its Subsidiaries is the sole and exclusive owner of, or has a valid and legally enforceable license to use, all Intellectual Property used or held for use in, or necessary for, the conduct of its business as currently conducted; (ii) to the Knowledge of Purchaser, neither Purchaser nor any of its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property rights of any Person; and (iii) to the Knowledge of Purchaser, no Person has challenged, infringed, misappropriated or otherwise violated any Intellectual Property rights owned by and/or exclusively licensed to Purchaser or any of its Subsidiaries.

Section 8.19 Employee Benefits Plans. Except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, the Purchaser Plans and the Purchaser Equity Awards are as disclosed in the Purchaser Reports.

Section 8.20 Labor Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, Purchaser and its Subsidiaries are in compliance with all applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, worker classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, worker’s compensation, continuation coverage under group health plans, wage payment and the payment and withholding of Taxes.

Section 8.21 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, Purchaser and its Subsidiaries are in compliance with all Environmental Laws.

Section 8.22 Material Contracts. As of the date of this Agreement, neither Purchaser nor any of its Subsidiaries is a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) except as disclosed in the Purchaser Reports.

Section 8.23 Sale of Securities. Assuming the accuracy of the representations and warranties set forth in Section 5.5, the offer, sale and issuance of the Rumble Share Consideration pursuant to this Agreement is exempt from the registration and prospectus delivery requirements of the Securities Act. Without limiting the foregoing, neither Purchaser nor, to the knowledge of Purchaser, any other Person authorized by Purchaser to act on its behalf, has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of the Rumble Share Consideration pursuant to this Agreement, and neither Purchaser nor, to the knowledge of Purchaser, any Person acting on its behalf has made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of the Rumble Share Consideration under this Agreement to be integrated with prior offerings by Purchaser for purposes of the Securities Act that would result in none of Regulation D or any other applicable exemption from registration under the Securities Act to be available, nor will the Purchaser take any action or steps that would cause the offering or issuance of the Rumble Share Consideration under this Agreement to be integrated with other offerings by Purchaser.

Section 8.24 Antitakeover Statutes and Rights Agreement. Purchaser has no “rights plan,” “rights agreement,” or “poison pill” in effect. Purchaser has taken all action necessary to exempt the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, the issuance of the Rumble Share Consideration and any other transaction contemplated by this Agreement or any other Transaction Document from Section 203 of the DGCL, and, accordingly, neither Section 203 of the DGCL nor any other “control share acquisition,” “fair price,” “moratorium” or other antitakeover or similar applicable Law enacted under U.S. state or federal laws apply to this Agreement or any other Transaction Document or any of the transactions contemplated hereby or thereby.

Section 8.25 Written Consent. Purchaser has delivered to Parent a true and correct copy of the Written Consent.

Section 8.26 No Other Representations or Warranties.

(a) Except for the representations and warranties contained in Section 8.1 through Section 8.25 (as qualified by the applicable items disclosed in Purchaser’s Disclosure Letter), none of Purchaser or any of its Affiliates or Representatives or any other Person makes any express or implied representation or warranty on behalf of Purchaser or any of its Affiliates, and Purchaser hereby disclaims any other representations or warranties, with respect to the subject matter of this Agreement. Furthermore, without limiting the foregoing sentence, except for the representations and warranties contained in Section 8.1 through Section 8.25 (as qualified by the applicable items disclosed in Purchaser’s Disclosure Letter), any of the other Transaction Documents, and any certificate delivered hereto or thereto, Purchaser does not give or make any warranty or representation as to (and shall have no indemnification obligation or, in the absence of deceit (arglistige Täuschung) or willful misconduct (Vorsatz), other liabilities in respect of) the accuracy or reasonableness of any forecasts, estimates, projections, statements of intent or statements of opinion provided to the Sellers, any of its Affiliates, or any of their respective Representatives on or prior to the date of this Agreement in connection with this Agreement, including in any “Confidential Information Presentation” relating to Purchaser, any management presentations, and any other information made available in the Virtual Data Room.

(b) The Sellers acknowledge and agree that, except for the representations and warranties contained in Section 8.1 through Section 8.25 (as qualified by Purchaser’s Disclosure Letter), neither Purchaser nor any of its Affiliates is making any representation or warranty regarding any documents, projections, forecasts, statement or other information made, communicated or furnished (orally, in writing, in the Virtual Data Room, in management presentations (including any questions posed and answers given and any related discussions, whether formal or informal) or otherwise) to the Sellers, any of its Affiliates, or any of the Sellers’ Representatives (including any opinion, information, projection or advice that may have been or may be provided to such Person by any Representatives of Purchaser or any of its Affiliates), in connection with this Agreement.

Article IX.
COVENANTS

Section 9.1 Conduct of Business.

(a) Except as consented to in writing by Purchaser in advance, between the date hereof and the earlier of the Closing or the termination of this Agreement in accordance with its terms, each Seller shall not, and shall cause any of its Affiliates not to, directly or indirectly vote (or execute any written consent with respect to) any Equity Interests of Parent beneficially owned by a Seller or their respective Affiliates in favor of, or otherwise consent to, any matter presented for approval at any annual general meeting or extraordinary general meeting of Parent (or any action by written consent of the shareholders in lieu thereof), including, without limitation, any resolution to (i) declare or pay any dividend or make any other distribution with respect to any Equity Interests of Parent, (ii) amend, modify or restate any of Parent’s Constituent Documents (including any capital increase or reduction of share capital), (iii) approve any split or consolidation of Equity Interests of Parent, a consolidation of any Equity Interests of Parent, or any alteration of the rights pertaining to Parent’s Equity Interests, including the acceleration of vesting or exercisability of any Option, or (iv) approve any matter that would result in a breach by Parent of its obligations under the Business Combination Agreement. Until Closing, each Seller and its Affiliates shall not take action to cause Parent to breach or fail to perform or comply with any covenant, agreement or obligation of Parent under the Business Combination Agreement. Nothing contained in this Agreement is intended to, or shall be deemed to, give Purchaser, directly or indirectly, any rights to control or direct the business of Parent or any other member of Parent Group.

(b) Between the date hereof and the earlier of the Closing or the termination of this Agreement in accordance with its terms, each Seller shall not Transfer (or cause or permit the Transfer of) any Shares, other than with the prior written consent of Purchaser. If any involuntary Transfer of any such Shares shall occur prior to the Closing, each Seller shall procure that any transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall, subject to applicable Law, take and hold such Shares subject to all of the restrictions, obligations, liabilities and rights under this Agreement, which shall continue in full force and effect until the Closing.

(c) Subject to the terms and conditions of this Agreement, Purchaser and the Sellers shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to (i) prepare and file as promptly as practicable with any Government Authority all documentation to effect all necessary Filings and (ii) obtain and maintain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Government Authority that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided that the parties hereto understand and agree that neither any Seller nor Purchaser shall be required to (A) divest or otherwise hold separate (including by establishing a trust or otherwise), or take, cause to be taken or refrain from taking any other action (or otherwise agreeing to do any of the foregoing) with respect to, any of the Sellers’ or Purchaser’s or any of their respective Affiliates’ businesses, assets or properties, (B) enter into any settlement, undertaking, consent decree, stipulation or agreement with any Government Authority in connection with the transactions contemplated hereby, (C) litigate, challenge or take any action with respect to any Action by any Government Authority or (D) agree to do any of the foregoing.

(d) To the extent permitted by applicable Law, each Seller and Purchaser shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any Filing and in connection with any investigation or other inquiry, including any Action initiated by a private party, (ii) promptly inform the other party of any Filing or communication received from, or intended to be given to, any Government Authority and of any material communication received or intended to be given in connection with any Action by a private party, in each case regarding any of the transactions contemplated hereby, and prior to submitting any Filing, substantive written communication, correspondence or other information or response by such party to any Government Authority (or members of the staff of any Government Authority) or in connection with any Action by a private party, the submitting party shall permit the other party and its counsel the opportunity to review as reasonably in advance as practicable under the circumstances, and consider in good faith the comments of the other party in connection with, any such Filing, communication or inquiry and further each of Purchaser and each Seller shall furnish each other with a copy of any Filing, communication or, if in written form, inquiry, it or any of its Affiliates makes to or receives from any Government Authority or in connection with any proceeding by private party, in each case regarding any of the transactions contemplated hereby, and (iii) consult with each other in advance of any meeting or conference with any such Government Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent reasonably practicable, give the other party the opportunity to attend and participate in such meetings and conferences.

Section 9.2 Notice of Certain Events. Purchaser and each Seller shall promptly notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or any other Transaction Document;

(b) any notice or other communication received by Purchaser or any of its Affiliates or a Seller or any of its Affiliates from any Government Authority in connection with the transactions contemplated by this Agreement or any other Transaction Document;

(c) any Actions commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Purchaser or any of its Subsidiaries or any Seller and any of their respective Subsidiaries, as the case may be, (i) that, if pending on the date of this Agreement, would have been required to have been disclosed by such Person pursuant to any Section of this Agreement or (ii) that relate to this Agreement or the consummation of the transactions contemplated hereby;

(d) any inaccuracy of any representation or warranty of such Party contained in this Agreement at any time during the term hereof that could reasonably be expected to cause any conditions to the Closing not to be satisfied; and

(e) any failure of a Party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder;

provided that the delivery of any notice pursuant to this Section 9.2 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

Section 9.3 Peak Mining Sale. Each Seller shall not cause any Person that is a party to the Peak Mining Purchase Agreement to amend, modify or waive any provision or term of the Peak Mining Purchase Agreement in any manner that is adverse to Purchaser as compared to the terms set forth in the Peak Mining Purchase Agreement.

Section 9.4 Lock-Up.

(a) Subject to Section 9.4(b), each Seller hereby agrees that it shall not, without the prior written consent of Purchaser, Transfer any Purchaser Common Shares comprising the Rumble Share Consideration (collectively, the “Lock-Up Shares”) until six months following the Closing Date (the “Lock-Up Period”).

(b) Notwithstanding any other provision of this Agreement, each Seller may Transfer the Purchaser Common Shares during the Lock-Up Period (i) to any Affiliate of a Seller or (ii) in connection with a third-party tender or exchange offer to acquire any securities of Purchaser or in any other business combination, acquisition, merger, joint venture, recapitalization, restructuring or similar transaction involving Purchaser, in each case, approved by Purchaser’s board of directors; provided, however, that in the case of clause (i), such Affiliate must enter into a written agreement with Purchaser and each Seller agreeing (x) to be bound by this Section 9.4 and (y) that at any time such transferee ceases to qualify as an Affiliate of a Seller, to promptly transfer any such Lock-Up Shares back to a Seller or other Person that qualifies as an Affiliate of a Seller.

(c) If any Transfer of Lock-Up Shares is made or attempted contrary to the provisions of this Agreement, such purported Transfer shall be null and void ab initio, and Purchaser may refuse to recognize any such purported transferee of the Lock-Up Shares. In order to enforce this Section 9.4, Purchaser may impose stop-transfer instructions with respect to the Lock-Up Shares until the end of the Lock-Up Period.

Section 9.5 No Solicitation; Other Offers. From the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with its terms, each Seller shall not and shall cause its respective Affiliates not to, nor shall a Seller authorize or permit any of its or their respective Representatives to, directly or indirectly, (i) solicit, initiate or take any action to knowingly assist, facilitate or encourage the submission of any Acquisition Proposal; (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to Parent or any Transferred Subsidiaries or request Parent to provide access to the business, properties, assets, books or records of Parent or any Transferred Subsidiaries, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that has made, is seeking to make or would be reasonably expected to make an Acquisition Proposal; (iii) recommend an Acquisition Proposal other than the transactions contemplated by this Agreement, the Tether Purchase Agreement, the Apeiron Purchase Agreement or the Business Combination Agreement; or (iv) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal. The Parties acknowledge and agree that this Section 9.5 shall not apply to the sale of the Peak Mining Business in accordance with the terms of the Peak Mining Purchase Agreement. It is agreed that any violation of the restrictions on a Seller set forth in this Section 9.5 by any Representative of a Seller acting on behalf of or at the direction of a Seller or any of its Affiliates shall be a breach of this Section 9.5 by a Seller.

Section 9.6 Confidentiality. Each Party acknowledges that the information being provided to it and its Representatives in connection with the transactions contemplated by the Transaction Documents is subject to the terms of the Confidentiality Agreement, which shall remain in full force and effect on and after the date hereof; provided that actions taken by either Party to the extent necessary in order to comply with their respective obligations under Section 9.1 shall not be deemed to be in violation of this Section 9.6 or the Confidentiality Agreement. The confidentiality and information non-use obligations under the Confidentiality Agreement shall automatically be deemed terminated and cease to have any force or effect as of the Closing.

Section 9.7 Announcements. Promptly following the execution and delivery hereof (and in any event within four (4) Business Days thereafter), Purchaser shall prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (the “Signing Form 8-K”) and the parties hereto shall issue a mutually agreeable press release announcing the execution of this Agreement and the other Transaction Documents. Purchaser shall provide the Sellers with a reasonable opportunity to review and comment on the Signing Form 8-K prior to its filing and shall consider such comments in good faith. Following such initial press release, neither any Seller nor Purchaser shall, and they shall cause their respective Affiliates not to, issue any press release or make any public announcement relating to the existence or subject matter of this Agreement or any agreement entered into pursuant to this Agreement, or the provisions hereof or thereof or the transactions contemplated hereby or thereby, without the prior review and written approval of the other Party (which approval shall not be unreasonably withheld, conditioned or delayed); provided, however, that the foregoing shall not prohibit such disclosure if required by Law, any Government Authority or any recognized stock exchange on which the Equity Interests of either a Seller or Purchaser or any of their respective Affiliates are listed (in which case the applicable Party will use its commercially reasonable efforts to consult with the other Party before making the disclosure and to allow such other Party to review the text of the disclosure before it is made, to the extent practicable); provided, further, that the foregoing shall not prohibit such disclosure if made following the Closing and consistent in tone and substance in all material respects with any press release previously issued or public announcement previously made in accordance with the terms hereof; provided, further, that the Parties may disclose such matters to their respective employees, accountants, advisors, investors and other Representatives who have a need to know and as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to, or are bound by Contract or professional or fiduciary obligations to, keep the terms of this Agreement confidential and so long as the Parties shall be responsible to the other Parties for breach of this Section 9.7 or such confidentiality obligations by the recipients of its disclosure).

Section 9.8 Cooperation.

(a) The Sellers shall cooperate and shall, to the extent legally permitted, use its influence as a shareholder of Parent to ensure that Parent cooperates, with Purchaser on any publications required in connection with the transactions contemplated by this Agreement and the other Transaction Documents to which a Seller is a party.

(b) Purchaser shall (i) provide the Sellers and their Representatives, as soon as reasonably practicable, with drafts of any intended disclosures or publications, including registration statements, offer documents, or security prospectuses for their review and approval, which such approval shall not be unreasonably withheld, conditioned or delayed, (ii) keep the Sellers reasonably informed regarding, and shall provide relevant drafts sufficiently in advance for the Sellers and their advisors to review and comment with respect to: (A) preparing, filing and bringing effective a registration statement/prospectus on Form S-4 registering the sale of the Purchaser Common Shares issued as consideration in the Tender Offer and including an information statement relating to the execution of the Written Consent, (B) preparing, filing with and obtaining approval from the Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht – BaFin) for an offer prospectus (including any supplements thereof), (C) ensuring the Purchaser Common Shares issued as consideration are admitted to trading on NASDAQ as soon as reasonably practicable, (D) preparing any other disclosure legally required in connection with the issuance of the Purchaser Common Shares and the Tender Offer, including any security prospectus and (E) the squeeze-out of the minority shareholders of Parent.

(c) Purchaser shall use reasonable efforts to comply with all applicable provisions of, and rules under, the Securities Act and Exchange Act, the certificate of incorporation, bylaws or other similar organizational documents of Purchaser and all applicable Laws of the State of Delaware and Germany, European Laws and regulations and NASDAQ regulations in the preparation, filing and distribution of the publications set forth in Section 9.8(b), as applicable.

Section 9.9 Stock Exchange Listing. Purchaser shall use its reasonable best efforts to cause the Rumble Share Consideration to be issued at the Closing pursuant to Article II to be listed on NASDAQ at such time of issuance, subject to official notice of issuance, but in no event later than the Closing.

Section 9.10 Takeover Statutes. Purchaser shall (a) take all actions necessary so that no “control share acquisition,” “fair price,” “moratorium” or other antitakeover or similar statute or regulation becomes applicable to the transactions contemplated or permitted by this Agreement or the other Transaction Documents and (b) if any such antitakeover or similar statute or regulation becomes applicable to the transactions contemplated or permitted by this Agreement or the other Transaction Documents, take all actions necessary so that such transactions may be consummated as promptly as practicable and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize to the greatest extent possible the effects of any such statute or regulation on such transactions.

Section 9.11 Written Consent. In connection with the Written Consent, Purchaser shall take all actions necessary to comply in all material respects with Section 228 of the DGCL.

Section 9.12 Reporting Status. Until the second year anniversary of the Closing Date, for so long as the Sellers continue to hold Purchaser Common Shares, Purchaser shall use commercially reasonable efforts to file all reports required to be filed with the SEC pursuant to the Exchange Act (or, if Purchaser is not required to file such reports, it will, upon the reasonable request of Seller, make publicly available such necessary information for so long as is necessary to permit sales pursuant to Rule 144 under the Securities Act, as such rules may be amended from time to time), and, except as part of transaction of the type contemplated by the definition of Acquisition Proposal (replacing references to: (i) “Parent or the Transferred Subsidiaries” with “Purchaser”; (ii) “Sold Shares” with “Rumble Share Consideration”; and (iii) “20%” therein with “50%”), Purchaser shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would no longer require registration or otherwise permit such termination.

Section 9.13 No Deregistration. Until the second anniversary of the Closing Date, for so long as the Sellers continue to hold Purchaser Common Shares, Purchaser shall use its reasonable best efforts to maintain the listing of the Purchaser Common Shares on NASDAQ or the New York Stock Exchange, and shall not effect any voluntary delisting of the Purchaser Common Shares from NASDAQ except, in either case, as part of a transaction of the type contemplated by the definition of Acquisition Proposal (replacing references to: (i) “Parent or the Transferred Subsidiaries” with “Purchaser”; (ii) “Sold Shares” with “Rumble Share Consideration”; and (iii) “20%” therein with “50%”).

Section 9.14 Affiliate Transfers. For so long as a Seller has obligations under Article XI, in the event that a Seller transfers all or any portion of the Rumble Share Consideration to any of its Affiliates or to a spouse, parent, sibling, descendant or other immediate family member or to any trust or other estate-planning vehicle, or to any other Person through which a Seller has a direct or indirect pecuniary interest in the Rumble Share Consideration, as a condition to such transfer, such Affiliate shall execute and deliver to Purchaser a joinder agreement, in the form and substance reasonably acceptable to Purchaser, pursuant to which such Affiliate shall agree to be bound by, and shall assume, on a joint and several basis with the transferor, all obligations of such transferor under Article XI (Survival; Indemnification) of this Agreement with respect to the Rumble Share Consideration so transferred.

Section 9.15 Title Insurance Policy; Survey. Prior to Closing, each Seller shall not prevent or seek to prevent the applicable Transferred Subsidiary from reasonably cooperating with Purchaser to obtain any Title Insurance Policy that Purchaser elects to obtain, in its sole and absolute discretion, with respect to any Real Property. Purchaser may, at its sole option and expense, obtain an American Land Title Association (ALTA) (or equivalent) survey on each parcel of Real Property and such other reports or documents customarily obtained by purchasers of real property.

Section 9.16 Fiduciary Duties. Nothing in this Agreement shall conflict with Thillainathan’s fiduciary duties as member of Parent’s management board and compliance with his statutory obligations pursuant to Section 93 AktG.

Section 9.17 Non-Compete; Non-Solicitation.

(a) For a period of two (2) years from the Closing, each of the Sellers shall not, and shall procure that its Affiliates will not, compete, directly or indirectly, with any member of the Parent Group or any of their full legal successors (Gesamtrechtsnachfolger) with respect to the scope of business (including the business territory) as conducted or planned to be conducted as of Closing “Current Business”. This obligation shall include, without limitation, that Thillainathan shall not serve as a director, officer, employee, consultant, contractor or otherwise for any entity conducting a business competing with the Current Business. The obligations pursuant to this Section 9.18(a) shall not preclude the Sellers and their Affiliates from acquiring any passive participation (i.e. does not participate in the management or operation or have any special governance rights such as board representation) in entities conducting a business competing with the Current Business, provided that such participation does not exceed 19.9% of the share capital or voting rights of the entity.

(b) For a period of two (2) years from the Closing, each of the Sellers shall not, and shall procure that their Affiliates will not, actively solicit the service or employment of any employee of any member of the Parent Group or any of their full legal successors (Gesamtrechtsnachfolger), provided that the foregoing shall not prevent Sellers and their Affiliates from hiring any such person that approaches Sellers or any Affiliates of the Sellers on his or her own initiative or by responding to a general job advertisement or recruitment campaign that is not specifically targeted at persons engaged by the relevant member of the Parent Group or its full legal successor (Gesamtrechtsnachfolger).

Article X.
TAX MATTERS

Section 10.1 VAT. The Parties share the understanding that the transactions contemplated under this Agreement are not subject to and otherwise exempt from value added tax (VAT) and therefore the transfer of the Sold Shares and the Rumble Share Consideration are exclusive of VAT. The Parties undertake not to waive any exemption from VAT with regard to any transaction contemplated under this Agreement. To the extent any transaction contemplated under this Agreement does trigger VAT contrary to the Parties’ shared view and without a Party having waived an exemption from VAT, the recipient of the respective delivery or service shall pay the amount of statutory VAT to the Party providing the respective delivery or service subject to receipt of an invoice in accordance with applicable VAT Laws.

Section 10.2 Other Tax Matters. Any transfer, documentary, registration, stamp, excise, recording, or other similar Taxes (collectively, “Transfer Taxes”) arising from the transactions contemplated by this Agreement, if any, shall be borne by Purchaser. All Tax Returns with respect to such Transfer Taxes shall be filed by the Party required to file the Tax Return under applicable Law, and the non-filing Party shall cooperate in the filing and join in the execution of any such Tax Returns and other required documentation and Purchaser shall reimburse Sellers for any such Transfer Taxes that are paid by the Sellers.

Article XI.
SURVIVAL; INDEMNIFICATION

Section 11.1 Survival. (a) The Parties, intending to modify any applicable statute of limitations, each agree that:

(i) any claims for breaches of Sellers’ Fundamental Representations, Parent Fundamental Representations or the Purchaser Fundamental Representations shall expire 18 months after Closing;

(ii) the representations and warranties of each Seller contained in Article V and Article VI (other than the Sellers’ Fundamental Representations and Parent Fundamental Representations) and the representations or warranties of Purchaser contained in Article VIII (other than the Purchaser Fundamental Representations) shall expire at the Closing and thereafter there shall be no liability on the part of, nor shall any claim be made by, any Party or its Affiliates with respect to these representations and warranties regardless of whether such liability accrued prior to, on or after the Closing, other than as expressly set forth in this Article XI or in case of deceit (arglistige Täuschung) or willful misconduct (Vorsatz); and

(iii) any covenants and agreements contained in this Agreement to be performed at or prior to Closing shall expire three (3) months following the Closing;

(iv) any covenants and agreements contained in this Agreement to be performed after the Closing shall survive the Closing until fully performed in accordance with their terms; and

(v) any claims pursuant to Section 11.2(d) and Section 11.2(e) shall survive eighteen (18) months after the Closing.

(b) No Purchaser Indemnitee nor Seller Indemnitee (as applicable, the “Indemnified Party”) shall have the right to recover any amounts pursuant to this Article XI unless on or before the last day of the relevant expiration period specified in Section 11.1(a) 0(the applicable “Survival Date”), the Indemnified Party notifies the respective other Party of a claim specifying the factual basis of that claim in reasonable detail (to the extent then known by such Indemnified Party).

(c) Notwithstanding anything to the contrary set forth herein, obligations to indemnify hereunder shall not terminate with respect to any claim as to which the Indemnified Party shall have, before the applicable Survival Date, delivered notice of such claim for indemnification (without having to commence a legal proceeding) from the Sellers or Purchaser, respectively (as applicable, the “Indemnifying Party”) in accordance with Section 11.6 until such claim is fully and finally resolved, provided that the delivering Party shall continuously pursue its claim in good faith.

(d) Notwithstanding anything to the contrary set forth herein, the limitations set forth in this Section 11.1 shall not apply in case of deceit (arglistige Täuschung) or willful misconduct (Vorsatz).

(e) Neither this Section 11.1 nor anything else in this Agreement shall in any way inhibit Purchaser from recovering or otherwise obtaining any remedies, or shall otherwise limit any rights Purchaser may have against the RWI Provider or any other Person under the RWI Policy.

Section 11.2 Indemnification of Purchaser Indemnitees. From and after the Closing, the Sellers shall jointly and severally, subject to the limitations in this Article XI and Article VII, indemnify and hold harmless the Purchaser Indemnitees from and against all Damages suffered, sustained or incurred by any of them until the expiration of the applicable Survival Date resulting from:

(a) any inaccuracy in or breach of any of the representations and warranties of each Seller contained in Article V and Article VI (other than the Sellers’ Fundamental Representations and Parent Fundamental Representations) or in any certificate delivered by the Sellers pursuant hereto;

(b) any inaccuracy in or breach of any of the Sellers’ Fundamental Representations made by Seller in Article V or the Parent Fundamental Representations made in Article VI or in any certificate delivered by the Sellers pursuant hereto;

(c) any breach of, or failure to perform or comply with, any covenant, agreement or obligation of the Sellers under this Agreement;

(d) any Excluded Liability; and

(e) any Action by any securityholder of Parent solely in connection with the sale of the Peak Mining Business.

Section 11.3 Indemnification of the Seller Indemnitees. From and after the Closing, Purchaser shall, subject to the limitations in this Article XI, indemnify, save, defend and hold harmless the Seller Indemnitees from and against all Damages suffered, sustained or incurred by any of them until the expiration of the applicable Survival Date resulting from:

(a) any inaccuracy in or breach of any Purchaser Fundamental Representation made by Purchaser in Article VIII or in any certificate delivered by Purchaser pursuant hereto; and

(b) any breach of, or failure to perform or comply with, any covenant, agreement or obligation of Purchaser under this Agreement or any other Transaction Document;

Section 11.4 Limitation on Indemnification Obligations.

(a) The maximum aggregate amount of indemnifiable Damages that may be recovered by the Purchaser Indemnitees under Section 11.2(a) shall be the value of the Rumble Share Consideration (based on the Purchaser Common Stock Price) actually received by the Sellers.

(b) The maximum aggregate amount of indemnifiable Damages that may be recovered by the Seller Indemnitees under Section 11.3 shall be the value of the Rumble Share Consideration (based on the Purchaser Common Stock Price) actually delivered to the Sellers.

(c) Notwithstanding anything to the contrary set forth herein, the limitations set forth in this Section 11.4 shall not apply in case of deceit (arglistige Täuschung) or willful misconduct (Vorsatz). Neither this Section 11.4 nor anything else in this Agreement shall in any way inhibit Purchaser from recovering or otherwise obtaining any remedies, or shall otherwise limit the rights that Purchaser may have against the RWI Provider or any other Person under the RWI Policy.

(d) Notwithstanding anything in this Article XI or elsewhere in this Agreement to the contrary, except in case of deceit (arglistige Täuschung) or willful misconduct (Vorsatz), Purchaser agrees that the Purchaser Indemnitees shall first use reasonable best efforts to seek recovery under the RWI Policy, if recovery is available for the applicable Damages under the RWI Policy, before seeking recovery directly from the Sellers under Section 11.2(a). In the event that any Damages are actually recovered by the Purchaser Indemnitees under the RWI Policy, the Purchaser Indemnitees shall not be entitled to make any claim for indemnification under this Article XI for the same Damages.

(e) No Party shall be entitled to be indemnified, defended, held harmless or reimbursed for, from or against any Damages pursuant to this Article XI, if such Damages are accounted for in the calculation of the Offer Ratio as previously communicated between the Parties. No Purchaser Indemnitee shall be entitled to be indemnified, defended, held harmless or reimbursed for, from or against any Damages under this Article XI to the extent with respect to the relevant claim:

(i) the matter (other than an Excluded Liability) is disclosed, accrued or reserved for in the Parent Financial Statements (including, where applicable, the notes thereto); provided, that such disclosure shall not be deemed to apply if it is contained only in a general category, except to the extent such matter is expressly and specifically disclosed; or

(ii) such claim would not have arisen (or would have been reduced) but for any act or omission of Parent Group on or before Closing carried out at the express request of Purchaser on or before Closing, or any act or omissions of Purchaser or Parent Group after the Closing; or

(iii) such claim is attributable to, or the amount of such claim results from or is increased by, the passing of, or any change in any Law after the date hereof.

(f) Notwithstanding anything herein to the contrary, no Party shall be entitled to be indemnified, defended, held harmless or reimbursed for, from or against any Damages: (i) relating to any Taxes directly relating to actions outside the ordinary course of business taken by any Indemnified Party (including actions taken by Purchaser with regard to the Parent) at any time on the Closing Date after the Closing or (ii) arising as a result of any election with respect to Taxes made after the Closing.

Section 11.5 Determination of Damages. The Parties acknowledge and agree that qualifications or limitations as to materiality, “material adverse effect,” Parent Material Adverse Effect, Seller Material Adverse Effect or Purchaser Material Adverse Effect (or any similar qualifications or limitations as to materiality) in any representation or warranty set forth herein shall be ignored and disregarded both for the purpose of determining whether inaccuracy or breach of any representation or warranty has occurred and for determining the amount of applicable Damages, which shall be calculated without regard to any such qualifications or limitations contained in any such representation or warranty.

Section 11.6 Claim Procedures.

(a) Third-Party Claims. In order for an Indemnified Party to be entitled to any indemnification from the Indemnifying Party, provided for under this Article XI in respect of, arising out of, relating to or involving a claim made or threatened by any Person not a Party against such Indemnified Party (a “Third-Party Claim”), such Indemnified Party shall notify the Indemnifying Party in writing of such Third-Party Claim (setting forth in reasonable detail the facts giving rise to such Third-Party Claim (to the extent known), the amount or good faith estimated amount (to the extent reasonably estimable) of Damages in respect of, arising out of, relating to or involving such Third-Party Claim, a description of any other remedy sought in connection therewith, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto) (a “Claim Notice”) promptly after receipt by such Indemnified Party of written notice of such Third-Party Claim (and in any event not later than the date that is ten (10) Business Days preceding the date by which an appearance is required to be made before a court, arbitrator or other tribunal, or an answer or similar pleading is required to be filed in a litigation or other proceeding, with respect to such Third-Party Claim); provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent that the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure. The Indemnified Party shall keep the Indemnifying Party reasonably and promptly informed of factual and procedural developments in connection with the allegations made in the Claim Notice and, to the extent reasonable practicable, provide the Indemnifying Party the information with respect to the Claim Notice upon reasonable request of the Indemnifying Party subject to the confidentiality provisions set forth herein, as applicable.

(b) Assumption. If a Third-Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to assume the defense thereof (unless the Indemnifying Party indicates it is not willing to defend such Third-Party Claim), if the Indemnifying Party so chooses, with counsel selected by the Indemnifying Party, which counsel must be reasonably satisfactory to the Indemnified Party, by giving written notice thereof to the Indemnified Party within 20 Business Days after the Indemnified Party provides a Claim Notice to the Indemnifying Party of such Third-Party Claim. If the Indemnifying Party assumes the defense of a Third-Party Claim in accordance with this Section 11.6(b), the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. Any such participation or assumption shall not constitute a waiver by any Party of any attorney-client privilege in connection with such Third-Party Claim. If the Indemnifying Party assumes the defense of a Third-Party Claim in accordance with this Section 11.6(b), the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel reasonably satisfactory to the Indemnifying Party, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall have the sole power (as between the Indemnifying Party and the Indemnified Party and their respective Affiliates) to direct and control such defense and the settlement, arbitration, litigation and appellate strategy related to such Third-Party Claim subject to the other terms hereof. If the Indemnifying Party chooses to assume the defense of a Third-Party Claim, the Indemnified Party shall cooperate in the defense or prosecution thereof. If a Claim Notice is given to the Indemnifying Party of a Third-Party Claim in accordance with this Section 11.6(b) and the Indemnifying Party does not, within 20 Business Days after such Claim Notice is given, give notice in writing to the Indemnified Party of its election to assume the defense of such Third-Party Claim, the Indemnified Party shall have the right, but not the obligation, to assume its own defense, provided that the Indemnified Party may not settle any such Third-Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, further, that any such consent provided by an Indemnifying Party shall not prejudice such Indemnifying Party’s ability to dispute whether an Indemnified Party is entitled to indemnification for such Third-Party Claim under this Article XI. If the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnifying Party shall use its commercially reasonable efforts to defend such Third-Party Claim vigorously and diligently to final conclusion or settlement of such Third-Party Claim; provided, however, that the Indemnifying Party shall not settle such Third-Party Claim without the consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) if such settlement would result in (i) a finding or admission of any violation of Law or the rights of any Person that would have any adverse effect on any other claims that may be made against any Person, (ii) any relief other than monetary damages paid in full by the Indemnifying Party or any of its Affiliates or (iii) no complete, final and unconditional release of the Indemnified Party in connection with such Third-Party Claim. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim if (i) the Third-Party Claim seeks an injunction or other equitable relief or relief other than monetary damages for which the Indemnified Party would be entitled to indemnification under this Agreement, (ii) the Third-Party Claim is a criminal or administrative proceeding, or relates to such a proceeding, or the underlying facts or circumstances of which could reasonably be expected to give rise to such a proceeding or (iii) in the case of a Purchaser Indemnitee, a Purchaser Indemnitee is seeking full recovery relating to the Third-Party Claim under the RWI Policy.

(c) Privilege. If an Indemnifying Party chooses to assume the defense of a Third-Party Claim in accordance with the terms hereof, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), cause, or agree to, the waiver of the attorney-client privilege, attorney work-product immunity or any other privilege or protection in respect of confidential legal memoranda and other privileged materials drafted by, or otherwise reflecting the legal advice of, internal or outside counsel of an Indemnified Party (the “Subject Materials”) relating to such Third-Party Claim (consistent with applicable Law). Each Party acknowledges and agrees, on behalf of itself and its Affiliates, that (i) each shares a common legal interest in preparing for the defense of legal proceedings, or potential legal proceedings, arising out of, relating to or in respect of any actual or threatened Third-Party Claim or any related claim or counterclaim, (ii) the sharing of Subject Materials will further such common legal interest and (iii) by disclosing any Subject Materials to and/or sharing any Subject Materials with the Indemnifying Party, the Indemnified Party shall not waive the attorney-client privilege, attorney work-product immunity or any other privilege or protection; provided, however, that nothing herein shall prohibit the Indemnifying Party that does not choose to assume the defense of a Third-Party Claim from utilizing Subject Materials to defend itself against a claim by the Party seeking indemnification hereunder. The Indemnified Party shall not be required to make available to the Indemnifying Party any information that is subject to an attorney-client or other applicable legal privilege that, based on the advice of outside counsel, would be impaired by such disclosure or any confidentiality restriction under applicable Law.

(d) Other Claims. In the event an Indemnified Party has a claim against an Indemnifying Party under this Article XI that does not involve a Third-Party Claim, the Indemnified Party shall notify the Indemnifying Party in writing of such claim (setting forth in reasonable detail the facts giving rise to such claim (to the extent known), the amount or good faith estimated amount (to the extent reasonably estimable) of Damages arising out of, involving or otherwise in respect of such claim, a description of any other remedy sought in connection therewith, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto) with reasonable promptness after becoming aware of such claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent that the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure.

Section 11.7 No Double Recovery. No Indemnified Party shall be entitled to recover from any Indemnifying Party under this Article XI, the RWI Policy or under any other Transaction Document more than once in respect of the same Damages (notwithstanding that such Damages may result from breaches of multiple provisions of this Agreement).

Section 11.8 Mitigation of Losses. Section 254 BGB shall apply to the obligations of any Indemnified Party to mitigate Damages.

Section 11.9 Tax Treatment of Indemnification Claims. Purchaser and each Seller agree to report each indemnification payment made in respect of any Damages hereunder as an adjustment to the value of the Rumble Share Consideration for income Tax purposes unless otherwise required by applicable Law.

Article XII.
TERMINATION

Section 12.1 Termination. Notwithstanding anything to the contrary herein, this Agreement may be terminated prior to the Closing:

(a) Consent. By the mutual written consent of the Sellers and Purchaser;

(b) Delay. By either the Sellers or Purchaser if the Closing has not occurred on or before the Outside Date; provided, however, that the right to terminate this Agreement under this Section 12.1(b) shall not be available to the Sellers or Purchaser, as applicable, if the failure to fulfill any of such Party’s obligations under this Agreement has been the primary cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) Breach. By either the Sellers or Purchaser in the event of a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the respective other Party, which breach would, individually or in the aggregate, result in, if occurring or continuing on the Closing Date, the failure of any condition to the terminating Party’s obligations set forth in Article III to be satisfied, and which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach (or by the Outside Date, if earlier); provided, however, that the right to terminate this Agreement under this Section 12.1(c) shall not be available to a would-be terminating Party if such Party is then in material breach of any of its representations, warranties, agreements and covenants hereunder;

(d) Prohibition. By either the Sellers or Purchaser if any final and non-appealable Government Order or other Law shall have been issued, entered, enacted, or promulgated having the effect of permanently enjoining, restraining, or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement under this Section 12.1(d) shall not be available to the Sellers or Purchaser, as applicable, if the failure to fulfill any of such Party’s obligations under this Agreement has been the primary cause of, or resulted in, such Government Order or other Law;

(e) Purchaser Shareholder Approval. By the Sellers if the Written Consent is not duly executed and delivered to the Sellers within twenty-four (24) hours of the date hereof in accordance with the terms of this Agreement.

Section 12.2 Notice of Termination. If the Sellers or Purchaser desires to terminate this Agreement pursuant to Section 12.1, it shall give written notice of such termination to (in the case of termination by the Sellers) Purchaser or to (in the case of termination by Purchaser) the Sellers setting forth the basis and provision(s) of Section 12.1 being relied upon to terminate this Agreement.

Section 12.3 Effect of Termination. Upon a termination of this Agreement in accordance with Section 12.1, each Party’s further rights and obligations hereunder, other than the Surviving Provisions (which shall survive such termination and remain in full force and effect), shall terminate without any Liability of any Party to any other Party, but termination shall not affect any rights or obligations of a Party which may have accrued prior to such termination and shall not relieve any Party from Liability for any breach based on deceit (arglistige Täuschung) or willful misconduct (Vorsatz) prior to such termination.

Article XIII.
MISCELLANEOUS

Section 13.1 Notices.

(a) Any notice, request, claim, demand or other communication in connection with this Agreement (each, a “Notice”) shall be:

(i) in writing in English; and

(ii) delivered by hand, registered mail or by courier using an internationally recognized courier company, or transmitted by email.

(b) A Notice to any Party shall be sent to such Party at the following address, or such other Person or address as such Party may designate by delivery of Notice to each other Party in accordance herewith.

If to the Sellers, to:

ART Holding GmbH, Lindenstrasse 8, c/o AMZ, Ando-Management AG,
6340 Baar, Switzerland;

Attention:

With a copy to (which shall not constitute a Notice):

Latham & Watkins LLP

Reuterweg 20

60323 Frankfurt am Main

Germany

Attention: Dr. Alexander Stefan Rieger; alexander.rieger@lw.com;
Dr. Camilla Kehler-Weiss; camilla.kehler-weiss@lw.com

If to Purchaser or, following the Closing, to:

Rumble, Inc.
444 Gulf of Mexico Dr.
Longboat Key, Florida 34228
Attention:

With a copy to (which shall not constitute a Notice):

Willkie Farr & Gallagher LLP
787 Seventh Avenue

New York, NY 10019-6099

Attention: Russell L. Leaf, Sean M. Ewen

Email: rleaf@willkie.com; sewen@willkie.com

(c) A Notice shall be effective upon receipt and shall be deemed to have been received:

(i) at the time of delivery, if delivered by hand, registered post or courier; or

(ii) when sent by email (with email confirmation of receipt, including automated electronic confirmation of receipt).

Section 13.2 Assignment. Except as otherwise expressly provided in this Agreement, no Party may, without the prior written consent of the other Parties, directly or indirectly assign, grant any security interest over, hold on trust or otherwise transfer the benefit of the whole or any part of this Agreement, except that Purchaser may transfer or assign, in whole or from time to time in part, its rights under this Agreement to any of its Affiliates, but any such transfer or assignment will not relieve Purchaser of any of its obligations hereunder. Any attempted assignment in violation of this Section 13.2 shall be null and void. This Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the Parties and their successors and permitted assigns.

Section 13.3 No Third-Party Beneficiaries; No Recourse Against Non-Parties.

(a) Except as provided in Article XI and Section 13.3(b), this Agreement is for the sole benefit of the Parties and their successors and permitted assigns, and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties and such successors and assigns, any legal or equitable rights or remedies (including third-party beneficiary rights) hereunder.

(b) (i) All claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement or any other Transaction Document, or the negotiation, execution or performance of this Agreement or any other Transaction Document (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement or any Transaction Document), may be made only against (and subject to the terms and conditions thereof) the entities that are expressly identified as parties hereto and thereto and (ii) no Person who is not a named party to this Agreement or any other Transaction Document, including any past, present or future director, officer, employee, incorporator, member, manager, partner, equityholder, Affiliate, agent, attorney or Representative of any named party to this Agreement or any other Transaction Document (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or any other Transaction Document or for any claim based on, in respect of, or by reason of this Agreement or any other Transaction Document or its negotiation or execution, and each party hereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates. Non-Party Affiliates are expressly intended as third-party beneficiaries of this provision of this Agreement.

Section 13.4 Whole Agreement; Conflict with Other Transaction Documents. This Agreement (including all Schedules and Exhibits hereto), Sellers’ Disclosure Letter, Purchaser’s Disclosure Letter, the other Transaction Documents, and the other agreements and deliverables in connection herewith referred to herein constitute the whole agreement among the Parties relating to the subject matter hereof and thereof to the exclusion of any terms implied by Law which may be excluded by Contract and supersede any prior understandings, negotiations, agreements, statements, or representations among the Parties or any of their respective Affiliates of any nature, whether written or oral, to the extent they relate to the subject matter hereof and thereof.

Section 13.5 Costs. Except as otherwise expressly provided herein and therein, each Party shall bear all costs incurred by it in connection with the preparation, negotiation, execution and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby.

Section 13.6 Governing Law; Consent to Jurisdiction; Specific Performance.

(a) This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany, without recourse to any conflicts of law provisions.

(b) All disputes arising under or in connection with this Agreement (including any dispute in connection with the breach, termination or its validity) shall be finally settled, under exclusion of any state court’s competence, by three (3) arbitrators in accordance with the Arbitration Rules of the German Institution of Arbitration e.V. (Deutsche Institution für Schiedsgerichtsbarkeit e.V. (DIS)), as applicable as of the filing of the claim. Each arbitrator shall be eligible for the office of a judge in Germany and have proven expertise and professional expertise as is required for the relevant dispute at hand. The venue of the arbitration shall be Frankfurt am Main, Germany. The language of the arbitral proceedings shall be English. Documents already existing as at the date of this Agreement may also be submitted in the German language.

(c) If mandatory applicable Law requires any matter arising from or in connection with this Agreement or its consummation to be decided upon by a court of Law, the competent courts in and for Frankfurt am Main, Germany, shall have the exclusive jurisdiction.

Section 13.7 Counterparts. This Agreement, and the other Transaction Documents and the other agreements referred to herein may be executed in any number of counterparts, each of which shall be deemed to constitute an original and all of which shall together constitute one and the same instrument. This Agreement shall become binding when any number of counterparts, individually or taken together, shall bear the signatures of and be delivered by all Parties. This Agreement may be executed and delivered by facsimile or any other electronic means, including “.pdf” or “.tiff” files, DocuSign, and any facsimile or electronic signature shall constitute an original for all purposes.

Section 13.8 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid, void or unenforceable, (a) a suitable and equitable provision shall be negotiated by the Parties in good faith in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 13.9 Amendments; Waiver. Any provision of this Agreement may be amended or modified if, and only if, such amendment is in writing and signed by and on behalf of each Party. Any provision of this Agreement may be waived if, and only if, such waiver is in writing and signed by and on behalf of the Party against whom such waiver is to be enforced. No waiver of any breach of this Agreement or right or remedy under this Agreement will be implied from any delay, forbearance or failure of a Party to take action thereon. Any such waiver described in the preceding sentence may, at any time prior to the Closing, (a) extend the time for performance of any of the obligations or other acts of the other Parties hereto, (b) waive any inaccuracies in the representations and warranties of the other Parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other Parties with any term or provision of this Agreement on the part of such other Party to be performed or complied with. The waiver by any Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other further exercise thereof or the exercise of any other right, power or privilege.

Section 13.10 Payments. Except to the extent otherwise expressly provided in Section 2.3 and Section 4.3 and otherwise in this Agreement, all payments to be made under this Agreement shall be made in full, without any setoff or deduction for or on account of any counterclaim. Any payment to be made under this Agreement shall be effected by crediting for same-day value the account specified by the Party entitled to the payment before the due date for payment as set forth herein.

Section 13.11 No Admission. Nothing herein shall be deemed an admission by any Party or any of their respective Affiliates, in any Action or Action by or on behalf of a third party, that any Party or any of their respective Affiliates, or that such third party or any of its Affiliates, is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract.

Section 13.12 Interpretation.

(a) Unless the context otherwise specifically requires:

(i) the words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(ii) the word “including” and words of similar import when used in this Agreement and the Transaction Documents shall mean “including without limitation,” unless otherwise specified;

(iii) all terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(iv) the terms “Dollars” and “$” mean United States Dollars;

(v) references to words of inclusion herein shall not be construed as terms of limitation, and thus references to “included” matters or items shall be regarded as non-exclusive, non-characterizing illustrations;

(vi) references herein to either gender shall include the other gender;

(vii) references to this Agreement shall include Sellers’ Disclosure Letter, Purchaser’s Disclosure Letter, the Preamble and any Recitals, Schedules and Exhibits to this Agreement;

(viii) references herein to the Preamble or to any Recital, Article, Section, Subsection, Exhibit or Schedule shall refer, respectively, to the Preamble or to a Recital, Article, Section, Subsection, Exhibit or Schedule of or to this Agreement;

(ix) references to Law shall be deemed to refer to such Law as amended through the date hereof and to any rules or regulations promulgated thereunder as amended through the date hereof, provided, however, that for purposes of representations and warranties contained in this Agreement that are made as of a specific date, references to any Law shall be deemed to refer to such Law and any rules or regulations promulgated thereunder as amended through such specific date;

(x) references to any Government Authority include any successor to such Government Authority;

(xi) references to any Person include such Person’s successors and permitted assigns;

(xii) references to any agreement or other document are to such agreement or document as amended, modified, supplemented or replaced from time to time;

(xiii) references to books, records or other information mean books, records or other information in any form including, paper, electronically stored data, magnetic media, film and microfilm;

(xiv) references to a time of day are, unless otherwise specified, references to New York City time;

(xv) references to writing shall include any mode of reproducing words in a legible and non-transitory form, including in electronic form;

(xvi) the rule known as the ejusdem generis rule shall not apply and, accordingly, general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things;

(xvii) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not simply mean “if”;

(xviii) the word “will” shall be construed to have the same meaning and effect as the word “shall”; and

(xix) the word “or” shall be construed as disjunctive but not exclusive.

(b) The table of contents and headings contained in this Agreement and the other Transaction Documents are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement.

(c) No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement, as this Agreement is the product of negotiation between sophisticated parties advised by counsel. Each of the Parties has participated in the negotiation and drafting of this Agreement and the Transaction Documents and if an ambiguity or question of interpretation should arise, this Agreement and the Transaction Documents shall be construed as if drafted jointly by the parties thereto.

(d) Whenever a provision of this Agreement provides that an action is to be effected as of, on or by a certain date, and such date is not a Business Day, this Agreement shall be read so that such action is required to be effected as of, on or by (as applicable) the next succeeding Business Day.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

Art Holding GmbH

By:	/s/ Aroosh Thillainathan
Name:	Aroosh Thillainathan
Title:	Managing Director

/s/ Aroosh Thillainathan
Aroosh Thillainathan

RUMBLE INC.

By:	/s/ Christopher Pavlovski
Name:	Christopher Pavlovski
Title:	Chief Executive Officer

[Signature Page to Transaction Support Agreement]

Schedule A
Definitions and Terms

“Acceptance Period” means the Initial Acceptance Period together with any Additional Acceptance Period.

“Action” means any civil, criminal or administrative action, suit, demand, claim, case, litigation, mediation, arbitration, opposition, objection, cancellation, inquiry, charge, subpoena, audit, examination, hearing, dispute, investigation or other proceeding (whether civil, criminal or administrative).

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, the Tether Purchase Agreement, the Apeiron Purchase Agreement or the Business Combination Agreement, any Third Party offer, proposal or inquiry relating to, or any Third Party indication of interest in, (a) any acquisition or purchase of any of the Sold Shares, (b) any acquisition, purchase or exclusive license, directly or indirectly, of 20% or more of the consolidated assets of Parent or the Transferred Subsidiaries or 20% or more of any class of equity or voting securities of Parent or the Transferred Subsidiaries, (c) any tender offer or exchange offer that, if consummated, would result in such Third Party beneficially owning 20% or more of any class of equity or voting securities of Parent or the Transferred Subsidiaries, or (d) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Parent or the Transferred Subsidiaries.

“Additional Acceptance Period” has the meaning set forth in the Business Combination Agreement.

“Affiliate” means, with respect to any Person, any other Person who is an affiliated enterprise (verbundenes Unternehmen) of Person within the meaning of Sections 15 et seq. AktG, provided that the Parent and its Subsidiaries shall not be considered Affiliates of the Sellers or any other Person that is an Affiliate of the Sellers for purposes of this Agreement.

“Agreement” has the meaning set forth in the Preamble.

“AktG” means the German Stock Corporation Act (Aktiengesetz).

“Anti-Money Laundering Laws” means all anti-money laundering and counter-terrorist financing Laws and financial recordkeeping, reporting and registration requirements administered or enforced by any Government Authority.

“ART Holding” has the meaning set forth in the Preamble.

“Apeiron” has the meaning set forth in the Recitals.

“Apeiron Purchase Agreement” has the meaning set forth in the Recitals.

“Applicable Date” means January 1, 2025.

Sch A-1

“Applicable Purchaser Period” means, with respect to Purchaser and any of its Subsidiaries, periods beginning after December 31, 2021 and continuing through the Closing Date.

“Audited Financial Statements” has the meaning set forth in Section 6.3(a).

“BGB” means the German Civil Code (Bürgerliches Gesetzbuch).

“Bring-Down Certificate” has the meaning set forth in Section 4.2(a)(i).

“Business Combination Agreement” has the meaning set forth in the Recitals.

“Business Day” means any day other than a Saturday, a Sunday, on which banks located in New York, New York, United States, and Frankfurt am Main, Germany, are generally open for business.

“Business Intellectual Property” has the meaning set forth in Section 6.13(a).

“Business Software” has the meaning set forth in Section 6.13(a).

“Business Source Code” means source code of any Business Software which is incorporated in or distributed as part of any product sold, distributed or made commercially available by Parent or any of the Transferred Subsidiaries.

“Capacity” means the total (in kilowatts) of: (a) backup generators capacity, (b) uninterruptible power supply (UPS), and (c) cooling measured at the Data Centers, but excluding, in each case, any amounts required for redundancy.

“Claim Notice” has the meaning set forth in Section 11.6(a).

“Class A Common Stock” has the meaning set forth in Section 8.2(a).

“Class C Common Stock” has the meaning set forth in Section 8.2(a).

“Class D Common Stock” has the meaning set forth in Section 8.2(a).

“Clearstream” has the meaning set forth in the Recitals.

“Closing” has the meaning set forth in Section 4.1.

“Closing Actions” has the meaning set forth in Section 4.2(a).

“Closing Date” means the date on which the Closing occurs.

“Closing Protocol” has the meaning set forth in Section 4.2(c).

“Code” means the U.S. Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

Sch A-2

“Commitments” has the meaning set forth in Section 6.20(a).

“Confidentiality Agreement” means that certain letter agreement, dated as of February 14, 2025, between Purchaser and Parent.

“Constituent Documents” means, with respect to any corporation, its charter and bylaws; with respect to any partnership, its certificate of partnership and partnership agreement; with respect to any limited liability company, its certificate of formation and limited liability company or operating agreement; and, with respect to each other Person, its comparable constitutional instruments or documents (and, in each case, such similar instruments or documents as applicable under the relevant jurisdiction).

“Contract” means any contract, agreement, undertaking, commitment, purchase order, loan, guarantee, indenture, lease or license.

“Damages” means any damages, costs, or actual out-of-pocket expenses and amounts paid in settlement (including reasonable attorneys’ fees and expenses), but excluding indirect damages, consequential damages, loss of profits (entgangener Gewinn), frustrated expenses (vergebliche Aufwendungen) within the meaning of Section 284 BGB, exemplary and punitive damages, and any damages based upon any type of multiple, except for (i) such damages that are paid to a third party in connection with a Third-Party Claim and (ii) consequential damages, loss of profits or frustrated expenses that are reasonably foreseeable.

“Data Center Lease” means any master service agreement, colocation agreement, lease, sublease, license or other Contract or Real Property Lease (including service or similar orders thereunder) in respect of the HPC Segment to which Parent or any of the Transferred Subsidiaries grants or agrees to grant a Person a leasehold estate, leasehold interest, subleasehold estate, sublease interest, license or the right to use or occupy space in, or to receive power or ancillary services related to, any high performance computing data center, together with all amendments, guarantees and modifications thereto.

“Data Centers” mean the Operational Data Centers and the Pre-Operational Data Centers.

“DGCL” means the General Corporation Law of the State of Delaware.

Sch A-3

“Disclosure Letter” means, with respect to each Party, a letter delivered by such Party to the respective other Party contemporaneously with the execution and delivery of this Agreement setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations, warranties or covenants of such Party contained in this Agreement; provided that the mere inclusion of an item in a Disclosure Letter as an exception to a representation, warranty or covenant shall not be deemed an admission by the disclosing Party that such item (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance or that such item has had or is reasonably likely or expected to result in a Parent Material Adverse Effect or a Purchaser Material Adverse Effect, as applicable; provided, further, that each Disclosure Letter has been arranged as separate sections corresponding to the subsections of this Agreement, and a disclosure in any section of such Party’s Disclosure Letter shall be deemed to be a disclosure for all other sections of such Party’s Disclosure Letter in respect of which it is reasonably apparent on its face that such disclosure is applicable, whether or not repeated or cross-referenced in such other section. Notwithstanding anything to the contrary contained herein, the facts and circumstances in the documents disclosed in the Virtual Data Room are deemed to be expressly disclosed as if they were included in Sellers’ Disclosure Letter, except (a) with respect to the Sellers’ Fundamental Representations or Parent Fundamental Representations or (b) in case of deceit (arglistige Täuschung) or willful misconduct (Vorsatz); provided, that the facts and circumstances were presented in the Virtual Data Room in such a manner and detail and in a context where such information would reasonably be expected to be contained, it being further understood that disclosure shall have been made in the Virtual Data Room before 5:00 p.m., New York City time, on November 8, 2025. Notwithstanding anything to the contrary contained herein, the facts and circumstances in the documents disclosed as set forth in any Purchaser Reports (excluding, in each Purchaser Report, any disclosures contained therein under the captions “Risk Factors” or “Forward-Looking Statements” and any other disclosures contained therein that are predictive, cautionary or forward-looking in nature, in each case other than any specific factual information contained therein, which shall not be excluded) filed prior to the date of this Agreement (excluding any amendments or supplements filed after the date hereof) are deemed to be expressly disclosed as if they were included in Purchaser’s Disclosure Letter, except (a) with respect to the Purchaser Fundamental Representations or (b) in case of deceit (arglistige Täuschung) or willful misconduct (Vorsatz); provided, that the facts and circumstances were presented in the Purchaser Reports in such a manner and detail and in a context where such information would reasonably be expected to be contained, it being further understood that disclosure shall have been made in the Purchaser Reports before 5:00 p.m., New York City time, on November 8, 2025.

“Employee Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, and any other material employee benefit or compensation plan, program, policy, practice, agreement, Contract, arrangement or other obligation, whether or not in writing, whether or not tax-qualified and whether or not funded, including any Multiemployer Plans, pension, retirement, savings, bonus, commission, profit-sharing, deferred compensation, incentive, performance award, phantom equity, stock or other equity or stock- or other equity-based, employment, individual consulting or contractor, change in control, retention, redundancy, severance, separation, medical, health, life insurance, disability or other welfare benefit, vacation, paid time off, material fringe benefit or other material benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, in each case, (i) which is sponsored, established or maintained by, contributed to or required to be contributed to, or with respect to which any current or potential Liability may be borne by Parent or its ERISA Affiliates or (ii) which covers one or more officers, employees or independent contractors (who are natural persons) of Parent or the Transferred Subsidiaries, other than plans established pursuant to statute and maintained by a Government Authority.

“Encumbrance” means any mortgage, deed of trust, title defect, easement, license, lien, right-of-way, levy, security interest, assignment, restriction, charge, pledge, hypothecation, preemptive right, preference, participation interest, claim, option, or right of first refusal.

“Environmental Laws” means any Law relating to: (i) pollution or the protection, restoration or remediation of the environment, including natural resources, (ii) the protection of human health and safety as it relates to any Hazardous Substance; or (iii) the manufacture, processing, registration, distribution, handling, packaging or labeling of Hazardous Substances or products containing Hazardous Substances; (iv) transport, use, presence, generation, treatment, storage, presence, landfilling or disposal, Release or threatened Release of, or exposure to, any Hazardous Substance; or (v) recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances.

Sch A-4

“Environmental Permit” means any Permit required under any applicable Environmental Law.

“Equity Interest” means, with respect to any Person, any share of capital stock of, or any general, limited or other partnership interest, membership interest or similar ownership or equity interest in, such Person.

“Equity Plans” means Parent’s Stock Option Program 2020, Stock Option Program 2021, Stock Option Program 2021/II, Stock Option Program 2023 and Stock Option Program 2024.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“ERISA Affiliate” means any Person engaged in a trade or business (whether or not incorporated) that is at any relevant time considered as a single employer with Parent or the Transferred Subsidiaries under Section 414 of the Code or Section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934.

“ExchangeCo Shares” has the meaning set forth in Section 8.2(a).

“Excluded Liabilities” means any and all Liabilities relating to or arising from (i) the Peak Mining Business or the operation thereof or any assets, employees or other service providers used in connection therewith prior to closing of the Peak Mining Purchase Agreement (but, for the avoidance of doubt, excluding any payments to be made in connection with a CC Sale or CC Purchase), (ii) the business activities of the Historical Operation Entities that took place prior to the Closing, (iii) the liquidation and winding down of the Historical Operation Entities, and (iv) any Taxes incurred (A) as a result of the sale of the Peak Mining Business pursuant to the Peak Mining Purchase Agreement and (B) in respect of the Historical Operation Entities, provided that (x) any Liabilities arising in connection with any Tax restructuring or other changes to the Parent Group structure initiated after Closing and (y) any liabilities, including tax liabilities, in connection with a CC Sale or CC Purchase, shall not constitute Excluded Liabilities.

“Export and Sanctions Regulations” means all applicable trade embargoes or economic or financial sanctions, anti-boycott Laws, and export and import control Laws, imposed, administered, or enforced by the United States (including the U.S. International Traffic in Arms Regulations, the U.S. Export Administration Regulations, U.S. sanctions Laws and regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) and the U.S. Department of State), the United Nations Security Council, the European Union, or his Majesty’s Treasury of the United Kingdom.

Sch A-5

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Filing” means any registration, petition, statement, application, schedule, form, declaration, notice, notification, report, submission or information or other filing.

“Foreign Benefit Plan” has the meaning set forth in Section 6.9(g).

“GAAP” means U.S. generally accepted accounting principles.

“Government Authority” means any foreign or domestic, federal, state, county, city or local government or legislative, enforcement, administrative or regulatory authority, agency, department, court, tribunal, legislature, executive, official, instrumentality, commission, body, or other judicial, administrative, or arbitral entity, body, or instrumentality, in each case, with competent jurisdiction, including any supranational body and any Self-Regulatory Organization.

“Government Order” means any order, writ, judgment, injunction, approval, decree, declaration, stipulation, settlement, ruling, decision, determination, verdict or award, in each case, that is of or entered by any Government Authority.

“GPU” means all Nvidia H100 and H200 and any other material graphics processing units.

“Hazardous Substance” means (i) any constituent, substance, material, chemical or waste that is listed, defined, classified or regulated as toxic, or hazardous, explosive, corrosive, infectious, carcinogenic as a pollutant or contaminant, or terms of similar meaning, under, or for which Liability or standards of conduct are imposed by, any Environmental Laws or the presence of which requires investigation, clean up, removal, abatement, remediation or other corrective or remedial action under any Environmental Laws, and (ii) any petroleum or petroleum distillate, radon, radioactive materials or wastes, per- and polyfluoroalkyl substances, asbestos or asbestos-containing materials, lead or lead-containing materials, radioactive materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Historical Operation Entities” means (1) Bitfield N.V.; (2) Minondo Ltd.; (3) 1277963 BC, Ltd.; (4) Decentric Europe B.V.; (5) Northern Data Reserve, Inc.; (6) Northern Data PA, LLC; (7) Northern Data NY, LLC; and (8) Northern Data (CH) AG.

“Holdback Release Date” means the date that falls eighteen (18) months after the Closing Date.

“Holdback Rumble Share Consideration” means a portion of the Rumble Share Consideration that equals the quotient (rounded down) of (i) EUR 5,000,000.00 divided by (ii) the Purchaser Common Stock Price.

“HPC Segment” means the Parent’s and the Transferred Subsidiaries’ high performance computing segment for Data Centers.

“IFRS” means the international financial reporting standards promulgated by the European Union, as amended, together with the interpretations of the International Financial Reporting Standards Interpretations Committee as adopted by the European Union and in accordance with application of commercial law provisions pursuant to Section 315e para. 1 of the German Commercial Code (Handelsgesetzbuch).

Sch A-6

“Indemnified Party” has the meaning set forth in Section 11.1(b).

“Indemnifying Party” has the meaning set forth in Section 11.1(c).

“Information Security Program” means a commercially reasonable information security program comprised of physical, technical, and administrative measures and safeguards that is designed to protect the security, confidentiality, availability, operation, and integrity of any Personal Data Processed against Security Incidents.

“Intellectual Property” means any intellectual property rights of any kind, type or nature in any and all jurisdictions throughout the world, including any intellectual property rights in or to: (a) trademarks, service marks, trade dress and trade names, logos, registrations and applications for registration of the foregoing, and the goodwill associated therewith and symbolized thereby (“Trademarks”); (b) patents and patent applications, including divisionals, revisions, continuations, continuations-in-part, renewals, extensions, substitutes, re-issues and re-examinations; (c) trade secrets, and any other intellectual property rights in confidential information and non-public information, know-how, processes, formulae, customer, supplier and vendor lists, discoveries, improvements, blue prints, designs, ideas, specifications, drawings, methodologies, models, algorithms, systems, technology, inventions and marketing information (“Trade Secrets”); (d) published and unpublished works of authorship, whether copyrightable or not, copyrights, including copyrights in Software, website and mobile content, all other intellectual property rights in works of authorship, and all intellectual property rights in data and other compilations of information, and all registrations and applications for registration therefor; and (e) internet domain name registrations and any intellectual property rights in social media handles.

“Interconnected Carriers” means, collectively, the telecommunication carriers or other, internet, cloud or utility providers that have brought their respective networks to or otherwise maintain a point of presence (“PoP”) within the meet-me-rooms of the Data Centers, or have made such networks or PoPs available to the customers at the Data Centers through the meet-me-rooms or otherwise.

“Interim Financial Statements” has the meaning set forth in Section 6.3(b).

“Initial Acceptance Period” has the meaning set forth in the Business Combination Agreement.

“International Transfer” means any cross-border transfer of Personal Data that is subject to specific provisions regarding international transfers and/or data export requirements under the Privacy Requirements. For the avoidance of doubt, a transfer within the European Economic Area is not considered an International Transfer.

“IRS” means the U.S. Internal Revenue Service.

“IT Systems” means hardware, software, firmware, middleware, equipment, electronics, computers, platforms, servers, workstations, routers, hubs, switches, endpoints, interfaces, data, databases, data communication lines, network and telecommunications equipment, websites and internet-related information technology infrastructure, wide area network and all other information technology equipment and assets.

Sch A-7

“Knowledge” means:

(a) with respect to the Sellers exclusively, the actual knowledge (positive Kenntnis) on the date hereof or Closing Date (as the case may be) of Aroosh Thillainathan and (ii) the knowledge the Sellers would reasonably be expected to have obtained after reasonable due enquiry of John Hoffman (Chief Operating Officer), Rudolf Haas (Chief Legal Officer), Elliot Jordan (Chief Financial Officer) and Charlotte Park (Chief People Officer); and

(b) with respect to Purchaser, the actual knowledge of the individuals listed in Section 1.1(a) of Purchaser’s Disclosure Letter and the knowledge such individuals would reasonably be expected to have after reasonable due inquiry, including any information which such individuals are or should reasonably be aware of in the ordinary course of the performance of their responsibilities on behalf of Purchaser.

“Latest Balance Sheet Date” has the meaning set forth in Section 6.3(b).

“Law” means any law, statute, common law, ordinance, rule, regulation, code, Government Order, award, judgment, injunction, decree, directive, ruling, writ, declaration, approval, or other requirement, obligation, duty or rule of law enacted, adopted, issued, promulgated or enforced by a Government Authority.

“Leased Real Property” has the meaning set forth in Section 6.12(c).

“Liabilities” means any debt, liability, claim, demand, expense or obligation of whatever kind or nature.

“Lock-Up Period” has the meaning set forth in Section 9.4(a).

“Lock-Up Shares” has the meaning set forth in Section 9.4(a).

“Malicious Code” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “ransomware” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have any of the following functions: (a) disrupting, disabling, harming, interfering with or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (b) damaging or destroying any data or file without the user’s consent.

“Multiemployer Plan” means each Employee Benefit Plan that is a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA.

“NASDAQ” means the Nasdaq Stock Market.

“Non-Party Affiliates” has the meaning set forth in Section 13.3(b).

Sch A-8

“Notice” has the meaning set forth in Section 13.1(a).

“OFAC” has the meaning set forth in the definition of Export and Sanctions Regulations.

“Offer Conditions” means the conditions to closing of the Tender Offer;

“Offer Ratio” has the meaning set forth in the Business Combination Agreement.

“Open Source Software” means Software that is distributed as “free software” or “open source software” or under similar licensing or distribution terms (including any license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses). Open Source Software includes without limitation Software that is licensed under any versions of the following: the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, MIT License or similar terms.

“Operational Data Centers” means the data centers (or portions thereof) owned, leased or managed by Parent or the Transferred Subsidiaries that are in operation.

“Option” means any option to purchase Shares granted under an Equity Plan or otherwise.

“ordinary course” or “ordinary course of business” means, with respect to any Person, the ordinary course of such Person’s normal day-to-day operations, consistent with such Person’s past practices.

“Outside Date” means December 31, 2026, provided that such date may be extended by the mutual written consent of the Sellers and Purchaser.

“Owned Intellectual Property” means any Intellectual Property (i) owned or purported to be owned by Parent or the Transferred Subsidiaries, or (ii) owned or purported to be owned by Parent or its Affiliates and included in the Target Assets.

“Owned Real Property” has the meaning set forth in Section 6.12(a).

“Parent” has the meaning set forth in the recitals to this Agreement.

“Parent Data” means all confidential data or information, private keys, and data compilations contained in the Parent IT Systems that are, in each case, used in the conduct of Parent or any Transferred Subsidiary.

“Parent Financial Statements” has the meaning set forth in Section 6.3(b).

“Parent Fundamental Representations” means Section 6.1 (Organization, Authorization, Enforceability, Non Contravention), Section 6.2 (Capital Structure; Subsidiaries) and Section 6.24 (Finder’s Fees; Brokerage).

“Parent Group” means any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, at any time on or before the Closing Date, includes or has included Parent or the Transferred Subsidiaries or any direct or indirect predecessor of Parent or the Transferred Subsidiaries, or any other group of corporations filing Tax Returns on a combined, consolidated, unitary or similar basis that, at any time on or before the Closing Date, includes or has included Parent or the Transferred Subsidiaries or any direct or indirect predecessor of Parent or the Transferred Subsidiaries.

Sch A-9

“Parent Indebtedness” shall mean, without duplication, the following of Parent or the Transferred Subsidiaries (including the principal amount, accrued and unpaid interest and fees, expenses and prepayment premiums or penalties or termination or breakage fees, change of control payments or penalties required to be paid or offered on prepayment or repayment, as applicable), but excluding the following (A) if incurred in the ordinary course of business, or (B) to the extent the following comprises intra-group liabilities solely involving Parent and the Transferred Subsidiaries: (a) obligations in respect of indebtedness for borrowed money; (b) obligations in respect of accounts payable outstanding and aged over 90 days; (c) obligations in respect of indebtedness evidenced by any note, bond, debenture or other similar instruments or debt securities (but excluding, for the avoidance of doubt, current trade payables in the ordinary course of business); (d) obligations under any off balance sheet financing; (e) obligations in respect of deferred indebtedness or other payments for the purchase price of property, assets, goods or services, including any earn out payments or contingent consideration payment obligations (but excluding, for the avoidance of doubt, current trade payables in the ordinary course of business); (f) obligations to return or repay (whether before, at or after the Closing) loans, subsidies, grants, incentives or other similar payments; (g) obligations for the Tax Liability Amount; (h) obligations in respect of banker’s acceptances, letters of credit and similar facilities (but only to the extent drawn and unpaid); (i) all payment obligations under any interest rate swap agreements, interest rate hedge agreements or any other financial hedging or swap arrangements or similar agreements to which Parent or the Transferred Subsidiaries is party (including any obligations that may arise upon the termination thereof) that are terminated prior to, or contemporaneously with, Closing; and (j) all obligations of the types referred to in clauses (a) through (i) of another Person the payment of which Parent or the Transferred Subsidiaries has guaranteed or for which Parent or the Transferred Subsidiaries is responsible or liable, directly or indirectly, jointly or severally, as obligor or guarantor.

“Parent Insurance Policies” means all insurance policies or self-insurance programs in the name of or maintained by or for the benefit of Parent or the Transferred Subsidiaries.

“Parent IT Systems” means any IT Systems owned, leased by or licensed to Parent or any of the Transferred Subsidiaries, including to process Parent Data.

“Parent Material Adverse Effect” means any change, effect, development, condition, matter, event, fact, circumstance or occurrence that, individually or when considered in the aggregate with any other change, effect, development, condition, matter, event, fact, circumstance or occurrence, (i) has had or would reasonably be expected to have a material and adverse effect on Parent or any Transferred Subsidiary or, as of the Closing, the business, assets, financial condition or results of operations of Parent and the Transferred Subsidiaries, taken as a whole, or (ii) has prevented or materially impaired, or would reasonably be expected to prevent or materially impair, the ability of any of the Sellers, Parent, any of the Transferred Subsidiaries or any of their respective Affiliates to perform its obligations under this Agreement, and the other Transaction Documents in which such party is a party, or to consummate the transactions contemplated hereby and thereby in a timely manner; provided, that none of the following, either alone or in combination with any other changes, effects, developments, conditions, matters, events, facts, circumstances or occurrences shall constitute or cause a Parent Material Adverse Effect:

(a) any change, effect, event, development, condition, matter, fact, circumstance or occurrence to the extent resulting from a change in applicable accounting principles or any change in Law (including any Law in respect of Taxes), or any interpretation thereof by any Government Authority, or change in GAAP, IFRS or authoritative interpretations thereof;

Sch A-10

(b) any change, effect, event, development, condition, matter, fact, circumstance or occurrence to the extent resulting from changes in global, national or regional political or social conditions (including protests, strikes, riots, public demonstrations, civil unrest, acts of terrorism or war (including cyberattacks as acts of war)) or in general global, national or regional economic, business or regulatory conditions or in national or global financial or capital markets;

(c) any change, effect, event, development, condition, matter, fact, circumstance or occurrence to the extent resulting from conditions generally affecting the industries or market sectors in which Parent or the Transferred Subsidiaries operate, in particular any technical changes in the way data centers are designed or operated, including any technological innovation and improvement of cooling systems, telecommunication and connectivity systems and equipment, servers, software and chips;

(d) any change, effect, event, development, condition, matter, fact, circumstance or occurrence to the extent resulting from or arising out of hurricanes, earthquakes, floods or other natural disasters, force majeure events or any outbreak of an epidemic or pandemic or other public health event or any Law or regulatory policy, recommendation, or pronouncement issued by a Government Authority, the Centers for Disease Control and Prevention or the World Health Organization or “sheltering in place,” curfew or other restrictions, in each case that relate to, or arise out of, an epidemic or pandemic, or any change in such Law, recommendation, pronouncement or interpretation thereof;

(e) any change, effect, event, development, condition, matter, fact, circumstance or occurrence to the extent resulting solely from the announcement or performance of the Transaction Documents or consummation of the transactions contemplated thereby or any third-party litigation relating to the Transaction Documents or the transactions contemplated thereby, including any loss of, or adverse change, effect, event, development, condition, matter, fact, circumstance or occurrence in or with respect to, the relationship of Parent or the Transferred Subsidiaries, contractual or otherwise, with customers, Government Authorities, employees, labor unions, labor organizations, works councils or similar organizations, suppliers, distributors, financing sources, partners or similar relationship directly caused by the entry into this Agreement and the transactions contemplated by this Agreement, or resulting or arising from the identity of, or any actions taken or failed to be taken by, Purchaser or any of its Affiliates;

(f) the failure of Parent or the Transferred Subsidiaries to meet any internal or external projections, forecasts or estimates of performance, revenues or earnings (provided that this clause (f) shall not be construed as providing that any changes, effects, developments, conditions, matters, events, facts, circumstances or occurrences underlying or giving rise to such failure do not constitute, cause or contribute to, or shall not be taken into account in determining whether there has been, a Parent Material Adverse Effect); or

Sch A-11

(g) any action taken (or omitted to be taken) by the Sellers as expressly required pursuant to this Agreement; provided, further, that, in the case of each of the foregoing clauses (a) through (d), only to the extent that any such change, effect, development, condition, matter, event, fact, circumstance or occurrence has not had, and would not reasonably be expected to have, individually or in the aggregate, a disproportionate effect on Parent and the Transferred Subsidiaries, taken as a whole, relative to other companies in Parent’s and the Transferred Subsidiaries’ industry.

“Parent Party” has the meaning set forth in Section 6.15(a).

“Parent Service Provider” means any current or former managing director (Geschäftsführer) (or equivalent thereof) or employee of Parent or any of the Transferred Subsidiaries.

“Parties” means Purchaser and the Sellers.

“Peak Mining Business” has the meaning set forth in the Recitals.

“Peak Mining Purchase Agreement” has the meaning set forth in the Recitals.

“Permits” means licenses, permits, certificates, franchises, certificates, immunities, exemptions, registrations and other authorizations and approvals that are issued by or obtained from any Government Authority.

“Permitted Encumbrances” means: (a) Encumbrances for Taxes not yet due and payable (or which may be paid without interest or penalties) that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (b) statutory, common law or customary contractual carriers’, warehousemen’s, mechanics’ and bank’s liens arising in the ordinary course which secure payment of obligations that are not yet delinquent; (c) in the case of Real Property, (i) zoning, building, entitlement or other land use regulations imposed by Government Authorities having jurisdiction over such Real Property that do not and would not materially and adversely affect, impair or interfere with the current use, occupancy and operation of such Real Property or the operation of the business of the Parent thereon and are not violated by the current use, occupancy and operation of such Real Property, and (ii) easements, quasi-easements, licenses, covenants, rights-of-way, rights of re-entry or other restrictions and similar non-monetary matters of record affecting title to such Real Property, (iii) matters that would be disclosed on a current survey or by inspection of such Real Property, (iv) all matters that would be disclosed as exceptions on current title commitments obtained by Purchaser prior to the date hereof or are otherwise filed or recorded in the applicable property records, in particular in land registries or other registries of any public authorities, (v) Encumbrances on Real Property constituting a lease, sublease, license or occupancy agreement that gives any third party any right to occupy any real property or arising from the provisions of the applicable leases, subleases, licenses or occupancy agreements that are not violated in any material respect by the current use, occupancy and operation of such Real Property or the operation of the business of Parent as currently conducted thereon, (vi), statutory Encumbrances creating a security interest in favor of landlords with respect to property of Parent which do not and would not materially and adversely affect, impair or interfere with the current use, occupancy and operation of such Real Property or the operation of the business of Parent as currently conducted thereon; (vii) subdivision, site plan control, development, reciprocal, servicing, facility, facility cost sharing or similar agreements currently existing or entered into, which do not and would not materially and adversely affect, impair or interfere with the current use, occupancy and operation of such Real Property or the operation of the business of Parent as currently conducted thereon, (d) transfer restrictions arising under applicable securities Laws or restrictions arising under the Transaction Documents; (e) non-exclusive licenses of Intellectual Property entered in the ordinary course of business; (f) Encumbrances that will be discharged or released prior to or at the Closing; and (g) the Encumbrances set forth in Section 1.1(g) of Sellers’ Disclosure Letter, with respect to Parent, or in Section 1.1(g) of Purchaser’s Disclosure Letter, with respect to Purchaser.

Sch A-12

“Person” means any individual, bank, corporation, general or limited partnership, association, limited liability company, business trust, unincorporated organization or similar organization, whether domestic or foreign, or any Government Authority.

“Personal Data” means information that identifies, relates to, describes, or is reasonably capable of being linked, directly or indirectly, with an identified or identifiable person and includes all “personal data,” “personal information,” “protected health information,” “nonpublic personal information” or other similar terms as defined by applicable Laws.

“Physical Network” means fibers and related infrastructure (including poles, ducts, and highway shoulders) owned or leased (whether pursuant to a lease, indefeasible right of use or otherwise) by Parent or any of the Transferred Subsidiaries.

“Pre-Operational Data Center” means the data centers (or portions thereof) owned, leased or managed by Parent or any of the Transferred Subsidiaries that are under construction or development (including the buildout of any shell space).

“Privacy Requirements” means (a) any applicable Laws, in each case, relating to the protection or Processing of Personal Data, data privacy, data security, cross-border data transfer, data breach notification, general U.S. consumer protection laws applied in the context of data privacy, electronic communication, telephone and text message communications, marketing by email or other channels, and other similar Laws applicable to Parent or the Transferred Subsidiaries; (b) binding written commitments embodied in any Specified Contract with material indemnity related to the protection or Processing of Personal Data, data privacy, data security, or cross-border data transfer applicable to the parent or the Transferred Subsidiaries; and (c) industry standards binding on Parent or the Transferred Subsidiaries, including but not limited to the Payment Card Industry Data Security Standard.

“Processing,” “Process” or “Processed” means, with respect to Personal Data or IT Systems, (a) any collection, access, acquisition, storage, protection, use, recording, maintenance, operation, dissemination, re-use, disposal, disclosure, re-disclosure, deletion, destruction, sale, transfer, modification or any other processing of such Parent Data or IT Systems, or (b) “processing,” “process,” “processed,” “control,” “controlled,” or other similar terms as defined by any Privacy Requirement.

Sch A-13

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Balance Sheet” means the audited consolidated balance sheet of Purchaser as of December 31, 2024, and the footnotes thereto set forth in Purchaser’s annual report on Form 10-K for the fiscal year ended December 31, 2024.

“Purchaser Balance Sheet Date” means December 31, 2024.

“Purchaser Common Shares” means shares of Class A Common Stock.

“Purchaser Common Stock Price” means the volume-weighted average price per share taken to four decimal places of Purchaser Common Shares on the NASDAQ over the consecutive three day trading period prior to the Closing Date, as calculated by Bloomberg Financial LP under the function “VWAP” (or, if not available, in another authoritative source mutually selected by Purchaser and the Sellers).

“Purchaser Custodian Bank” means Cantor Fitzgerald Europe.

“Purchaser ESPP” means the Purchaser 2024 Employee Stock Purchase Plan.

“Purchaser Equity Awards” means, collectively, Purchaser Options and Purchaser RSUs.

“Purchaser Equity Plans” means, collectively, Purchaser Options, Purchaser RSUs and all other equity-based award under any Purchaser Equity Plan.

“Purchaser Fundamental Representations” means Section 8.1(a) (Organization), Section 8.1(b) (Corporate Authorization), Section 8.1(d) (Binding Effect), Section 8.1(e)(i) (Non-Contravention), Section 8.2 (Capitalization), Section 8.9 (Securities Law Compliance), Section 8.17 (Finder’s Fees; Brokerage) and Section 8.23 (Sale of Securities).

“Purchaser Indemnitees” means, collectively, (a) Purchaser, (b) Purchaser’s Affiliates (including, following the Closing, the Transferred Subsidiaries), (c) the respective Representatives of Purchaser (including, following the Closing, the Transferred Subsidiaries) and (d) the respective successors and assigns of the Persons referred to in the foregoing clauses (a) through (c).

“Purchaser Material Adverse Effect” means any change, effect, development, condition, matter, event, fact, circumstance or occurrence that, individually or when considered in the aggregate with any other change, effect, development, condition, matter, event, fact, circumstance or occurrence, (i) has had or would reasonably be expected to have a material and adverse effect on the business, assets, financial condition or results of operations of Purchaser and its Subsidiaries, taken as a whole, or (ii) has prevented or materially impaired, or would reasonably be expected to prevent or materially impair, the ability of Purchaser or any of its Affiliates to consummate the transactions contemplated by this Agreement or any other Transaction Document to which Purchaser is a party; provided, that none of the following, either alone or in combination with any other changes, effects, developments, conditions, matters, events, facts, circumstances or occurrences shall constitute or cause a Purchaser Material Adverse Effect:

Sch A-14

(a) any change, effect, event, development, condition, matter, fact, circumstance or occurrence to the extent resulting from a change in applicable accounting principles or any change in Law (including any Law in respect of Taxes), or any interpretation thereof by any Government Authority, or change in GAAP or authoritative interpretations thereof;

(b) any change, effect, event, development, condition, matter, fact, circumstance or occurrence to the extent resulting from changes in global, national or regional political or social conditions (including protests, strikes, riots, public demonstrations, civil unrest, acts of terrorism or war (including cyberattacks as acts of war)) or in general global, national or regional economic, business or regulatory conditions or in national or global financial or capital markets;

(c) any change, effect, event, development, condition, matter, fact, circumstance or occurrence to the extent resulting from conditions generally affecting the industries or market sectors in which Purchaser or its Subsidiaries operate;

(d) any change, effect, event, development, condition, matter, fact, circumstance or occurrence to the extent resulting from or arising out of hurricanes, earthquakes, floods or other natural disasters, force majeure events or any outbreak of an epidemic or pandemic or other public health event or any Law or regulatory policy, recommendation, or pronouncement issued by a Government Authority, the Centers for Disease Control and Prevention or the World Health Organization or “sheltering in place,” curfew or other restrictions, in each case that relate to, or arise out of, an epidemic or pandemic, or any change in such Law, recommendation, pronouncement or interpretation thereof;

(e) any change, effect, event, development, condition, matter, fact, circumstance or occurrence to the extent resulting solely from the announcement or performance of the Transaction Documents or consummation of the transactions contemplated thereby or any third-party litigation relating to the Transaction Documents or the transactions contemplated thereby, including any loss of, or adverse change, effect, event, development, condition, matter, fact, circumstance or occurrence in or with respect to, the relationship of Purchaser or its Subsidiaries, contractual or otherwise, with customers, Government Authority, employees, labor unions, labor organizations, works councils or similar organizations, suppliers, distributors, financing sources, partners or similar relationship directly caused by the entry into this Agreement and the transactions contemplated by this Agreement, or resulting or arising from the identity of, or any actions taken or failed to be taken by, Parent or any of its Affiliates;

(f) the failure of Purchaser or any of its Subsidiaries to meet any internal or external projections, forecasts or estimates of performance, revenues or earnings (provided that this clause (f) shall not be construed as providing that any changes, effects, developments, conditions, matters, events, facts, circumstances or occurrences underlying or giving rise to such failure do not constitute, cause or contribute to, or shall not be taken into account in determining whether there has been, a Purchaser Material Adverse Effect); or

(g) any action taken (or omitted to be taken) upon the written request or instruction of the Sellers consistent with the terms hereof, to consummate the transactions contemplated hereby;

Sch A-15

(h) any action taken (or omitted to be taken) by Purchaser or any of its Subsidiaries as expressly required pursuant to this Agreement; provided, further, that, in the case of each of the foregoing clauses (a) through (d), only to the extent that any such change, effect, development, condition, matter, event, fact, circumstance or occurrence has not had, and would not reasonably be expected to have, individually or in the aggregate, a disproportionate effect on Purchaser and its Subsidiaries, taken as a whole, relative to other companies in Purchaser’s and its Subsidiaries’ industry.

“Purchaser Option” means any outstanding option to purchase Purchaser Common Shares granted under the Purchaser Equity Plans, as applicable.

“Purchaser Plan” means any benefit or compensation plan, program, policy, practice, agreement, Contract, arrangement or other obligation as defined in Section 3(2) of ERISA (whether or not subject to ERISA and whether or not in writing and whether or not funded), in each case, which is sponsored or maintained by, contributed to, or required to be contributed to, or with respect to which any potential Liability is borne by Purchaser or any of its Affiliates for the benefit of their employees, including on account of any ERISA Affiliate of the Purchaser or any of its Affiliates.

“Purchaser Reports” has the meaning set forth in Section 8.6(a).

“Purchaser RSU” means any outstanding restricted stock unit granted under the Purchaser Equity Plans, as applicable.

“Purchaser Securities” has the meaning set forth in Section 8.2(d).

“Purchaser Warrants” means all warrants issued by Purchaser, including warrants issued pursuant to that certain Warrant Agreement, dated February 18, 2021, by and between Continental Stock Transfer & Trust Company, as warrant agent and CF Acquisition Corp. VI, predecessor to Purchaser.

“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.

“Real Property Leases” has the meaning set forth in Section 6.15(a)(xiii).

“Registered Intellectual Property” means Intellectual Property that is issued by, registered or filed with, or the subject of a pending application before any Government Authority or internet domain name registrar.

“Related Party Contract” has the meaning set forth in Section 6.15(a)(xiv).

“Release” means any actual or threatened release, spill, emission, leaking, pumping, pouring, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Substances into or through the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water or groundwater or property.

Sch A-16

“Remedies Exception” means the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at Law).

“Representatives” means, with respect to any Person, such Person’s Affiliates, directors, managers, officers, employees, accountant, legal or financial advisors, investment bankers, consultants, agents or other representatives, or anyone acting on behalf of them or such Person.

“Rumble Share Consideration” has the meaning set forth in Section 2.3.

“RWI Policy” means the purchaser-side representations and warranties insurance policy issued by the RWI Provider to Purchaser in connection with this Agreement.

“RWI Provider” means Euclid Transaction, LLC.

“Sanctioned Country” means any country or region that is the subject of comprehensive, territorial sanctions (currently Cuba, Iran, North Korea, the Crimea region of Ukraine, and the so-called Donetsk People’s Republic, so-called Luhansk People’s Republic, Kherson, and Zaporizhzhia regions of Ukraine).

“Sanctioned Person” means any (a) Person listed in any Sanctions-related list of designated persons maintained by OFAC (including the OFAC List of Specially Designated Nationals, OFAC’s Foreign Sanctions Evaders List, OFAC’s Sectoral Sanctions Identifications List), or the U.S. Department of State, the United Nations Security Council, the European Union, or the United Kingdom; (b) the government of a Sanctioned Country or the Government of Venezuela; or (c) any Person owned or controlled fifty percent (50%) or more by any Person or Persons or acting for or on behalf of such Person or Persons described in clause (a) or (b).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Security Incident” means any unauthorized access, acquisition, use, modification, disclosure, or other Processing of Personal Data, any unauthorized access to IT Systems, or any other security incident that requires notification to any Government Authority under the Privacy Requirements.

“Self-Regulatory Organization” means (a) any “self-regulatory organization” as defined in Section 3(a)(26) of the Exchange Act and (b) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market.

“Seller Custodian Banks” means COMMERZBANK Aktiengesellschaft and EFG Bank.

Sch A-17

“Sellers’ Fundamental Representations” means Section 5.1(a) (Organization), Section 5.1(b) (Authorization), Section 5.1(c)(i) (Non-Contravention), Section 5.3 (Title to Sold Shares) and Section 5.5 (Securities Law Compliance).

“Seller Indemnitees” means, collectively, (a) the Sellers, (b) Sellers’ Affiliates (not including, following the Closing, Parent or the Transferred Subsidiaries), (c) the respective Representatives of the Sellers (not including, following the Closing, Parent or the Transferred Subsidiaries) and (d) the respective successors and assigns of the Persons referred to in the foregoing clauses (a) through (c).

“Seller Material Adverse Effect” means a material adverse effect on a Seller’s ability to consummate the transactions contemplated by this Agreement or any of the other Transaction Documents to which it is a party.

“Sellers” has the meaning set forth in the Preamble.

“Shares” has the meaning set forth in the Recitals.

“Signing Form 8-K” has the meaning set forth in Section 9.7.

“SLA” has the meaning in Section 6.15(b).

“SLA Credit” means any SLA credit, rebate, refund, service extension, fee waiver or other accommodation owed, issued, or granted to a customer pursuant to the terms of a service level agreement or other uptime or performance guarantee, including credits arising from failure to meet availability, performance, response time or other contractual service levels.

“Software” means computer software programs and software systems, in both source code and object code format, including databases, compilations, compilers, higher level or “proprietary” languages, data files, application programming interfaces, algorithms, tool sets, user interfaces, manuals and other specifications and documentation and all know-how related thereto, including websites, HTML code, and firmware and other software embedded in hardware devices, developed or currently being developed.

“Sold Shares” has the meaning set forth in the Recitals.

“Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the fair saleable value of the assets of such Person will, as of such date, not be less than (i) the value of all Liabilities of such Person (including contingent and other Liabilities) as of such date and (ii) the amount that will be required to pay the probable Liabilities of such Person as its debts existing as of such date become absolute and mature, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged and (c) such Person will be able to pay its Liabilities existing as of such date as they mature.

“Specified Contracts” has the meaning set forth in Section 6.15(a).

“Subject Materials” has the meaning set forth in Section 11.6(c).

“Subsidiary” means any Person who is a dependent entity within the meaning of Section 17 para. 1 AktG, provided that the members of Parent Group shall not be considered Subsidiaries of a Seller.

“Survival Date” has the meaning set forth in Section 11.1(b).

Sch A-18

“Surviving Provisions” means Article I (Definitions and Terms), Section 9.6, (Confidentiality), Article XII (Termination) and Article XIII (Miscellaneous).

“Target Assets” means all assets held or to be held by Parent and the Transferred Subsidiaries as of the date hereof. For the avoidance of doubt, the Target Assets shall exclude any assets sold under the Peak Mining Purchase Agreement.

“Tax” and “Taxes” means all governmental, state, community, municipal or regional taxes, levies, imposts, duties, charges, deductions, withholdings and social security or national insurance contributions of any kind arising in any part of the world which is collected or assessed by, or payable to, a Government Authority or other Person as a result of any enactment relating to tax and all penalties, surcharges and interest included in or relating to any such taxes, levies, imposts, duties, charges, deductions, withholdings and social security or national insurance contributions, provided, however, the definition of Tax and Taxes shall not include deferred taxes and loss, credit, or interest carryforwards.

“Tax Liability Amount” means, without duplication, an amount (which shall in no event be an amount less than zero ($0) in the aggregate, in any jurisdiction, with respect to any particular taxpayer, or with respect to any particular type of Tax) equal to any amounts that would be properly accrued as current Liabilities of Parent and the Transferred Subsidiaries for unpaid income Taxes for the then-current period for which Tax Returns have not yet been filed as of the Closing Date, in each case calculated (i) as of the end of the day on the Closing Date, (ii) by taking into account all Tax deductions and similar benefits of Parent and the Transferred Subsidiaries arising out of the transactions contemplated by the Transaction Documents which are more likely-than-not currently deductible, (iii) in accordance with the past practice of Parent and the Transferred Subsidiaries (or of Parent with respect to the businesses of Parent and the Transferred Subsidiaries), (iv) by excluding any Tax Liabilities resulting from any elections pursuant to Section 336 or 338 of the Code (or corresponding provisions of other Tax Law) or from other actions taken by Parent or its Affiliates (including, after the Closing, Parent and the Transferred Subsidiaries) after the Closing that are not expressly contemplated by this Agreement, (v) by taking into account any Tax payments (including estimated payments, overpayments and prepayments) made before the Closing and any losses, credits and other attributes that are available under applicable Law with respect to the relevant income Taxes and (vi) by excluding all deferred Tax Liabilities, all reserves for contingent Taxes or uncertain tax positions, and all deferred Tax assets. For the avoidance of doubt, the Tax Liability Amount shall in no event be less than zero.

“Tax Returns” means all returns, reports or similar statement required to be filed (including elections, declarations, disclosures, schedules, estimates, amended returns and information returns) with a Government Authority relating to Taxes.

“Tender Offer” has the meaning set forth in the Recitals.

Sch A-19

“Tether” has the meaning set forth in the Recitals.

“Tether Purchase Agreement” has the meaning set forth in the Recitals.

“Thillainathan” has the meaning set forth in the Preamble.

“Third Party” means any Person, including as defined in Section 13(d) of the Exchange Act, other than a Party or any of their respective Affiliates.

“Third-Party Claim” has the meaning set forth in Section 11.6(a).

“Title Insurance Policy” means an owner’s title insurance policy insuring good and valid fee simple or leasehold title (as the case may be) to the applicable Real Property.

“Top Ten Customers” has the meaning set forth in Section 6.15(a)(i).

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Trademarks” has the meaning set forth in the definition of Intellectual Property.

“Transaction Documents” means this Agreement, the Confidentiality Agreement, the Business Combination Agreement, the Tether Purchase Agreement, the Apeiron Purchase Agreement, and each other document delivered or required to be delivered pursuant to the aforementioned agreements.

“Transfer” means (a) any transfer, assignment, encumbrance, pledge, hypothecation or disposition (by operation of Law or otherwise), either voluntary or involuntary, or entry into any option or other Contract, arrangement or understanding with respect to any transfer, assignment, encumbrance, pledge, hypothecation or disposition (by operation of Law or otherwise), of any Sold Shares, or any interest in any such Shares (in each case other than under the Transaction Documents), (b) the deposit of such Shares into a voting trust, the entry into a voting agreement or arrangement (other than this Agreement) with respect to such Shares or the grant of any proxy or power of attorney (other than this Agreement) with respect to such Shares, or (c) any Contract or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a) or (b) above.

“Transfer Taxes” has the meaning set forth in Section 10.2.

“Transferred Subsidiaries” means any direct or indirect Subsidiary of Parent, except for the entities sold under the Peak Mining Purchase Agreement.

“US Owned Real Property” means any Owned Real Property located in the United States.

“VAT” means any consumption or transfer-based Tax levied on the sale of goods and services imposed (including sales tax, use tax, consumption tax and goods and services tax) arising in any part of the world which is collected or assessed by, or payable to, a Government Authority or other Person.

“Virtual Data Room” means the virtual data room containing documents and information relating to, among other things, Parent, the Transferred Subsidiaries, and the Sold Shares made available by Parent in electronic form to Purchaser and its Representatives and maintained by Datasite LLC.

“Written Consent” has the meaning set forth in Section 8.1(b).

Sch A-20

Exhibit A
Tether Purchase Agreement

[Omitted.]

Exhibit B
Apeiron Purchase Agreement

[Omitted.]

Exhibit C
Peak Mining Purchase Agreement

[Omitted.]

Exhibit D
Business Combination Agreement

[Omitted.]

Exhibit E
Form of Written Consent

[Omitted.]